Exhibit 10.9


                                CREDIT AGREEMENT,

                          dated as of December 31, 1996



                                      among



                           ROBERTSON-CECO CORPORATION

                                as the Borrower,

                         CERTAIN FINANCIAL INSTITUTIONS

                                       and

                            BANK OF AMERICA ILLINOIS
                                  as the Agent

                                TABLE OF CONTENTS


                                    ARTICLE I

                           DEFINITIONS AND OTHER TERMS  . . . . . . . . . .    1
     1.1. Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
     1.2. Other Definitional Provisions . . . . . . . . . . . . . . . . . .   32
     1.3. Interpretation of Agreement . . . . . . . . . . . . . . . . . . .   32
     1.4. Accounting and Financial Determinations . . . . . . . . . . . . .   33

                                   ARTICLE II

              COMMITMENTS; LOANS; LETTERS OF CREDIT; OTHER MATTERS  . . . .   33
     2.1. Commitments . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
          2.1.1.  Revolving Credit Commitment . . . . . . . . . . . . . . .   33
          2.1.2.  Term Loan Commitment  . . . . . . . . . . . . . . . . . .   33
          2.1.3.  Letter of Credit Commitment . . . . . . . . . . . . . . .   34
     2.2. Reduction of Revolving Credit Commitment  . . . . . . . . . . . .   34
     2.3. Borrowing Procedure; Remitting Funds  . . . . . . . . . . . . . .   34
          2.3.1.  Borrowing Request . . . . . . . . . . . . . . . . . . . .   34
          2.3.2.  Agent to Notify Lenders . . . . . . . . . . . . . . . . .   35
          2.3.3.  Remitting of Funds  . . . . . . . . . . . . . . . . . . .   35
     2.4. Loan Options; Continuation and Conversion of Loans  . . . . . . .   35
          2.4.1.  Loan Options  . . . . . . . . . . . . . . . . . . . . . .   35
          2.4.2.  Continuation and/or Conversion of Loans . . . . . . . . .   36
     2.5. Lender's Option in Funding of Loans . . . . . . . . . . . . . . .   38
     2.6. Loan Accounts; Notes  . . . . . . . . . . . . . . . . . . . . . .   38
          2.6.1.  Loan Accounts . . . . . . . . . . . . . . . . . . . . . .   38
          2.6.2.  Notes . . . . . . . . . . . . . . . . . . . . . . . . . .   38

                                   ARTICLE III

                                INTEREST AND FEES . . . . . . . . . . . . .   39
     3.1. Interest - Base Rate Loans  . . . . . . . . . . . . . . . . . . .   39
          3.1.1.  Revolving Loans . . . . . . . . . . . . . . . . . . . . .   39
          3.1.2.  Term Loans  . . . . . . . . . . . . . . . . . . . . . . .   39
     3.2. Interest - Eurodollar Rate Loans  . . . . . . . . . . . . . . . .   39
          3.2.1.  Revolving Loans . . . . . . . . . . . . . . . . . . . . .   39
          3.2.2.  Term Loans  . . . . . . . . . . . . . . . . . . . . . . .   39
     3.3. Interest During Event of Default  . . . . . . . . . . . . . . . .   39
     3.4. Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
          3.4.1.  Closing Fee . . . . . . . . . . . . . . . . . . . . . . .   40
          3.4.2.  Nonuse Fee  . . . . . . . . . . . . . . . . . . . . . . .   40
          3.4.3.  Letter of Credit Fees . . . . . . . . . . . . . . . . . .   41
          3.4.4.  Agent's Fees  . . . . . . . . . . . . . . . . . . . . . .   41
          3.4.5.  Method of Calculating Interest and Fees . . . . . . . . .   41

                                   ARTICLE IV

                          PAYMENTS; PREPAYMENTS; OFFSET . . . . . . . . . .   42
     4.1. Time and Place of Payment By Borrower . . . . . . . . . . . . . .   42
     4.2. Revolving Loans . . . . . . . . . . . . . . . . . . . . . . . . .   42
          4.2.1.  Scheduled Repayment of Revolving Loans  . . . . . . . . .   42
          4.2.2.  Voluntary Prepayment of Revolving Loans . . . . . . . . .   42
          4.2.3.  Mandatory Prepayment of Revolving Loans . . . . . . . . .   42
     4.3. Term Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
          4.3.1.  Scheduled Repayment of Term Loans . . . . . . . . . . . .   42
          4.3.2.  Voluntary Prepayment of Term Loans  . . . . . . . . . . .   43
          4.3.3.  Mandatory Prepayment of Term Loans  . . . . . . . . . . .   43
          4.3.4.  Application of Prepayments of Term Loans  . . . . . . . .   44
     4.4. Other Provisions Applicable to Payments of Loans  . . . . . . . .   44
     4.5. Agent May Assume Borrower Payment . . . . . . . . . . . . . . . .   45
     4.6. Payments by the Lenders to the Agent and Agent to
           Lenders  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
          4.6.1.  Agent May Assume Payment By Lender  . . . . . . . . . . .   45
          4.6.2.  Agent's Payments to Lenders . . . . . . . . . . . . . . .   46

                                    ARTICLE V

                                LETTERS OF CREDIT . . . . . . . . . . . . .   46
     5.1. Requests of Issuance of Letters of Credit . . . . . . . . . . . .   47
     5.2. Letter of Credit Provisions . . . . . . . . . . . . . . . . . . .   47
     5.3. Issuances and Extensions  . . . . . . . . . . . . . . . . . . . .   48
     5.4. Issuing Lender's Expenses . . . . . . . . . . . . . . . . . . . .   48
     5.5. Lenders' Purchase of Participation in Letters of
           Credit . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48
     5.6. Disbursements . . . . . . . . . . . . . . . . . . . . . . . . . .   51
     5.7. Reimbursement By Borrower of Drawings Under Letters
           of Credit  . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
     5.8. Deemed Disbursements  . . . . . . . . . . . . . . . . . . . . . .   53
     5.9. Increased Costs; Indemnity  . . . . . . . . . . . . . . . . . . .   54
     5.10. Change in Lending Office . . . . . . . . . . . . . . . . . . . .   55

                                   ARTICLE VI . . . . . . . . . . . . . . .   55
     6.1. Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   56
          6.1.1.  Required Payments By Borrower . . . . . . . . . . . . . .   56
          6.1.2.  Borrower to Indemnify . . . . . . . . . . . . . . . . . .   56
          6.1.4.  Borrower to Furnish Receipt . . . . . . . . . . . . . . .   57
          6.1.5.  Change in Lending Office  . . . . . . . . . . . . . . . .   57
          6.1.6.  Withholding Tax . . . . . . . . . . . . . . . . . . . . .   57
     6.2. Illegality  . . . . . . . . . . . . . . . . . . . . . . . . . . .   59
     6.3. Increased Costs and Reduction of Return . . . . . . . . . . . . .   60
     6.4. Capital Adequacy  . . . . . . . . . . . . . . . . . . . . . . . .   60
     6.5. Funding Losses  . . . . . . . . . . . . . . . . . . . . . . . . .   60
     6.6. Inability to Determine Rates  . . . . . . . . . . . . . . . . . .   61
     6.7. Certificates of Lenders . . . . . . . . . . . . . . . . . . . . .   62
     6.8. Substitution of Lenders . . . . . . . . . . . . . . . . . . . . .   62
     6.9. Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   62
     6.10. Sharing of Payments, Etc.  . . . . . . . . . . . . . . . . . . .   62

                                   ARTICLE VII

                         REPRESENTATIONS AND WARRANTIES . . . . . . . . . .   63
     7.1. Organization  . . . . . . . . . . . . . . . . . . . . . . . . . .   63
     7.2. Authorization . . . . . . . . . . . . . . . . . . . . . . . . . .   64
     7.3. No Conflicts  . . . . . . . . . . . . . . . . . . . . . . . . . .   64
     7.4. Validity and Binding Effect . . . . . . . . . . . . . . . . . . .   65
     7.5. No Default  . . . . . . . . . . . . . . . . . . . . . . . . . . .   65
     7.6. Financial Statements  . . . . . . . . . . . . . . . . . . . . . .   65
     7.7. Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . .   66
     7.8. Litigation; Contingent Liabilities  . . . . . . . . . . . . . . .   66
     7.9. Ownership of Assets; Liens  . . . . . . . . . . . . . . . . . . .   66
     7.10. Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . .   66
     7.11. Partnerships; Joint Ventures . . . . . . . . . . . . . . . . . .   67
     7.12. Eligibility of Collateral  . . . . . . . . . . . . . . . . . . .   67
     7.13. Solvency . . . . . . . . . . . . . . . . . . . . . . . . . . . .   67
     7.14. Contracts; Labor Matters . . . . . . . . . . . . . . . . . . . .   68
     7.15. Pension and Welfare Plans  . . . . . . . . . . . . . . . . . . .   68
     7.16. Regulation U . . . . . . . . . . . . . . . . . . . . . . . . . .   69
     7.17. Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . .   69
     7.18. Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   69
     7.19. Investment Borrower Act Representation . . . . . . . . . . . . .   69
     7.20. Public Utility Holding Borrower Act Representation . . . . . . .   69
     7.21. Environmental and Safety and Health Matters  . . . . . . . . . .   69
     7.22. Other Loan Documents . . . . . . . . . . . . . . . . . . . . . .   72
     7.23. Accuracy of Information  . . . . . . . . . . . . . . . . . . . .   72

                                  ARTICLE VIII

                               BORROWER COVENANTS . . . . . . . . . . . . .   73
     8.1. Financial Statements and Other Reports  . . . . . . . . . . . . .   73
          8.1.1.  Financial Reports . . . . . . . . . . . . . . . . . . . .   73
          8.1.2.  Borrowing Base Certificate  . . . . . . . . . . . . . . .   74
          8.1.3.  Agings  . . . . . . . . . . . . . . . . . . . . . . . . .   74
          8.1.4.  Inventory Certification . . . . . . . . . . . . . . . . .   74
          8.1.5.  Trailing Liabilities  . . . . . . . . . . . . . . . . . .   74
          8.1.6.  Other Reports . . . . . . . . . . . . . . . . . . . . . .   75
     8.2. Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   75
     8.3. Existence . . . . . . . . . . . . . . . . . . . . . . . . . . . .   77
     8.4. No Change in Line of Business . . . . . . . . . . . . . . . . . .   77
     8.5. Books, Records and Access . . . . . . . . . . . . . . . . . . . .   77
     8.6. Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . .   78
     8.7. Maintenance of Assets . . . . . . . . . . . . . . . . . . . . . .   79
     8.8. Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   79
     8.9. Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . .   80
     8.10. Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . .   80
     8.11. Pension Plans  . . . . . . . . . . . . . . . . . . . . . . . . .   80
     8.12. Dispositions . . . . . . . . . . . . . . . . . . . . . . . . . .   80
     8.13. Consolidations, Mergers, Acquisitions  . . . . . . . . . . . . .   81
     8.14. Restricted Payments  . . . . . . . . . . . . . . . . . . . . . .   82
     8.15. Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . .   84
     8.16. Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   85
     8.17. Guaranties . . . . . . . . . . . . . . . . . . . . . . . . . . .   86
     8.18. Investments  . . . . . . . . . . . . . . . . . . . . . . . . . .   87
     8.19. Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . .   88
     8.20. Capital Expenditures . . . . . . . . . . . . . . . . . . . . . .   88
     8.21. Financial Condition  . . . . . . . . . . . . . . . . . . . . . .   88
          8.21.1.  Fixed Charge Coverage Ratio  . . . . . . . . . . . . . .   88
          8.21.2.  Interest Coverage Ratio  . . . . . . . . . . . . . . . .   88
          8.21.3.  Debt Ratio . . . . . . . . . . . . . . . . . . . . . . .   88
     8.22. Future Environmental Assessments . . . . . . . . . . . . . . . .   89
     8.23. Other Agreements . . . . . . . . . . . . . . . . . . . . . . . .   90
     8.24. Unconditional Purchase Options . . . . . . . . . . . . . . . . .   90
     8.25. Transactions with Related Parties  . . . . . . . . . . . . . . .   90
     8.26. Negative Pledges, etc. . . . . . . . . . . . . . . . . . . . . .   90
     8.27. Granting of Liens on Real Property . . . . . . . . . . . . . . .   91

                                   ARTICLE IX

                                     DEFAULT  . . . . . . . . . . . . . . .   91
     9.1. Event of Default  . . . . . . . . . . . . . . . . . . . . . . . .   91
          9.1.1.  Non-Payment of Liabilities  . . . . . . . . . . . . . . .   91
          9.1.2.  Warranty  . . . . . . . . . . . . . . . . . . . . . . . .   91
          9.1.3.  Non-Compliance With Certain Covenants . . . . . . . . . .   92
          9.1.4.  Non-Compliance With Other Covenants . . . . . . . . . . .   92
          9.1.5.  Non-Payment of Other Indebtedness . . . . . . . . . . . .   92
          9.1.6.  Default of Other Indebtedness . . . . . . . . . . . . . .   92
          9.1.7.  Insolvency  . . . . . . . . . . . . . . . . . . . . . . .   92
          9.1.8.  Pension Plans . . . . . . . . . . . . . . . . . . . . . .   93
          9.1.9.  Litigation  . . . . . . . . . . . . . . . . . . . . . . .   94
          9.1.10. Validity  . . . . . . . . . . . . . . . . . . . . . . . .   94
          9.1.11. Change of Control . . . . . . . . . . . . . . . . . . . .   94
     9.2. Effect of Event of Default; Remedies  . . . . . . . . . . . . . .   94
          9.2.1.  Action if Bankruptcy  . . . . . . . . . . . . . . . . . .   94
          9.2.2.  Action if Other than Bankruptcy . . . . . . . . . . . . .   95

                                    ARTICLE X

                              CONDITIONS PRECEDENT,
                     DELIVERY OF DOCUMENTS AND OTHER MATTERS  . . . . . . .   95
     10.1. Conditions Precedent to Initial Credit Extensions  . . . . . . .   95
          10.1.1.  Audit; Credit Approvals  . . . . . . . . . . . . . . . .   95
          10.1.2.  Security Interest  . . . . . . . . . . . . . . . . . . .   95
          10.1.3.  Solvency . . . . . . . . . . . . . . . . . . . . . . . .   96
          10.1.4.  Effect of Law  . . . . . . . . . . . . . . . . . . . . .   96
          10.1.5.  Exhibits; Schedules  . . . . . . . . . . . . . . . . . .   96
          10.1.6.  Fees . . . . . . . . . . . . . . . . . . . . . . . . . .   97
          10.1.7.  Documents  . . . . . . . . . . . . . . . . . . . . . . .   97
          10.1.8.  Payment of Outstanding Indebtedness, etc.  . . . . . . .  100
          10.1.9.  No Change in Condition . . . . . . . . . . . . . . . . .  100
     10.2. Continuing Conditions Precedent to all Credit
           Extension; Certification . . . . . . . . . . . . . . . . . . . .  101
          10.2.1. Default . . . . . . . . . . . . . . . . . . . . . . . . .  101
          10.2.2. Warranties  . . . . . . . . . . . . . . . . . . . . . . .  101

                                   ARTICLE XI

                                    INDEMNITY . . . . . . . . . . . . . . .  101
     11.1.  Environmental and Safety and Health Indemnity . . . . . . . . .  101
     11.2.  General Indemnity . . . . . . . . . . . . . . . . . . . . . . .  102
     11.3.  Indemnification for Accepting Oral Instructions . . . . . . . .  103
     11.4.  Survival of Borrower's Obligations  . . . . . . . . . . . . . .  103

                                   ARTICLE XII

                                    THE AGENT . . . . . . . . . . . . . . .  103
     12.1.  Appointment and Authorization; "Agent"  . . . . . . . . . . . .  103
     12.2.  Delegation of Duties  . . . . . . . . . . . . . . . . . . . . .  104
     12.3.  Liability of Agent  . . . . . . . . . . . . . . . . . . . . . .  104
     12.4.  Reliance by Agent . . . . . . . . . . . . . . . . . . . . . . .  104
     12.5.  Notice of Default . . . . . . . . . . . . . . . . . . . . . . .  105
     12.6.  Credit Decision . . . . . . . . . . . . . . . . . . . . . . . .  105
     12.7.  Indemnification of Agent  . . . . . . . . . . . . . . . . . . .  106
     12.8.  Agent in Individual Capacity  . . . . . . . . . . . . . . . . .  106
     12.9.  Successor Agent . . . . . . . . . . . . . . . . . . . . . . . .  107
     12.10. Collateral Matters  . . . . . . . . . . . . . . . . . . . . . .  107

                                  ARTICLE XIII

                            MISCELLANEOUS PROVISIONS  . . . . . . . . . . .  108
     13.1.  Costs and Expenses  . . . . . . . . . . . . . . . . . . . . . .  108
     13.2.  Amendments and Waivers  . . . . . . . . . . . . . . . . . . . .  109
     13.3.  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . .  110
     13.4.  No Waiver by the Agent or Lenders . . . . . . . . . . . . . . .  111
     13.5.  Marshalling; Payments Set Aside . . . . . . . . . . . . . . . .  112
     13.6.  Successors  . . . . . . . . . . . . . . . . . . . . . . . . . .  112
     13.7.  Assignments, Participations, etc. . . . . . . . . . . . . . . .  112
          13.7.1.  Assignments  . . . . . . . . . . . . . . . . . . . . . .  112
          13.7.2.  Participations . . . . . . . . . . . . . . . . . . . . .  113
     13.8.  Lenders May Pledge Notes  . . . . . . . . . . . . . . . . . . .  114
     13.9.  Notification of Addresses, Lending Offices, Etc.  . . . . . . .  114
     13.10. No Third Parties Benefited  . . . . . . . . . . . . . . . . . .  114
     13.11. Severability  . . . . . . . . . . . . . . . . . . . . . . . . .  115
     13.12. Information . . . . . . . . . . . . . . . . . . . . . . . . . .  115
     13.13. Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . .  115
     13.14. Execution in Counterparts, Effectiveness, etc.  . . . . . . . .  115
     13.15. Construction  . . . . . . . . . . . . . . . . . . . . . . . . .  115
     13.16. Forum Selection and Consent to Jurisdiction . . . . . . . . . .  116
     13.17. WAIVER OF JURY TRIAL  . . . . . . . . . . . . . . . . . . . . .  116


LIST OF EXHIBITS AND SCHEDULES


EXHIBITS

Exhibit A -    Form of Application
Exhibit B -    Form of Assignment and Acceptance
Exhibit C -    Form of Borrower Security Agreement
Exhibit D -    Form of Borrowing Base Certificate
Exhibit E -    Form of Guaranty
Exhibit F -    Form of Notice of Borrowing
Exhibit G -    Form of Notice of Continuation/Conversion
Exhibit H -    Form of Pledge Agreement
Exhibit I -    Form of Revolving Note
Exhibit J -    Form of Subsidiary Security Agreement
Exhibit K -    Form of Term Note
Exhibit L -    Form of Compliance Certificate
Exhibit M-1    Opinion of McDermott, Will & Emery
Exhibit M-2    Opinion of Evans Husband

SCHEDULES

 Schedule I  - Commitments
 Schedule II - Disclosure Schedule
 Schedule 1.1A  -   Pre-Existing Letters of Credit
 Schedule 1.1B  -   Schedule of Real Property
 Schedule 4.1.3 -   Term Loan Amortization
 Schedule 13.3  -   Agent's Payment Office; Lending Offices;
                    Notice Addresses

                                CREDIT AGREEMENT


THIS CREDIT AGREEMENT (the "Agreement") is made as of this 31st day of December, 1996 by and among ROBERTSON-CECO CORPORATION, a Delaware corporation ("Borrower"), the various financial institutions as are or may hereafter become parties hereto (collectively, the "Lenders" and individually each, a "Lender") and BANK OF AMERICA ILLINOIS ("BAI"), as agent for the Lenders (in such capacity, the "Agent").


                               W I T N E S E T H:

                 WHEREAS, Borrower may, from time to time, request loans or other financial accommodations from the Lenders, and the parties wish to provide for the terms and conditions upon which such loans or other financial accommodations shall be made;

                 NOW, THEREFORE, in consideration of any loan or advance or grant of credit (including any loan or advance or grant of credit by renewal or extension) hereafter made to Borrower by the Lenders, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:


                                    ARTICLE I

                           DEFINITIONS AND OTHER TERMS

                 SECTION 1.1. Definitions. As used herein, the following terms shall have the following meanings (such meanings shall be equally applicable to the singular and plural forms of the terms used, as the context requires):

                 "Account Debtor" means any Person who is or who may become obligated under, with respect to, or on account of, an Account Receivable or other Collateral.

                 "Account Receivable" means, with respect to the Borrower or any other Obligor which has granted to the Agent, for the benefit of the Lenders, a Lien on, any account of such Person, and any other right of such Person to payment for goods sold or leased or for services rendered, whether or not evidenced by an instrument or chattel paper and whether or not yet earned by performance.

                 "Accounts Receivable Availability" means, at any time of determination, up to 85% of the aggregate net Dollar amount (after deduction of such reserves and allowances as Agent reasonably and in good faith deems proper and necessary) of the Eligible Accounts Receivable of the Borrower and its Subsidiaries that are Obligors at such time. The Agent shall give the Borrower at least five Banking Days prior written or oral (followed promptly by written confirmation) notice of a determination to establish or increase the amount of any reserve or allowance, setting forth in reasonable detail the reasons therefor; provided, however, that absent the Agent's gross negligence, willful misconduct or bad faith, a failure of the Agent to give such notice shall not alter or delay the effect of any such determination. In determining Accounts Receivable Availability at any time, Accounts Receivable stated as payable in a currency other than Dollars shall be converted to Dollars at the spot rate at which the Agent offers to purchase such currency with Dollars at approximately 10:00 a.m. Chicago, Illinois time on such date.

                 "Acquisition" means, with respect to any Person, (i) the acquisition by such Person of all or substantially all of the assets of any other Person (or a division or ongoing business thereof), whether through the purchase of assets, through merger, consolidation or otherwise (other than a Person that is a Subsidiary of the Borrower or one of its Subsidiaries prior to such purchase of assets) or (ii) an Investment by such Person in any other Person as a result of which such other Person becomes a Subsidiary of such first Person.

                 "Agent" is defined in the Preamble, and includes each other Person as shall have subsequently been appointed as the successor Agent pursuant to SECTION 12.9.

                 "Agent-Related Persons" means the Agent, together with its Related Parties and the officers, directors, employees, agents and attorneys-in-fact of the Agent and its Related Parties.

                 "Agent's Payment Office" means the address for payments set forth on SCHEDULE 13.3 or such other address as the Agent may from time to time specify to the Borrower and the Lenders.

                 "Agreement" means this Credit Agreement as in effect on the Effective Date, and as thereafter from time to time amended, modified, supplemented or amended and restated, and as in effect on such date.

                 "Applicable Margin" shall mean, as of any date of determination for Loans of either Class, 2.00% per annum for Eurodollar Rate Loans and 0.75% per annum for Base Rate Loans; provided, however, that, subject to the last sentence of this definition (a) the Applicable Margin for each Type of Loan during the period from the Effective Date to the first date on which the Borrower shall be required to deliver a Compliance Certificate pursuant to
SECTION 8.1.1(D) shall be (i) 1.50% per annum for Eurodollar Rate Loans and (ii) 0.25% per annum for Base Rate Loans, and (b) the Applicable Margin for each Type of Loan during each subsequent period from and including the date on which the Borrower shall have delivered a Compliance Certificate pursuant to SECTION 8.1.1(D) demonstrating in reasonable detail (based upon financial statements of the Borrower for the period covered by such certificate that have been delivered to the Agent and the Lenders pursuant to SECTION 8.1.1(A) or 8.1.1(B)), that the Debt Ratio, as of the end of the respective Fiscal Quarter or Fiscal Year, is within one of the ranges set forth below, to but excluding the date of delivery of the next Compliance Certificate, shall equal the percentage per annum set forth in the following table for Loans of such Type:


                                      Eurodollar   Base Rate
                    Ratio             Rate Loans     Loans


                 Equal to or greater
                 than 2.5 to 1.0        2.00%        0.75%

                 Less than 2.5 to 1.0
                 but equal to or greater
                 than 2.0 to 1.0        1.75%        0.50%

                 Less than 2.0 to 1.0
                 but equal to or greater
                 than 1.5 to 1.0        1.50%        0.25%

                 Less than 1.5 to 1.0
                 but equal to or greater
                 than 1.0 to 1.0        1.25%        0.00%

                 Less than 1.0 to 1.0   1.00%        0.00%.


Notwithstanding the foregoing, the "Applicable Margin" during any period when an Unmatured Event of Default or an Event of Default in delivery of the Compliance Certificate pursuant to SECTION 8.1.1(D) shall have occurred and be continuing, shall be determined without reference to the foregoing table.

                 "Application" means an application by a Person (a) if the Issuing Lender is BAI, substantially in the form of EXHIBIT A hereto and (b) if the Issuing Lender is not BAI, in a form satisfactory to such Issuing Lender, for the issuance by the Issuing Lender of a Letter of Credit. To the extent the terms of any Application conflict with the provisions of this Agreement, including ARTICLE V, the terms of this Agreement shall control.

                 "Assignee Lender" is defined in SECTION 13.7.1.

                 "Assignment and Acceptance" means an Assignment and Acceptance substantially in the form of EXHIBIT B hereto, or such other form as is reasonably satisfactory to the Agent, pursuant to which a Lender assigns certain of its rights and obligations hereunder to another Person in accordance with the terms of this Agreement.

                 "Assignor Lender" is defined in SECTION 13.7.1.

                 "Attorneys' Fees" of any Person means and includes all fees and disbursements of any law firm or other external counsel employed by such Person and (without duplication) the allocated reasonable cost of internal legal services and all reasonable disbursements of internal counsel of such Person.

                 "Authorized Person" means, relative to any Obligor, those of its officers or employees whose signatures and (in case of officers) incumbency shall have been certified to the Agent and the Lenders pursuant to SECTION 10.1.7.

                 "Banking Day" means any day other than (a) a Saturday, (b) a Sunday or (c) a legal holiday on which banks are authorized or required to be closed for the conduct of commercial banking business in either Chicago, Illinois or San Francisco, California.

                 "Base Rate" means, for any day, the higher of: (a) 0.50% per annum above the latest Federal Funds Rate; and (b) the Reference Rate.

                 "Base Rate Loan" means a Loan or portion thereof during any period in which it bears interest at a rate based on the Base Rate.

                 "Borrower" -- see Preamble.

                 "Borrower Security Agreement" means the Security Agreement executed and delivered by the Borrower pursuant to SECTION 10.1.7, substantially in the form of EXHIBIT C hereto, as amended, supplemented, restated or otherwise modified from time to time.

                 "Borrowing" means a borrowing hereunder consisting of Loans of the same Class and Type made to the Borrower by all Lenders in accordance with SECTIONS 2.1 and 2.3 in accordance with their respective applicable Percentages, on the same Banking Day, and, in the case of Eurodollar Rate Loans, having the same Interest Period.

                 "Borrowing Base" means, at any time of calculation, the sum at such time of (a) the Accounts Receivable Availability plus (b) the Inventory Availability.

                 "Borrowing Base Certificate" means a document substantially in the form of EXHIBIT D hereto, with appropriate insertions, or such other form as shall be reasonably acceptable to Agent and the Borrower, as it may be amended or modified from time to time.

                 "Capital Adequacy Regulation" means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

                 "Capital Expenditures" means, for any period for any Person, the sum of (a) the aggregate amount of all expenditures of or Indebtedness incurred by such Person for fixed or capital assets made during such period which, in accordance with GAAP, would be classified as capital expenditures and
(b) the aggregate amount of all Capitalized Lease Liabilities of such Person incurred during such period.

                 "Capitalized Lease" means any lease which is or should be capitalized on the balance sheet of the lessee under such lease in accordance with GAAP.

                 "Capitalized Lease Liabilities" means, with respect to any Person, the aggregate monetary obligations of such Person under each Capitalized Lease, and, for purposes of this Agreement and each other Loan Document, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such Capitalized Lease prior to the first date upon which such Capitalized Lease may be terminated by the lessee under such Capitalized Lease without payment of a penalty.

                 "Cash Equivalent Investment" means, at any time,

                    (a) any evidence of Indebtedness, maturing not more than one year after such time, issued or guaranteed by the United States Government;

                    (b) commercial paper, maturing not more than one year from the date of issue, which is issued by (i) any Lender or Person controlling such Lender or (ii) a corporation (other than an Obligor or a Related Party of an Obligor) organized under the laws of any state of the United States or of the District of Columbia and rated A-1 by Standard & Poor's Ratings Service, Inc. or P-1 by Moody's Investors Service, Inc.;

                    (c) any certificate of deposit or bankers acceptance, maturing not more than one year after such time, which is issued by either (i) a Lender or a (ii) a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profit of not less than $250,000,000; or

                    (d) any repurchase agreement entered into with any Lender (or other commercial banking institution of the stature referred to in clause (c)(ii) of this definition which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through
                 (c) of this definition, and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such Lender or such other commercial banking institution thereunder.

                 "Casualty Event" is defined in SECTION 4.3.3(B).

                 "Change in Control" means

                    (a) the acquisition by any Person (or two or more Persons acting in concert) not controlled by or under common control with Michael E. Heisley or Persons controlled by or under common control with him and/or his children and/or his spouse, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of more than 50% of the outstanding shares of voting stock of the Borrower having the power, under ordinary circumstances, to elect Borrower's Board of Directors; or

                    (b) if any Person (or two or more Persons acting in concert)
                 not controlled by or under common control with Michael E. Heisley or Persons controlled by or under common control with him and/or his children and/or his spouse, shall have or acquired the power to elect the majority of Borrower's Board of Directors or to direct or cause the direction of the management and policies of Borrower; or

                    (c) the failure of Michael E. Heisley and/or Persons controlled by or under common control with him and/or his children and/or his spouse, to own, free and clear of all Liens or other encumbrances, at least 20% of the outstanding shares of voting stock of the Borrower (on a fully diluted basis) having the power, under ordinary circumstances, to elect Borrower's Board of Directors.

As used in this definition, the term "controlled by" shall have the same meaning as in the definition of the term "Related Party", except that the percentage "50%" shall be substituted for the reference to "twenty percent (20%)" in such definition.

                 "Class" means, with respect to a Loan, that it is either a Revolving Loan or a Term Loan.

                 "Closing Date" means the date on which all conditions precedent to the initial Credit Extension set forth in ARTICLE X are satisfied or waived by all Lenders.

                 "Code" means the Internal Revenue Code of 1986, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed to also refer to any successor sections.

                 "Collateral" means all property and interests in property and proceeds thereof now owned or hereafter acquired by the Borrower or any other Obligor in or upon which a Lien now or hereafter exists in favor of the Lenders, or the Agent on behalf of the Lenders, whether under this Agreement or under any other Loan Document.

                 "Collateral Documents" means, collectively, (i) the Borrower Security Agreement, any Subsidiary Security Agreements, any Mortgages, the Pledge Agreement and all other security agreements, mortgages, deeds of trust, patent and trademark assignments, lease assignments, guarantees and other similar agreements between the Borrower or any other Obligor and the Lenders or the Agent for the benefit of the Lenders, now or hereafter delivered to the Lenders or the Agent pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the Uniform Commercial Code or comparable law) against the Borrower or any other Obligor as debtor in favor of the Lenders or the Agent for the benefit of the Lenders as secured party, and (ii) any amendments, supplements, modifications, renewals, replacements, consolidations, substitutions and extensions of any of the foregoing.

                 "Commitment" means a Lender's Revolving Credit Commitment and Term Loan Commitment.

                 "Commitment Amount" means, as the context may require, the Revolving Credit Commitment Amount and the Term Loan Commitment Amount.

                 "Commitment Termination Event" means (a) the occurrence of any Event of Default described in SECTION 9.1.7; or (b) the occurrence and continuance of any other Event of Default and either (i) the declaration of the Loans to be due and payable pursuant to SECTION 9.2, or (ii) in the absence of such declaration, the giving of notice by the Agent, acting at the direction of the Required Lenders, to the Borrower, that the Commitments have been terminated.

                 "Compliance Certificate" is defined in SECTION 8.1.1(D).

                 "Credit Extension" means and includes (a) the advancing of any Revolving Loans or Term Loans by the Lenders in connection with a Borrowing and
(b) any issuance or extension by the Issuing Lender of a Letter of Credit.

                 "Debt Ratio" means the ratio, determined as of the last day of each Fiscal Quarter of the Borrower, of (a) the Borrower's consolidated Total Debt on such last day to (b) the Borrower's consolidated EBITDA for the period of four consecutive Fiscal Quarters ending on such last day.

                 "Disclosure Schedule" means the Disclosure Schedule attached hereto as SCHEDULE II, as it may be amended, supplemented or otherwise modified from time to time by the Borrower with the written consent of the Agent and the Required Lenders (such consent not to be unreasonably withheld or delayed).

                 "Disposition" means any sale, assignment, transfer or other disposition, or grant of options, warrants or other rights with respect to, any assets (whether now owned or hereafter acquired) by the Borrower or any of its Subsidiaries (including the sale, with or without recourse, of any Accounts Receivable and the sale of capital stock of Subsidiaries) to any other Person, excluding (a) any sale, assignment, transfer or other disposition of Inventory and other assets sold or disposed of in the ordinary course of business and on ordinary business terms, (b) the licensing of general intangibles in the ordinary course of business, (c) the sale of overdue Accounts Receivable in the ordinary course of business, (d) the sale of worn-out or obsolete equipment and other fixed or capital assets in the ordinary course of business in accordance with Section 8.7 and (e) any Disposition in connection with a loss, or damage to, or any condemnation or other taking of, any assets for which the Borrower or any of its Subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation.

                 "Dollars" and the sign "$" each mean lawful money of the United States of America.

                 "EBITDA" means for any Person for any period, the sum for such period of (1) such Person's consolidated net earnings, plus (2) the aggregate amount deducted, in determining such Person's consolidated net earnings for such period, in respect of total interest expense (including any interest expense in respect of Capitalized Lease Liabilities), plus (3) the aggregate amount deducted, in determining such Person's consolidated net earnings for such period, in respect of tax expense (but excluding any tax benefit taken into account in determining such Person's consolidated net earnings), plus (4) the aggregate amount deducted, in determining such Person's consolidated net earnings for such period, in respect of depreciation, amortization and other similar non-cash charges, plus (5) the amount of any fees paid pursuant to
Section 3.4.3. For purposes of this definition, "net earnings" for any period shall not include gains or losses during such period on the sale of Investments or fixed assets, or other extraordinary or nonrecurring items of income or loss.

                 "Effective Date" means the date this Agreement becomes effective pursuant to SECTION 13.14.

                 "Eligible Account Receivable" means an Account Receivable which meets the following requirements and which is owing to Borrower or one of its Subsidiaries which is an Obligor:

                    (a) it is genuine and in all respects what it purports to be;

                    (b) it arises from the sale of goods; and (i) such goods comply with such Account Debtor's specifications (if any) and have been shipped to, or delivered to and accepted by, such Account Debtor and (ii) Borrower or the applicable Subsidiary has possession of, or if requested by the Agent or the Required Lenders, has promptly delivered to the Agent, copies of shipping and delivery receipts evidencing such shipment, delivery and acceptance;

                    (c) it is payable in the United States or Canada in either Dollars or lawful Canadian currency;

                    (d) it (1) is evidenced by an invoice rendered to the Account Debtor with respect thereto which (i) is dated not earlier than the date of shipment or performance and (ii) has payment terms not materially different from those offered by the Borrower or the applicable Subsidiary on the Effective Date, (2) does not constitute service charges, chargebacks, memo billings or ineligible credit column balances, or a refund, credit or similar item due to Borrower or one of its Subsidiaries from an Account Debtor and;

                    (e)       it is not (i) more than 60 days past due or
                 (ii) unpaid more than 90 days from the date of the invoice evidencing such Account Receivable; provided, that if either clause (i) or clause (ii) of this paragraph (e) is applicable because an Account Receivable has not been paid by the Account Debtor thereof because such Account Receivable is subject to a good faith claim of such Account Debtor denying liability thereunder with respect to a portion of such Account Receivable, or the Account Debtor has refused to accept a portion of the goods which are subject to such Account Receivable or has offered or attempted to return a portion of such goods, the proviso in clause (h) of this definition shall govern whether such Account Receivable constitutes an Eligible Account Receivable;

                    (f) it is not owing from an Account Debtor as to which more than 50% of the aggregate Dollar amount of all Accounts Receivable owing from such Account Debtor are (i) more than 60 days past due and/or (ii) unpaid more than 90 days from the date of the invoice evidencing such account receivable; provided, that if either clause (i) or clause (ii) of this paragraph (e) is applicable because an Account Receivable has not been paid by the Account Debtor thereof because such Account Receivable is subject to a good faith claim of such Account Debtor denying liability thereunder with respect to a portion of such Account Receivable, or the Account Debtor has refused to accept a portion of the goods which are subject to such Account Receivable or has offered or attempted to return a portion of such goods, the proviso in clause (h) of this definition shall govern whether such Account Receivable constitutes an Eligible Account Receivable;

                    (g) it is not subject to any assignment, claim or Lien, other than (1) a Lien in favor of the Agent for benefit of the Lenders and (2) Liens consented to in writing by the Agent;

                    (h) it is a valid, legally enforceable and unconditional obligation of the Account Debtor with respect thereto (e.g., the Account Debtor's obligation to pay is not conditioned upon the occurrence of any event, including without limitation the Borrower's or any other Person's performance of any future act), and is not subject to setoff, counterclaim, credit or allowance or adjustment (except any credit, allowance or adjustment which has been deducted in computing the net amount of the applicable invoice as shown in the original schedule or Borrowing Base Certificate furnished to the Agent identifying or including such Account Receivable) by the Account Debtor with respect thereto, or to any claim by such Account Debtor denying liability thereunder in whole or in part, and such Account Debtor has not refused to accept any of the goods or services which are the subject of such Account Receivable or offered or attempted to return a portion of any of such goods; provided, however, that if it is subject to a good faith claim of such Account Debtor denying liability thereunder with respect to a portion of such Account Receivable, or if the Account Debtor has refused to accept a portion of the goods which are the subject of such Account Receivable or has offered or attempted to return any such goods, the portion of such Account Receivable which exceeds the amount of potential dispute or denial of liability shall be included for purposes of this definition;

                    (i) there are no proceedings or actions which are then, to the Borrower's actual knowledge, overtly threatened or pending against the Account Debtor with respect thereto or to which such Account Debtor is a party which has had or could reasonably be expected to have a Material Adverse Effect on such Account Debtor, or in its ability to pay any Account Receivable in full when due;

                    (j) it does not arise out of a contract or order which, by its terms, forbids, restricts or makes void or unenforceable the assignment of such Account Receivable to the Agent;

                    (k) the Account Debtor with respect thereto is not an Obligor or a Related Party of an Obligor, or an employee or agent of any thereof;

                    (l) the Account Debtor with respect thereto is located within the United States of America or Canada, unless the sale of goods giving rise to the Account Receivable is on letter of credit, banker's acceptance or other credit support terms reasonably satisfactory to the Agent;

                    (m) it is not an Account Receivable arising from a "sale on approval," "sale or return," "consignment" or "guaranteed sale," or subject to any other repurchase or return agreement;

                    (n) it is not an Account Receivable with respect to which possession and/or control of the goods sold giving rise thereto is held, maintained or retained by an Obligor or any Related Party of an Obligor (or by any agent or custodian of any of the foregoing) for the account of or subject to further and/or future direction from the Account Debtor thereof;

                    (o) it is not an Account Receivable which in any way fails to meet or violates in any material respect, any warranty, representation or covenant contained in this Agreement or any Loan Document relating directly or indirectly to Borrower's or any of its Subsidiaries' Accounts Receivable;

                    (p) the Account Debtor thereunder is not located in Indiana, New Jersey or Minnesota; provided, however, that such restriction shall not apply to an Account Receivable of any such Account Debtor if at the time the Account Receivable was created and at all times thereafter (1) the owner of such Account Receivable had filed and has maintained effective a current Notice of Business Activities Report ("Report") with the appropriate office or agency of the State of Indiana, New Jersey or Minnesota, as applicable or (2) such owner was and has continued to be exempt from the filing of such Report and has provided the Agent with reasonably satisfactory evidence thereof;

                    (q) it arises in the ordinary course of Borrower's or the applicable Subsidiary's business;

                    (r) if the Account Debtor is the United States of America or any department, agency or instrumentality thereof, the owner of such Account Receivable has assigned its right to payment of such Account Receivable to the Agent pursuant to the Federal Assignment of Claims Act of 1940, as amended and all steps necessary to perfect such assignment have been completed to the Agent's reasonable satisfaction;

                    (s) the Account Debtor is not a state or local government, or a department, agency or instrumentality thereof, unless (1) the Account Receivable is subject to assignment under and pursuant to a state or local law which is analogous to the federal Assignment of Claims Act of 1940, as amended and
                 (2) the owner of such Account Receivable has assigned its right to payment of such Account Receivable pursuant to such state or local law; and

                    (t) if the Account Receivable is evidenced by chattel paper or an instrument, (1) the Agent shall have specifically agreed in writing (such agreement not be unreasonably withheld or delayed) to include such Account Receivable as an Eligible Account Receivable, (2) only payments then due and payable under such chattel paper or instrument shall be included as an Eligible Account Receivable and (3) the original of such chattel paper or instrument has been endorsed and/or assigned and delivered to the Agent in a manner reasonably satisfactory to the Agent.

An Account Receivable which is at any time an Eligible Account Receivable, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Account Receivable. Further, with respect to any Account Receivable, if the Agent or the Required Lenders at any time hereafter determines in its or their reasonable good faith judgment that the prospect of payment or performance by the Account Debtor with respect thereto is or is reasonably likely to be impaired for any reason whatsoever, notwithstanding anything to the contrary contained above, such Account Receivable shall, to the extent of such impairment, forthwith cease to be an Eligible Account Receivable. The Agent shall give the Borrower at least five Banking Days prior written or oral (followed promptly by written confirmation) notice of any such determination, setting forth in reasonable detail the reasons therefor; provided, however, that absent the Agent's gross negligence, willful misconduct or bad faith, a failure of the Agent to give such notice shall not alter or delay the effect of any such determination.

                 "Eligible Assignee" means an Assignee Lender which is (a) a commercial bank, savings and loan association, federal savings bank, finance company or other financial institution, or a Related Party thereof and (b) any other Person that is not, and is not a Related Party of, a competitor of the Borrower or a Restricted Subsidiary.

                 "Eligible Inventory" means Inventory which meets the following requirements and which is owned by the Borrower or one of its Subsidiaries which is an Obligor:

                    (a) it is not subject to any assignment, claim or Lien, other than (1) a Lien in favor of the Agent and (2) Liens consented to in writing by the Agent;

                    (b) it is held for sale and is (except as the Agent or the Required Lenders may otherwise consent in writing, which consent shall not be unreasonably withheld or delayed) new and unused;

                    (c) unless it meets the requirements of clause (d) of this definition, it is in the possession and control of the Obligor which is the owner thereof; provided, however, that if it is stored on premises not owned by such Obligor, the Agent either (i) is in possession of a Third Party Consent duly executed by the owner of such premises or (ii) has waived in writing receipt of such Third Party Consent;

                    (d) if it is in the possession or control of a bailee, warehouseman, consignee, processor or other Person other than the Obligor which is the owner thereof, the Agent is in possession of such agreements, instruments and documents as the Agent may reasonably require (each in form and content reasonably acceptable to the Agent and duly executed, as appropriate, by the bailee, warehouseman, consignee, processor or other Person in possession or control of such Inventory, as applicable) including but not limited to warehouse receipts covering such Inventory and a Third Party Consent, or other similar consent, as applicable;

                    (e) it is not Inventory which is dedicated to or, identifiable with, or is otherwise specifically to be used in the manufacture of, goods which are to be sold or leased to the United States of America or any department, agency or instrumentality thereof and in respect of which Inventory, the Obligor which is the owner thereof shall have received any progress or other advance payment which is or may be credited or set off against any Account Receivable generated upon the sale of any such goods;

                    (f) it is not Inventory produced in violation of the Fair Labor Standards Act and subject to the "hot goods" provisions contained in Title 29 U.S.C. section215 or any successor statute or section;

                    (g) it is not Inventory bearing a servicemark, trademark or name of any Person other than Borrower or one of its Subsidiaries, or with respect to which the use by Borrower or such Subsidiary or the manufacture or sale thereof by Borrower or such Subsidiary, or the sale or disposition thereof by the Agent or any Lender, is or would be subject to any licensing, patent, royalty, trademark, tradename or copyright agreement with any Person other than Borrower or one of its Subsidiaries;

                    (h) it is not (1) packaging, packing or shipping materials, (2) goods used in connection with maintenance or repair of an Obligor's business, properties or assets, or
                 (3) general supplies;

                    (i) it is not Inventory which in any way fails to meet or violates in any material respect any warranty, representation or covenant contained in this Agreement or any other Loan Document relating directly or indirectly to Borrower's or the applicable Subsidiaries' Inventory;

                    (j) neither the Agent nor the Required Lenders has determined in its or their reasonable good faith judgment that it is excessively slow moving or otherwise unacceptable due to age, type, category, quality and/or quantity. The Agent shall give the Borrower at least five Banking Days prior written or oral (followed promptly by written confirmation) notice of any such determination, setting forth in reasonable detail the reasons therefor; provided, however, that absent the Agent's gross negligence, willful misconduct or bad faith, a failure of the Agent to give such notice shall not alter or delay the effect of any such determination.

Inventory which is at any time Eligible Inventory but which subsequently fails to meet any of the foregoing requirements shall forthwith cease to be Eligible Inventory.

                 "Environmental Laws" means the Resource Conservation and Recovery Act, 42 U.S.C. section 690, et seq., the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, any so-called "Superfund" or "Superlien" law, the Toxic Substances Control Act, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time, and any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree, or other requirement (whether or not having the force of law) regulating, relating to, or imposing liability or standards of conduct (including, but not limited to, permit requirements, and emission or effluent restrictions) concerning any Hazardous Materials or any hazardous, toxic or dangerous waste, substance or constituent, or any pollutant or contaminant or other substance, whether solid, liquid or gas, or otherwise relating to public health and safety and/or protection of the environment, as now or at any time hereafter in effect. References to sections of any such statute shall be construed to also refer to any successor sections.

                 "Environmental Lien" means a Lien in favor of any federal, state or local governmental entity or agency for (1) any liability under any Environmental Law or (2) damages arising from or costs incurred by such governmental entity or agency relating to a spillage, disposal, Release or threatened Release into the environment of any Hazardous Material or other hazardous, toxic or dangerous waste, substance or constituent, or any pollutant or contaminant or other substance, whether solid, liquid or gas.

                 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed to also refer to any successor sections.

                 "ERISA Affiliate" means any corporation, partnership, or other trade or business (whether or not incorporated) that is, along with Borrower, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in sections 414(b) and 414(c), respectively, of the Code or section 4001 of ERISA, or a member of the same affiliated service group within the meaning of section 414(m) of the Code.

                 "Eurocurrency Reserve Percentage" means, with respect to each Interest Period applicable to Eurodollar Rate Loans, a percentage (expressed as a decimal) equal to the daily average during such Interest Period of the maximum percentages, rounded upward to the next 1/100 of 1%, in effect on each day of such Interest Period, as prescribed by the Federal Reserve Board for determining reserve requirements applicable to "Eurocurrency liabilities" pursuant to Regulation D or any other then applicable regulation of the Federal Reserve Board which prescribes reserve requirements applicable to "Eurocurrency Liabilities," as presently defined in Regulation D. For purposes of this definition, any Eurodollar Rate Loans hereunder shall be deemed to be "Eurocurrency Liabilities" as defined in Regulation D.

                 "Eurodollar Rate Loan" means, at any time, any Loan or portion thereof (to the extent of such portion) which bears interest at a rate determined with reference to the Interbank Rate (Reserve Adjusted) for a particular Interest Period.

                 "Event of Default" has the meaning ascribed to such term in
SECTION 9.1.

                 "Facility Termination Date" means December 31, 2001.

                 "Federal Funds Rate" means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, "H.15(519)") on the preceding Banking Day opposite the caption "Federal Funds (Effective)"; or, if for any relevant day such rate is not so published on any such preceding Banking Day, the rate for such day will be the arithmetic mean as determined by the Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Agent.

                 "Federal Reserve Board" means the Board of Governors of the Federal Reserve System or any successor thereto.

                 "Fiscal Quarter" or "FQ" means any quarter of a Fiscal Year.

                 "Fiscal Year" or "FY" means any period of 12 consecutive calendar months ending on the 31st day of December. References to a Fiscal Year with a number corresponding to any calendar year (e.g. "Fiscal Year 1996" or "FY 1996") refer to the Fiscal Year ending on the 31st day of December occurring during such calendar year.

                 "Fixed Charge Coverage Ratio" means, with respect to the Borrower and determined as of the last day of each Fiscal Quarter, the ratio of
(a) the sum of (1) the Borrower's consolidated EBITDA for the period of four consecutive Fiscal Quarters ending on such last day plus (2) the Borrower's consolidated operating lease expense for the period of four Fiscal Quarters ending on such last day to (b) the sum of (1) the Borrower's consolidated interest expense (including any interest expense in respect of Capitalized Lease Liabilities) for the period of four consecutive Fiscal Quarters ending on such last day, plus (2) the Borrower's consolidated scheduled payments of principal on Indebtedness for borrowed money (other than the Revolving Loans) and principal payments in respect of Capitalized Lease Liabilities due or to become due during the period of twelve months beginning on such date, plus (3) the Borrower's consolidated operating lease expense for the period of four Fiscal Quarters ending on such last day.

                 "Fronting Fee" is defined in SECTION 3.4.3.

                 "Further Taxes" means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges (including, without limitation, net income taxes and franchise taxes), and all liabilities with respect thereto, imposed by any jurisdiction on account of amounts payable or paid pursuant to SECTION 6.1.

                 "GAAP" is defined in SECTION 1.4.

                 "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

                 "Guarantee Liability" of any Person means any agreement, undertaking or arrangement by which such Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Indebtedness, obligation or any other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person's obligation in respect of any Guarantee Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount (or maximum principal amount, if larger) of the debt, obligation or other liability guaranteed thereby.

                 "Guaranty" means a Guaranty executed and delivered by a Restricted Subsidiary pursuant to SECTION 10.1.7, substantially in the form of EXHIBIT E hereto, as amended, supplemented, restated or otherwise modified from time to time.

                 "Hazardous Materials" means (a) any "hazardous substance" as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (b) any "hazardous waste" as defined in the Resource Conservation and Recovery Act, as amended, (c) any petroleum product or (d) any pollutant, contaminant or hazardous, dangerous or toxic chemical, material or substance, defined or qualifying as such in (or for the purposes of) any Environmental Law, and shall include, but not be limited to, petroleum, including crude oil or any fraction thereof which is liquid at standard conditions of temperature or pressure (60 degrees fahrenheit and 14.7 pounds per square inch absolute), any radioactive material, including, but not limited to, any source, special nuclear or by-product material as defined at 42 U.S.C.
section 2011 et. seq., as amended or hereafter amended, polychlorinated biphenyls, and asbestos in any form or condition.

                 "Hedging Obligations" means, with respect to any Person, all liabilities of such Person under interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and all other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.

                 "Impermissible Qualification" means, relative to the opinion or certification of any independent public accountant as to any financial statement of any Obligor, any qualification or exception to such opinion or certification

                    (a)  which is of a "going concern" or similar nature;

                    (b) which relates to the limited scope of examination of matters relevant to such financial statement; or

                    (c)  which relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause such Obligor to be in default of any of its obligations under SECTION 8.21.

                 "Including" means including without limiting the generality of any description preceding such term, and, for purposes of this Agreement and each other Loan Document, the parties hereto agree that the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters, to matters similar to the matters specifically mentioned.

                 "Indebtedness" of any Person means, without duplication,
(i) any obligation of such Person for borrowed money, including, without limitation (A) any such obligation evidenced by bonds, debentures, notes or other similar debt instruments, or securities providing for mandatory payments of money and (B) any such obligation which is non-recourse to the credit of such Person, (ii) any Reimbursement Obligation, and any other obligation, contingent or otherwise, of such Person relative to or in connection with any letter of credit (including the Letters of Credit), whether or not drawn, and any banker's acceptances, (iii) any obligation of such Person on account of deposits or advances, (iv) net liabilities of such Person under all Hedging Obligations,
(v) whether or not included as a liability in accordance with GAAP, any obligation of such Person to pay the deferred purchase price of property or services, other than Trade Accounts Payable, (vi) whether or not included as a liability in accordance with GAAP, any monetary obligation (excluding prepaid interest thereon) of such Person or of another Person secured by a Lien on any property or asset owned or being purchased by such first Person (including any such obligation arising under conditional sales or other title retention agreements), whether or not such obligation shall have been assumed by such first Person or is limited in recourse, (vii) any Capitalized Lease Liabilities of such Person, (viii) any other item which, in accordance with GAAP, would be included as a liability on the liability side of the balance sheet of such Person as of the date at which Indebtedness is to be determined and (ix) all Guarantee Liabilities of such Person in respect of any of the foregoing. For all purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner or joint venture in which such Person is a joint venturer with unlimited liability.

                 "Indebtedness to be Paid" is defined in SECTION 8.15(B).

                 "Indemnified Liabilities" is defined in SECTION 11.2.

                 "Indemnified Parties" is defined in SECTION 11.2.

                 "Initial Funding Date" means the date the initial Loans are made under this Agreement.

                 "Interbank Rate" means, for an Interest Period with respect to Eurodollar Rate Loans comprising part of the same Borrowing, the rate per annum at which Dollar deposits in immediately available funds are offered to banks two
(2) Banking Days prior to the beginning of such Interest Period by major banks in the interbank eurodollar market as at or about 10:00 a.m., Chicago, Illinois time, for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount equal to the amount of BAI's Eurodollar Rate Loan to be outstanding during such Interest Period.

                 "Interbank Rate (Reserve Adjusted)" means, for an Interest Period with respect to Eurodollar Rate Loans comprising part of the same Borrowing, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined pursuant to the following formula:

                       Interbank Rate =Interbank Rate
                    (Reserve Adjusted) 1-Eurocurrency Reserve Percentage

                 "Intercompany Investments" is defined in SECTION 8.18(B).

                 "Interest Coverage Ratio" means, with respect to the Borrower for any period of determination, the ratio of (a) the sum of the Borrower's consolidated EBITDA for such period to (b) the Borrower's consolidated interest expense for such period (including any interest expense in respect of Capitalized Lease Liabilities).

                 "Interest Payment Date" means (a) with respect to Base Rate Loans, each Quarterly Payment Date occurring after the Effective Date and (b) with respect to Eurodollar Rate Loans, the last day of each applicable Interest Period with respect to such Loans and, if the Interest Period is longer than three months, on the date which is three months from the beginning of such Interest Period.

                 "Interest Period" means, relative to any Eurodollar Rate Loan, the period beginning on (and including) the date on which such Eurodollar Rate Loan is made or continued as, or converted into, a Eurodollar Rate Loan pursuant to SECTION 2.3 or 2.4 and shall end on (but exclude) the day which numerically corresponds to such date one month, two months, three months or six months thereafter (or, if such month has no numerically corresponding day, on the last Banking Day of such month), in either case as the Borrower may select in its relevant notice pursuant to SECTION 2.3 or 2.4; provided, however, that

                    (a) unless the Agent shall otherwise consent, the Borrower shall not be permitted to select Interest Periods to be in effect at any one time which have expiration dates occurring on more than five different dates;

                    (b) Interest Periods commencing on the same date for Eurodollar Rate Loans of the same Class comprising part of the same Borrowing shall be of the same duration;

                    (c) if such Interest Period would otherwise end on a day which is not a Banking Day, such Interest Period shall end on the next following Banking Day (unless such next following Banking Day is the first Banking Day of a calendar month, in which case such Interest Period shall end on the Banking Day next preceding such numerically corresponding day); and

                    (d) no Interest Period may end later than the Facility Termination Date, in the case of Interest Periods for Revolving Loans, or the Term Loan Maturity Date, in the case of Interest Periods for Term Loans; and

                    (e) unless the Agent shall otherwise consent (such consent not to be unreasonably withheld or delayed), no Interest Period applicable to a Term Loan or portion thereof shall extend beyond any date upon which is due any scheduled principal payment in respect of the Term Loans unless the aggregate principal amount of Term Loans represented by Base Rate Loans, or by Eurodollar Rate Loans having Interest Periods that will expire on or before such date, equals or exceeds the amount of such principal payment.

                 "Inventory" means, with respect to the Borrower or any other Obligor, any and all of such Person's goods, wheresoever located, held for sale or lease, furnished under any contract of service, or held as raw materials, work in process, or supplies or materials used or consumed in such Person's business, or which are held for use in connection with the manufacture, packing, packaging, shipping, advertising, selling or finishing of such goods, and all goods of such Person the sale or other disposition of which has given rise to an Account Receivable, or other Collateral.

                 "Inventory Availability" means, at any time of determination, the lesser of (a) up to 60% of the aggregate value (on the basis of the lower of cost (determined on a first-in-first-out accounting basis) or market and after deduction of such reserves and allowances as Agent reasonably and in good faith deems proper and necessary) of the Borrower's and its Subsidiaries' Eligible Inventory at such time and (b) $10,000,000. The Agent shall give the Borrower at least five Banking Days prior written or oral (followed promptly by written confirmation) notice of a determination to establish or increase the amount of any reserve or allowance, setting forth in reasonable detail the reasons therefor; provided, however, that absent the Agent's gross negligence, willful misconduct or bad faith, a failure of the Agent to give such notice shall not alter or delay the effect of any such determination.

                 "Investment" of any Person means, without duplication, (a) any investment, made in cash or by delivery of any kind of property or asset, in any other Person, whether by acquisition of shares of stock or similar interest, Indebtedness or other obligation or security, or by loan, advance or capital contribution, or otherwise, (b) any Guarantee Liability of such Person and (c) any ownership or similar interest held by such Person in any other Person. The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon (and without adjustment by reason of the financial condition of such other Person) and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property and shall be set forth in the financial statements delivered pursuant to SECTION 8.1.

                 "Issuing Lender" means BAI or other Lender designated by the Agent pursuant to SECTION 5.1(C), which agrees to issue Letters of Credit.

                 "Lender" -- is defined in the Preamble. Unless the context otherwise dictates, each reference to "Lender" herein shall include the Issuing Lender.

                 "Lending Office" means, as to any Lender the office or offices of such Lender specified as its "Lending Office" or "Domestic Lending Office" or "Eurodollar Lending Office", as the case may be, on SCHEDULE 13.3, or such other office or offices as the Lender may from time to time notify the Borrower and the Agent.

                 "Letter of Credit" means a letter of credit issued by the Issuing Lender on or after the Effective Date on the Application of Borrower, for the benefit of the Borrower or one of its Subsidiaries, in such form and containing such terms as the Issuing Lender shall require.

                 "Letter of Credit Availability" means, at any time of determination, an amount equal to the least of (a) the Letter of Credit Facility Amount, (b) the Borrowing Base minus the outstanding principal balance of the Revolving Loans and (c) the Revolving Credit Commitment Amount minus the outstanding principal balance of the Revolving Loans.

                 "Letter of Credit Commitment" means the obligation of the Issuing Lender to issue Letters of Credit and of the other Lenders to purchase participations therein in accordance with the terms of ARTICLE V.

                 "Letter of Credit Commitment Termination Date" means the earliest of (a) the Facility Termination Date, (b) the date on which the Revolving Credit Commitment Amount is terminated in full or reduced to zero pursuant to SECTION 2.2, and (c) the date on which any Commitment Termination Event occurs. Upon the occurrence of any event described in clause (b) or (c) of this definition, the Letter of Credit Commitment shall terminate automatically and without any further action.

                 "Letter of Credit Exposure" of a Lender with respect to any Letter of Credit Liabilities means such Lender's Revolving Credit Commitment Percentage of the amount of such Letter of Credit Liabilities. For purposes of this Agreement, a Lender (other than the Issuing Lender) shall be deemed to incur Letter of Credit Exposure with respect to a Letter of Credit in an amount equal to its participation interest therein under SECTION 5.5 hereof, and the Issuing Lender shall be deemed to have incurred Letter of Credit Exposure in an amount equal to its retained interest therein after giving effect to the acquisition by the Lenders other than the Issuing Lender of their respective participation interests therein.

                 "Letter of Credit Facility Amount" means $20,000,000.

                 "Letter of Credit Liabilities" means at any time, but without duplication, an amount equal to the sum of (a) the aggregate amount available to be drawn under outstanding Letters of Credit and Pre-Existing Letters of Credit, plus (b) the then aggregate amount of all unpaid and outstanding Reimbursement Obligations.

                 "Liabilities" means all of the liabilities, obligations and indebtedness of Borrower and each other Obligor to the Agent or any Lender of any kind or nature under or in connection with this Agreement or any other Loan Document, however created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing or due or to become due, and including but not limited to Hedging Obligations of Borrower to any Lender.

                 "Lien" means any mortgage, pledge, hypothecation, judgment lien or similar legal process, title retention lien, or other lien, encumbrance or security interest, including, without limitation, the interest of a vendor under any conditional sale or other title retention agreement and the interest of a lessor under any Capitalized Lease.

                 "Loan" means a Revolving Loan or a Term Loan.

                 "Loan Account" is defined in SECTION 2.6.1.

                 "Loan Document" means this Agreement, any Notes, each Application, each Letter of Credit, each Pre-Existing Letter of Credit, the Collateral Documents and any other agreement, instrument or document (including, without limitation, notes, guarantees, mortgages, deeds of trust, chattel mortgages, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, leases, financing statements, subordination agreements, trust account agreements and all other written matter) heretofore, now, or hereafter delivered to the Agent or any Lender with respect to or in connection with or pursuant to this Agreement or any of the Liabilities, as any thereof may be amended, modified, supplemented or replaced from time to time.

                 "Margin Stock" has the meaning ascribed to such term in Regulation U of the Federal Reserve Board or any regulation substituted therefor, as in effect from time to time.

                 "Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of any Obligor or any Restricted Subsidiary, or such Obligor and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Obligor to perform in the future under any Loan Document and to avoid any Event of Default; or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability against any Obligor of any Loan Document, or (ii) the perfection or priority of any Lien granted under any of the Collateral Documents other than as a result of the acts or omissions of the Agent or any Lender.

                 "Multiemployer Plan" means a "multiemployer plan" as defined in section 4001(a)(3) of ERISA which is maintained for employees of Borrower, any other Obligor or any ERISA Affiliate.

                 "Net Available Proceeds" means:

                    (a) in the case of any Disposition, the aggregate amount of all cash payments received by the Borrower and its Subsidiaries directly or indirectly in connection with such Disposition, net of (i) taxes and reasonable transaction costs, fees and expenses (including, without limitation, costs of discontinuance and Taxes), (ii) any repayments of Indebtedness of the Borrower (other than under this Agreement) or any of its Subsidiaries to the extent such Indebtedness is secured by a Lien superior to the Lien of the Agent on the property which is the subject of the Disposition and the transferee of such property (or the holder of the Lien thereon) requires that such Indebtedness be repaid as a condition to the consummation of the Disposition, (iii) the estimated cash income Taxes to be paid by the Borrower and/or its Subsidiaries in connection with such Disposition and (iv) other payments contractually required to be paid to other holders of interests in the property subject to such Disposition to the extent such interests are superior to the Lien of the Agent; and

                    (b) in the case of a Casualty Event, the aggregate amount of proceeds of insurance, condemnation awards and other compensation received by the Borrower and its Subsidiaries in respect of such Casualty Event net of (i) taxes and reasonable transaction costs, fees and expenses (including, without limitation, Taxes), (ii) estimated cash income Taxes to be paid by the Borrower and/or its Subsidiaries in connection with such Casualty Event, (iii) contractually required repayments of Indebtedness (other than Indebtedness under this Agreement) to the extent secured by a Lien on such property which is superior to the Lien of the Agent, and (iv) other payments contractually required to be paid to other holders of interests in the property subject to such Casualty Event to the extent such interests are superior to the Lien of the Agent.

                 "Non-Use Fee" is defined in SECTION 3.4.2.

                 "Note" means, as the context may require, either a Revolving Note or a Term Note.

                 "Notice of Borrowing" means a notice of borrowing and certificate duly executed by an Authorized Person of the Borrower, substantially in the form of EXHIBIT F hereto, with appropriate insertions, or such other form as shall be reasonably acceptable to the Agent.

                 "Notice of Continuation/Conversion" means a notice of continuation or conversion and certificate duly executed by an Authorized Person of the Borrower, substantially in the form of EXHIBIT G hereto, with appropriate insertions, or such other form as shall be reasonably acceptable to the Agent.

                 "Obligor" means Borrower and each other Person who is or shall become primarily or secondarily liable on any of the Liabilities, or who grants to the Agent or any Lender a Lien on any property of such Person as security for any of the Liabilities.

                 "Occupational Safety and Health Law" means the Occupational Safety and Health Act of 1970, as amended, and any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability or standards of conduct concerning employee health and/or safety, in each case as in effect from time to time. References to sections of any Occupational Safety and Health Law shall be construed to also refer to any successor sections.

                 "Ongoing Indebtedness" is defined in SECTION 8.15(C).

                 "Ongoing Investments" is defined in SECTION 8.18(A).

                 "Organic Document" means, relative to any Obligor, its certificate of incorporation, its by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized shares of capital stock.

                 "Other Taxes" means any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement or any other Loan Documents.

                 "Outstanding Subordinated Debt" means, as the context may require (a) the Indebtedness of the Borrower evidenced by its 10%-12% Senior Subordinated Notes due November 30, 1999 issued pursuant to the terms of that certain Indenture dated as of July 14, 1993 (the "1993 Indenture") between the Borrower and IBJ Schroder Bank & Trust Company, as trustee and (b) the Indebtedness of the Borrower evidenced by its 15.5% Discount Subordinated Debentures Due November 30, 2000 issued pursuant to the terms of that certain Indenture dated as of December 9, 1986, as thereafter amended, (the "1986 Indenture") between the Borrower, as successor in interest to M C Co., a Delaware corporation and Bank One, Columbus, N.A. as successor to Mellon Bank, N.A.

                 "Participant" is defined in SECTION 13.7.1.

                 "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

                 "Pension Plan" means a "pension plan," as such term is defined in section 3(2) of ERISA, which is subject to the provisions of Title IV of ERISA (other than a Multiemployer Plan) and to which Borrower, any other Obligor or any ERISA Affiliate may have any liability, including any liability by reason of having been a substantial employer within the meaning of section 4063 of ERISA for any time within the preceding five years or by reason of being deemed to be a contributing sponsor under section 4069 of ERISA.

                 "Percentage" means, relative to any Lender, its Revolving Credit Commitment Percentage or Term Loan Commitment Percentage, as applicable.

                 "Permitted Disposition" is defined in SECTION 8.12.

                 "Permitted Liens" is defined in SECTION 7.9.

                 "Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, entity or government (whether national, federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

                 "Plan" means any Welfare Plan, Pension Plan or any employee benefit plan, as such term is defined in section 3(3) of ERISA, to which Borrower may have any liability.

                 "Pledge Agreement" means the Pledge Agreement executed and delivered by the Borrower pursuant to SECTION 10.1.7, substantially in the form of EXHIBIT H hereto, as amended, supplemented, restated or otherwise modified from time to time.

                 "Post Default Rate" means, in the case of any principal of any Loan at any time of determination when an Event of Default exists, the greater of (a) the Base Rate at such time plus 2.0% and (b) 2.0% above the rate of interest applicable to such Loan immediately prior to the occurrence of such Event of Default.

                 "Pre-Existing Letter of Credit" means a letter of credit issued on the application of Borrower which (a) was issued prior to the Effective Date,
(b) is outstanding on the Effective Date and (c) is described on SCHEDULE 1.1A hereto.

                 "Quarterly Payment Date" means the last day of each Fiscal Quarter or, if any such day is not a Banking Day, the next succeeding Banking Day.

                 "Real Property" of any Person means the real property owned or leased by such Person, including the Real Property of the Obligors identified on
SCHEDULE 1.1B hereto.

                 "Reference Rate" means, at any time, the rate of interest then most recently announced by BAI at Chicago, Illinois as its "reference rate".
The reference rate is a rate set by BAI based upon various factors including BAI's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the reference rate announced by BAI shall take effect at the opening of business on the day specified in the public announcement of such change.

                 "Reimbursement Obligation" is defined in SECTION 5.7.

                 "Related Party" means, with respect to any Person (in this definition, the "Relevant Person") (i) any director (or other Person holding the equivalent position) or officer (or other Person holding the equivalent position) of such Relevant Person, and (ii) any other Person which, directly or indirectly, controls or is controlled by or under common control with the Relevant Person (excluding any trustee under, or any committee with responsibility for administering, a Plan). The Relevant Person shall be deemed to be

                    (a) "controlled by" any other Person if (i) such other Person beneficially owns or holds, or directly or indirectly has the power to vote twenty percent (20%) or more (on a fully diluted basis) of the equity interest of such Relevant Person or (ii) if such other Person has the power to direct or cause the direction of the management and policies of such Relevant Person (whether by contract or otherwise); or

                    (b) "controlled by" or "under common control with" another Person if such other Person is a member of the immediate family of a Person which is a Related Party of such Relevant Person or is the executor, administrator or other personal representative of such Relevant Person.

                 "Release" means a "release", as such term is defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time.

                 "Replacement Lender" is defined in SECTION 6.8.

                 "Reportable Event" has the meaning given to such term in ERISA.

                 "Required Lenders" means (a) all Lenders at any time that there are fewer than three (3) Lenders and (b) at all other times, Lenders holding at least 70% of the sum of (1) the then aggregate outstanding principal amount of the Loans plus Letter of Credit Exposure plus (2) unused Commitments or, if no principal amount of the Loans and no Letter of Credit Liabilities are then outstanding, Lenders holding at least 70% of the unused Commitments.

                 "Requirement of Law" means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

                 "Restricted Subsidiary" means any Subsidiary of the Borrower which generates revenue from the conduct of a business, and which has capital in an amount significantly in excess of the minimum capitalization required under the laws of its jurisdiction of organization or formation. On the Effective Date, the only Restricted Subsidiary is H.H. Robertson, Inc, an entity organized under the laws of the Province of Ontario, Cananda.

                 "Revolving Credit Commitment" means, relative to any Lender, such Lender's obligation to make Revolving Loans and to incur Letter of Credit Exposure with respect to the Letters of Credit.

                 "Revolving Credit Commitment Amount" means, on any date, $25,000,000 as such amount may be reduced from time to time pursuant to SECTION 2.2.

                 "Revolving Credit Commitment Percentage" means, relative to any Lender, its Percentage of the Revolving Credit Commitment as set forth opposite such Lender's name on SCHEDULE I hereto, or in an Assignment and Acceptance Agreement executed and delivered by such Lender, as such percentage may be adjusted from time to time pursuant to Assignment and Acceptance Agreement(s) executed by such Lender and its Assignee Lender(s) in accordance with this Agreement and delivered pursuant to SECTION 13.7.1.

                 "Revolving Credit Commitment Termination Date" means the earliest of (a) the Facility Termination Date, (b) the date on which the Revolving Credit Commitment Amount is terminated in full or reduced to zero pursuant to SECTION 2.2 and (c) the date on which any Commitment Termination Event occurs. Upon the occurrence of any event described in clause (b) or clause
(c) of this definition, the Revolving Credit Commitments of all Lenders shall terminate automatically and without any further action.

                 "Revolving Loan" is defined in SECTION 2.1.1.

                 "Revolving Loan Availability" means the lesser of (a) the Revolving Credit Commitment Amount minus the Letter of Credit Liabilities and
(b) the Borrowing Base minus the Letter of Credit Liabilities.

                 "Revolving Note" means a promissory note of the Borrower payable to any Lender, in the form of EXHIBIT I hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from outstanding Revolving Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

                 "Subordinated Debt" means that portion of any other liabilities, obligations or Indebtedness of Borrower which contains terms reasonably satisfactory to Agent and the Required Lenders and is subordinated, in a manner reasonably satisfactory to Agent and the Required Lenders, as to right and time of payment of principal, interest and other amounts with respect thereto or thereof, to all of the Liabilities.

                 "Subsidiary" means, as to any Person, (i) any corporation of which or in which such Person, such Person and one or more of its Subsidiaries, or one or more Subsidiaries of such Person directly or indirectly own more than 50% of the combined voting power of all classes of stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (ii) any partnership, joint venture or similar entity of which or in which such Person, such Person and one or more of its Subsidiaries, or one or more Subsidiaries of such Person directly or indirectly own more than 50% of the capital interest or profits interest or
(iii) any trust, association or other unincorporated organization of which or in which such Person, and one or more of its Subsidiaries, or one or more Subsidiaries of such Person directly or indirectly own more than 50% of the beneficial interest.

                 "Subsidiary Security Agreement" means a Security Agreement executed and delivered by each Restricted Subsidiary pursuant to SECTION 10.1.7 or SECTION 8.28, substantially in the form of EXHIBIT J hereto, as amended, supplemented, restated or otherwise modified from time to time.

                 "Taxes" means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, respectively, taxes imposed on or measured by its net income by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender or the Agent, as the case may be, is organized or maintains a lending office.

                 "Term Loan" is defined in SECTION 2.1.2.

                 "Term Loan Commitment" means, relative to any Lender, such Lender's obligation to make a Term Loan pursuant to SECTION 2.1.2.

                 "Term Loan Commitment Amount" means $20,000,000.

                 "Term Loan Commitment Percentage" means, relative to any Lender, its Percentage of Term Loans as set forth opposite such Lender's name on
SCHEDULE I hereto, or in an Assignment and Acceptance Agreement executed and delivered by such Lender, as such percentage may be adjusted from time to time pursuant to Assignment and Acceptance Agreement(s) executed by such Lender and its Assignee Lender(s) and delivered pursuant to SECTION 13.7.1.

                 "Term Loan Commitment Termination Date" means the earliest of
(a) the date on which the Term Loans are made pursuant to SECTION 2.1.2 and (b) the date on which any Commitment Termination Event occurs. Upon the occurrence of any event described in clause (b) of this definition, the Term Loan Commitments shall terminate automatically and without any further action.

                 "Term Loan Maturity Date" means June 30, 2001.

                 "Term Note" means a promissory note of the Borrower payable to any Lender, in the form of EXHIBIT K hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from outstanding Term Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

                 "Third Party Consent" means a landlord's consent, bailee's consent, warehouseman's consent or other consent, in such form as shall be reasonably acceptable to the Agent, pursuant to which any Person in possession or control of any Collateral, or the owner of a premises at which any Collateral is located, as applicable, acknowledges the existence and priority of the Agent's Lien thereon.

                 "Total Debt" means, with respect to the Borrower at any date of determination, the sum of (a) the Borrower's total outstanding Indebtedness for borrowed money (including Indebtedness under this Agreement and any Notes) at such date plus (b) 70% of the Borrower's consolidated Trailing Liabilities at such date.

                 "Trade Account Payable" of any Person means a trade account payable of such Person incurred in the ordinary course of such Person's business.

                 "Trailing Liabilities" means, at any date of determination, the Borrower's consolidated continuing obligations (including Guarantee Liabilities) with respect to Dispositions by the Borrower or one of its Subsidiaries prior to such date of determination, as determined in accordance with GAAP and reflected in a schedule in form reasonably acceptable to the Agent provided pursuant to
SECTION 8.1.5.

                 "Triggering Event" means, with respect to the Borrower, that the Borrower's Debt Ratio at any date of determination is equal to or greater than 2.75 to 1.0.

                 "Type" means, with respect to a Loan, that is either a Base Rate Loan or a Eurodollar Rate Loan.

                 "UCC" means the Uniform Commercial Code as in effect in the State of Illinois, and any successor statute, together with any regulations thereunder, in each case as in effect from time to time. References to sections of the UCC shall be construed to also refer to any successor sections.

                 "Unmatured Event of Default" means any event or condition which if it continues uncured would, with the lapse of time or giving of notice or both, constitute an Event of Default.

                 "Welfare Plan" means an "employee welfare benefit plan" as such term is defined in ERISA.

                 SECTION 1.2. Other Definitional Provisions. Unless otherwise defined or the context otherwise requires, all financial and accounting terms used herein or in any certificate or other document made or delivered pursuant hereto shall be defined in accordance with GAAP. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in the Disclosure Schedule and in each Loan Document, notice and other communication delivered from time to time in connection with this Agreement or any other Loan Document.

                 SECTION 1.3. Interpretation of Agreement. Unless otherwise specified, references in this Agreement and in each other Loan Document to any Article or Section are references to such Article or Section of this Agreement or such other Loan Document, as the case may be, and, unless otherwise specified, references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition. Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement. The words "hereof," "herein," "hereto" and "hereunder" and words of similar import when used in this Agreement or any other Loan Document, refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document.

                 SECTION  1.4.        Accounting and Financial Determinations.
Compliance with each of the financial ratios and restrictions contained in
ARTICLE VIII shall, except as otherwise provided herein, be determined, and all financial statements required to be delivered hereunder, shall be prepared in accordance with, those generally accepted accounting principles ("GAAP") applied in the preparation of the audited financial statements referred to in
SECTION 7.6.


                                   ARTICLE II

              COMMITMENTS; LOANS; LETTERS OF CREDIT; OTHER MATTERS

                 SECTION 2.1. Commitments. On the terms and subject to the conditions of this Agreement (including ARTICLE VI), and in reliance upon the warranties of Borrower and each other Obligor set forth herein and in the other Loan Documents (a) each Lender severally and for itself alone agrees as follows:

                 SECTION 2.1.1. Revolving Credit Commitment. From time to time on any Banking Day occurring prior to the Revolving Credit Commitment Termination Date, each Lender will make a Loan (relative to such Lender, its "Revolving Loan" and collectively for all Lenders, the "Revolving Loans") to the Borrower equal to such Lender's Revolving Credit Commitment Percentage of the aggregate amount of the Borrowing of Revolving Loans requested by the Borrower to be made on such day; provided, however, that: (a) the aggregate principal amount of all Revolving Loans which any Lender shall be committed to have outstanding hereunder shall not at any time exceed such Lender's Revolving Credit Commitment Percentage of the lesser of (1) the Revolving Loan Availability and (2) the Revolving Credit Commitment Amount, and (b) the aggregate principal amount of all Revolving Loans which the Lenders shall be committed to have outstanding hereunder shall not at any time exceed the Revolving Loan Availability. On the terms and subject to the conditions hereof, the Borrower may from time to time borrow, prepay and reborrow Revolving Loans.

                 SECTION 2.1.2. Term Loan Commitment. On the Initial Funding Date each Lender, severally and for itself alone, agrees to make a loan (relative to such Lender, its "Term Loan" and collectively, for all Lenders, the "Term Loans") to the Borrower equal to such Lender's Term Loan Commitment Percentage of the aggregate amount of the Borrowing of Term Loans requested by the Borrower to be made on such day; provided, however, that no Lender shall be permitted or required to make any Term Loan if, after giving effect thereto (a) the aggregate original principal amount of all Term Loans of all Lenders would exceed the Term Loan Commitment Amount or (b) the original principal amount of such Lender's Term Loan would exceed such Lender's Term Loan Commitment Percentage of the Term Loan Commitment Amount. No amounts paid or prepaid with respect to any Term Loan may be reborrowed.

                 SECTION 2.1.3. Letter of Credit Commitment. From time to time on any Banking Day occurring prior to the Letter of Credit Commitment Termination Date, the Issuing Lender will issue and each Lender (other than the Issuing Lender) will participate in, Letters of Credit, in accordance with and subject to the provisions of ARTICLE V.

                 SECTION 2.2. Reduction of Revolving Credit Commitment. Borrower may, at any time, on at least three days' prior written notice received by the Agent (which shall promptly advise each Lender), permanently reduce the Revolving Credit Commitment Amount by paying to the Agent for the account of the Lenders such amount as is necessary to reduce the outstanding principal balance of the Revolving Loans plus Letter of Credit Liabilities to such reduced Revolving Credit Commitment Amount together with all accrued and unpaid interest on the amount of the Revolving Loans being prepaid; provided, however, that all such reductions shall be permanent, and any partial reduction shall be in a minimum amount of $1,000,000 and in an integral multiple of $1,000,000 in excess thereof.

                 SECTION 2.3.  Borrowing Procedure; Remitting Funds.

                 SECTION 2.3.1. Borrowing Request. Each Borrowing shall be made upon Borrower's irrevocable written or telephonic (promptly confirmed in writing) notice delivered to the Agent, which written notice (or confirmation of telephonic notice) shall be in the form of a Notice of Borrowing and must be received by Agent not later than 11:00 a.m. (Chicago, Illinois time) (i) three Banking Days prior to the requested borrowing date, in the case of Eurodollar Rate Loans and (ii) on the requested borrowing date, in the case of Base Rate Loans, specifying:

                    (a) the amount of the Borrowing, which shall be in an aggregate minimum amount of $1,000,000 or any multiple of $500,000 in excess thereof;

                    (b) the requested borrowing date, which shall be a Banking Day;

                    (c)  the Type and Class of Loans comprising the Borrowing;
                 and

                    (d) if there is to be a Borrowing of Eurodollar Rate Loans of either Class, the duration of the Interest Period applicable to each such Class of Loans included in such notice. If the Notice of Borrowing fails to specify the duration of the Interest Period for any Borrowing of Eurodollar Rate Loans, such Interest Period shall be one month;

provided, however, that with respect to the Borrowing to be made on the Closing Date, the Notice of Borrowing shall be delivered to the Agent not later than 11:00 a.m. (Chicago, Illinois time) on the Closing Date and such Borrowing will consist of Base Rate Loans only. Each telephonic notice shall be confirmed by a Notice of Borrowing executed by an Authorized Person and delivered not later than the next following Banking Day, it being understood, however, that any failure to so confirm any telephonic notice or otherwise to comply with the provisions of this SECTION 2.3.1 shall not affect the obligation of the Borrower to repay each Loan in accordance with the terms of this Agreement and any Notes.

                 SECTION 2.3.2. Agent to Notify Lenders. The Agent will promptly notify each Lender of its receipt of any Notice of Borrowing and of the amount of such Lender's Percentage of that Borrowing.

                 SECTION 2.3.3. Remitting of Funds. Each Lender will make the amount of its relevant Percentage share of each Borrowing available to the Agent for the account of the Borrower at the Agent's Payment Office by 1:00 p.m. (Chicago, Illinois time) on the borrowing date requested by the Borrower in funds immediately available to the Agent. The proceeds of all such Loans will then be made available to the Borrower by the Agent, at the Borrower's option, either (i) by crediting a bank account maintained by the Borrower on the books of BAI with the aggregate of the amounts made available to the Agent by the Lenders and in like funds as received by the Agent or (ii) by wire transfer in accordance with written instructions provided to the Agent by the Borrower of like funds as received by the Agent. The failure of any Lender to make any Loan on any borrowing date shall not relieve any other Lender of any obligation hereunder to make a Loan on such borrowing date, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on any borrowing date.

                 SECTION 2.4.  Loan Options; Continuation and Conversion of
Loans.

                 SECTION 2.4.1. Loan Options. All or any portion of either Class of Loans may be maintained as either Type of Loan, as shall be selected by the Borrower from time to time except as otherwise provided herein.

                 SECTION 2.4.2.  Continuation and/or Conversion of Loans.

                    (a) The Borrower may, upon irrevocable written or telephonic (promptly confirmed in writing) notice delivered to the Agent:

                              (1) elect, as of any Banking Day, in the case of Base Rate Loans, or as of the last day of the applicable Interest Period, in the case of Eurodollar Rate Loans, to convert any Class of such Loans (or any part thereof in an amount not less than $1,000,000, or that is in an integral multiple of $500,000 in excess thereof) into Loans of the other Type; or

                              (2)     elect, as of the last day of the
                    applicable Interest Period, to continue any Class of Eurodollar Rate Loans having Interest Periods expiring on such day (or any part thereof in an amount not less than $1,000,000, or that is in an integral multiple of $500,000 in excess thereof);

                 provided, that:

                              (A) notwithstanding the foregoing, no portion of a Loan being maintained as a Base Rate Loan shall be converted into a Eurodollar Rate Loan, and no portion of a Loan being maintained as a Eurodollar Rate Loan shall be continued as such Type of Loan, less than 30 days before the Facility Termination Date or Term Loan Maturity Date, as applicable;

                              (B) if at any time the aggregate amount of Eurodollar Rate Loans in respect of any Borrowing is reduced, by payment, prepayment, or conversion of part thereof to be less than $1,000,000, such Eurodollar Rate Loans shall automatically convert into Base Rate Loans, and on and after such date the right of the Borrower to continue such Loans as, and convert such Loans into, Eurodollar Rate Loans shall terminate;

                              (C) unless the Required Lenders otherwise consent, during the existence of an Event of Default the Borrower may not elect to have a Loan or portion thereof converted into or continued as an Eurodollar Rate Loan; and

                              (D) unless the Agent otherwise consents (such consent not be unreasonably withheld or delayed), no Loan or portion thereof being maintained as a Base Rate Loan shall be converted into a Eurodollar Rate Loan and no portion of a Loan being maintained as a Eurodollar Rate Loan shall be continued as such Type of Loan if, as a result of such continuation or conversion, a prepayment of a Eurodollar Rate Loan on a date other than the last day of the current Interest Period of Loan would result from the payment when due of any scheduled principal repayment.

                    (b) Each notice of continuation or conversion of a Loan shall be received by the Agent not later than 11:00 a.m. (Chicago, Illinois time) at least (i) three Banking Days in advance of the conversion/continuation date if the Loans are to be converted into or continued as Eurodollar Rate Loans or (ii) on the conversion/continuation date if the Loans are to be converted into Base Rate Loans, specifying:

                              (1)     the proposed conversion/continuation date;

                              (2) the aggregate amount of Loans of each Class to be converted or continued;

                              (3)     the Type of Loans resulting from the
                    proposed conversion or continuation; and

                              (4) other than in the case of conversions into Base Rate Loans, the duration of the requested Interest Period.

                 Each written notice (or confirmation of telephonic notice) shall be in the form of a Notice of Continuation/Conversion executed by an Authorized Person. Each confirmation of telephonic notice shall be delivered not later than the next following Banking Day, it being understood, however, that any failure to so confirm any telephonic notice or otherwise to comply with the provisions of this SECTION 2.4.2 shall not affect the obligation of the Borrower to repay each Loan in accordance with the terms of this Agreement and any Notes.

                    (c) If upon the expiration of an Interest Period applicable to any Eurodollar Rate Loan, the Borrower has failed to select timely a new Interest Period to be applicable to such Eurodollar Rate Loan, or if any Event of Default then exists, the Borrower shall be deemed to have elected to convert such Eurodollar Rate Loan into a Base Rate Loan effective as of the expiration date of such Interest Period.

                    (d) The Agent will promptly notify each Lender of its receipt of a Notice of Conversion/Continuation, or, if no timely notice is provided by the Borrower, the Agent will promptly notify each Lender of the details of any automatic conversion. All conversions and continuations shall be pro rated among the applicable outstanding Loans of all Lenders.

                 SECTION 2.5. Lender's Option in Funding of Loans. Each Lender may, if it so elects, fulfill its obligation to make, continue or convert a Eurodollar Rate Loan by causing one of its foreign branches or Related Parties (or an international banking facility created by such Lender) to make or maintain such Eurodollar Rate Loan; provided, however, that such Eurodollar Rate Loan shall nonetheless be deemed to have been made and to be held by such Lender, and the obligation of the Borrower to repay such Eurodollar Rate Loan shall nevertheless be to such Lender for the account of such foreign branch, Related Party or international banking facility.

                 SECTION  2.6.        Loan Accounts; Notes.

                 SECTION 2.6.1. Loan Accounts. The Agent shall establish or cause to be established on its books in Borrower's name one or more accounts (each a "Loan Account") to evidence Loans made by the Lenders to Borrower.The Loans made by each Lender shall be evidenced by one or more loan accounts or records maintained by such Lender in the ordinary course of business. The Loan Accounts or records maintained by the Agent and each Lender shall be conclusive absent demonstrable error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Loans.

                 SECTION 2.6.2. Notes. Upon the request of any Lender made through the Agent, the Loans made by such Lender may be evidenced by a Revolving Note or a Term Note, as applicable, instead of or in addition to Loan Accounts. Each such Lender shall endorse on the schedules annexed to its Note(s) the date, amount and maturity of each Loan made by it and the amount of each payment of principal made by the Borrower with respect thereto. Each such Lender is irrevocably authorized by the Borrower to endorse its Note(s) and each Lender's record shall be conclusive absent demonstrable error; provided, however, that the failure of a Lender to make, or an error in making, a notation thereon with respect to any Loan shall not limit or otherwise affect the obligations of the Borrower hereunder or under any such Note to or to the order of such Lender.


                                   ARTICLE III

                                INTEREST AND FEES

                 SECTION 3.1.  Interest - Base Rate Loans.

                 SECTION 3.1.1. Revolving Loans. Subject to SECTION 3.3, the unpaid principal of each Revolving Loan or portion thereof maintained as a Base Rate Loan shall bear interest to maturity at a rate per annum equal to the Base Rate in effect from time to time plus the Applicable Margin for Base Rate Loans. Interest accrued to maturity on that portion of Revolving Loans maintained as Base Rate Loans shall be payable on each Interest Payment Date and at maturity.

                 SECTION 3.1.2. Term Loans. Subject to SECTION 3.3, The unpaid principal of each Term Loan or portion thereof maintained as a Base Rate Loan shall bear interest to maturity at a rate per annum equal to the Base Rate in effect from time to time plus the Applicable Margin for Base Rate Loans. Interest accrued to maturity on the Term Loans maintained as Base Rate Loans shall be payable on each Interest Payment Date and at maturity.

                 SECTION 3.2.  Interest - Eurodollar Rate Loans.

                 SECTION 3.2.1. Revolving Loans. Subject to SECTION 3.3, the unpaid principal of each Revolving Loan or portion thereof maintained as a Eurodollar Rate Loan shall bear interest to maturity at a rate per annum equal to the Interbank Rate (Reserve Adjusted) in effect for each Interest Period plus the Applicable Margin for Eurodollar Rate Loans. Interest accrued to maturity on that portion of Revolving Loans maintained as Eurodollar Rate Loans shall be payable on each Interest Payment Date.

                 SECTION 3.2.2. Term Loans. Subject to SECTION 3.3, the unpaid principal of each Term Loan or portion thereof maintained as a Eurodollar Rate Loan shall bear interest to maturity at a rate per annum equal to the Interbank Rate (Reserve Adjusted) in effect for each Interest Period plus the Applicable Margin for Eurodollar Rate Loans. Interest accrued to maturity on the Term Loans or portion thereof maintained as Eurodollar Rate Loans shall be payable on each Interest Payment Date and at maturity.

                 SECTION 3.3. Interest During Event of Default. Notwithstanding SECTIONS 3.1 and 3.2, at any time that an Event of Default exists, the Borrower shall pay interest on the outstanding principal of each Loan, accruing from (and including) the date such Event of Default occurs to (but excluding) the date such Event of Default ceases to exist, at the Post Default Rate of interest applicable to such Loan. All interest accruing at any time that an Event of Default exists shall be payable on demand.

                 SECTION 3.4.  Fees.

                 SECTION 3.4.1. Closing Fee. Borrower agrees to pay, on the Effective Date, to the Agent for the account of the Lenders pro rata according to their Percentages, a closing fee of $90,000. At the request of the Borrower, the amount of any closing fee due under this Section may be advanced to Borrower as a part of the initial Revolving Loans.

                 SECTION 3.4.2. Nonuse Fee. Borrower agrees to pay, to the Agent for the account of each Lender pro rata according to its Revolving Credit Commitment Percentage, for the period (including any portion thereof when the Lenders' Revolving Credit Commitments are suspended by reason of any failure to satisfy any of the conditions precedent set forth in ARTICLE X) from the Effective Date through the Revolving Credit Commitment Termination Date, an aggregate fee ("Nonuse Fee") equal to 0.50% per annum on the daily average amount by which the Revolving Credit Commitment Amount exceeds the outstanding principal balance of the Revolving Loans plus the Letter of Credit Liabilities; provided, however, that, subject to the penultimate sentence of this section (a) the Nonuse Fee during the period from the Effective Date to the first date on which the Borrower shall be required to deliver a Compliance Certificate pursuant to SECTION 8.1.1(D) shall be 0.300% per annum and (b) the Nonuse Fee during each subsequent period from and including the date on which the Borrower shall have delivered a Compliance Certificate pursuant to SECTION 8.1.1(D) demonstrating in reasonable detail (based upon financial statements of the Borrower for the period covered by such certificate that have been delivered to the Agent and the Lenders pursuant to SECTION 8.1.1(A) or 8.1.1(B)), that the Debt Ratio, as of the end of the respective Fiscal Quarter or Fiscal Year, is within one of the ranges set forth below, to but excluding the date of delivery of the next Compliance Certificate, shall equal the percentage per annum set forth in the following table:


                    Ratio             Nonuse Fee


                 Equal to or greater
                 than 2.5 to 1.0        0.50%

                 Less than 2.5 to 1.0
                 but equal to or greater
                 than 2.0 to 1.0        0.375%

                 Less than 2.0 to 1.0
                 but equal to or greater
                 than 1.5 to 1.0        0.300%

                 Less than 1.5 to 1.0
                 but equal to or greater
                 than 1.0 to 1.0        0.250%

                 Less than 1.0 to 1.0   0.200%


Notwithstanding the foregoing, the "Nonuse Fee" during any period when an Unmatured Event of Default or an Event of Default in delivery of the certificated pursuant to SECTION 8.1.1(D) shall have occurred and be continuing, shall be determined without reference to the foregoing chart. The fee provided for in this SECTION 3.4.2 shall be payable in arrears on each Quarterly Payment Date for the period then ended and on the last to occur of the Revolving Credit Commitment Termination Date and the date all Revolving Loans are repaid in full, for the period then ended for which no fee shall have been paid.

                 SECTION 3.4.3. Letter of Credit Fees. Borrower agrees to pay to the Agent, for the benefit of the Issuing Lender, a fee (the "Fronting Fee") equal to 0.125% per annum of the daily average outstanding Letter of Credit Exposure of the Lenders other than the Issuing Lender. Borrower further agrees to pay the Agent, for the account of the Lenders according to their respective Revolving Credit Commitment Percentages, a commission equal to 1.50% per annum (calculated on the basis of a year consisting of 360 days and paid for actual days elapsed) on the aggregate daily average outstanding Letter of Credit Liabilities. The fees payable pursuant to this Section shall be payable in arrears on each Quarterly Payment Date.

                 SECTION 3.4.4. Agent's Fees. Borrower agrees to pay the Agent for its own account certain fees in the amounts and at the times separately agreed to by Borrower and the Agent from time to time.

                 SECTION 3.4.5. Method of Calculating Interest and Fees. Interest on each Base Rate Loan and the fees provided for in SECTIONS 3.4.2 and
3.4.3 shall be computed on the basis of a year consisting of 360 days and paid for actual days elapsed. Interest on each Eurodollar Rate Loan shall be computed on the basis of a year consisting of 360 days and paid for actual days elapsed, calculated as to each Interest Period from (and including) the first day thereof to (but excluding) the last day thereof.


                                   ARTICLE IV

                          PAYMENTS; PREPAYMENTS; OFFSET

                 SECTION 4.1. Time and Place of Payment By Borrower. All payments hereunder by Borrower (including payment of Reimbursement Obligations and payments with respect to any Notes) shall be made without withholding, deduction, recoupment, setoff or counterclaim. Except as otherwise provided in this Agreement, all payments by Borrower shall be made to the Agent, for the pro rata account of the Agent and the Lenders entitled to receive such payment, as provided for herein, in immediately available funds (except as the Required Lenders may otherwise consent) prior to 12 o'clock noon, Chicago time, on the date due, at the Agent's Payment Office, or at such other place as may be designated by the Agent to Borrower in writing. Any payments received after such time shall be deemed received on the next Banking Day. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a date other than a Banking Day, such payment may be made on the next succeeding Banking Day, and such extension of time shall be included in the calculation of interest and any fees.

                 SECTION 4.2.  Revolving Loans.

                 SECTION 4.2.1. Scheduled Repayment of Revolving Loans. All Revolving Loans hereunder shall be repaid by Borrower on the Revolving Credit Commitment Termination Date.

                 SECTION 4.2.2. Voluntary Prepayment of Revolving Loans. Subject to SECTION 4.4, Borrower may prepay the principal of all Revolving Loans in whole or in part without premium or penalty other than pursuant to
SECTION 6.5. Any partial prepayment of principal shall be in a minimum amount equal to the lesser of (i) the aggregate outstanding principal balance of all Revolving Loans and (ii) $1,000,000 and an integral multiple of $500,000 in excess thereof.

                 SECTION 4.2.3. Mandatory Prepayment of Revolving Loans. In the event the aggregate outstanding principal balance of all Revolving Loans exceeds the Revolving Loan Availability, Borrower shall, unless the Agent and the Lenders shall otherwise consent, upon the Agent's demand immediately make such repayments of the Revolving Loans or take such other actions as shall be necessary to eliminate such excess.

                 SECTION 4.3.  Term Loans.

                 SECTION 4.3.1. Scheduled Repayment of Term Loans. The entire outstanding principal balance of the Term Loans shall be repaid in full on the
Term Loan Maturity Date.   Prior thereto the Borrower shall, on each Quarterly
Payment Date, make a scheduled repayment of the outstanding principal amount, if any, of the Term Loans of all Lenders in the aggregate amounts and on the Quarterly Payment Dates set forth in SCHEDULE 4.3.1.

                 SECTION  4.3.2.  Voluntary Prepayment of Term Loans.Subject to
SECTION 4.4, Borrower may prepay the principal of all Term Loans in whole or in part without premium or penalty other than pursuant to SECTION 6.5. Any partial prepayment of principal shall be in a minimum amount equal to the lesser of
(i) the aggregate outstanding principal balance of all Term Loans and
(ii) $1,000,000 and an integral multiple of $500,000 in excess thereof, and shall be applied in accordance with SECTION 4.3.4.

                 SECTION 4.3.3. Mandatory Prepayment of Term Loans. In addition to the other payments required hereunder, Borrower shall make prepayments of the Term Loans in the amounts and at the times required pursuant to this Section, which prepayments shall be applied in accordance with
SECTION 4.3.4..

                    (a) Without limiting the obligation of the Borrower to obtain the consent of the Required Lenders with respect to any Disposition which is not a Permitted Disposition, in the event that the Net Available Proceeds of any Disposition (herein, the "Current Disposition"), together with the Net Available Proceeds of all prior Dispositions as to which a prepayment of the Term Loans has not been made under this SECTION 4.3.3(A), shall exceed $2,000,000, then, no later than five Banking Days prior to the occurrence of the Current Disposition, the Borrower will deliver to the Agent and the Lenders a statement, certified by the Borrower's chief financial Authorized Person, in form and detail reasonably satisfactory to the Agent, of the amount of the anticipated Net Available Proceeds of the Current Disposition and of all such prior Dispositions as to which a prepayment has not yet been made under this SECTION 4.3.3(A). The Borrower shall, promptly upon receipt of the Net Available Proceeds from the Current Disposition, prepay the Term Loans, in an aggregate amount equal to 25% of the aggregate Net Available Proceeds of the Current Disposition and such prior Dispositions as to which a prepayment has not been made.

                    (b) After the occurrence of any event described in clause (e) of the definition of Disposition (a "Casualty Event") with respect to equipment or other fixed or capital assets of the Borrower or any of its Subsidiaries, which results in a loss in excess of $1,000,000, the Borrower shall give prompt notice thereof to the Agent and the Lenders. If no Unmatured Event of Default or Event of Default has occurred and is continuing, the Borrower may, at its option (to be exercised by delivery of notice to the Agent within 30 days of such Casualty Event), elect to apply the Net Available Proceeds of such Casualty Event to either (i) the repair or replacement of the property affected thereby or (ii) the prepayment of the Term Loans. If an Unmatured Event of Default or an Event of Default exists, or if the Borrower fails to make such election within 30 days of such Casualty Event, the Borrower shall, upon the Agent's demand make a prepayment of the Term Loans in an amount equal to not less than 25% of such Net Available Proceeds. If the Borrower timely elects to repair or replace the affected property, such repair or replacement shall be completed not later than 180 days after the occurrence of the relevant Casualty Event (or such longer period of time as shall be consented to by the Agent (such consent not to be unreasonably withheld or delayed)). To the extent such repair or replacement is not completed by the expiration of such period, the Borrower shall upon the Agent's demand make a prepayment of the Term Loans in an amount equal to not less than 25% of the remaining Net Available Proceeds which have not been applied to repair or replacement of the affected property. Nothing in this Section shall be deemed to constitute a waiver by the Agent or any Lender of any rights or remedies available under any of the Collateral Documents with respect to any Collateral.

                 SECTION 4.3.4. Application of Prepayments of Term Loans. Any prepayment of the Term Loans pursuant to Section 4.3.3 shall be applied to the remaining unpaid installments of the Term Loans in the inverse order of their maturities. Any prepayments of the Term Loans pursuant to Section 4.3.2 shall be applied either (a) to the remaining unpaid installments of the Term Loans in the inverse order of their maturities or (b) pro rata to the remaining unpaid installments of the Term Loans, as the Borrower shall elect.

      SECTION 4.4. Other Provisions Applicable to Payments of Loans. Borrower shall give the Agent (which shall promptly advise each Lender) prior written or telephonic notice of any intended prepayment of the Loans not later than 10:00 a.m. (Chicago, Illinois time) (a) at least three Banking Days' prior to the date of prepayment in the case of Eurodollar Rate Loans, and (b) on the Banking Day of prepayment, in the case of Base Rate Loans. The Borrower shall confirm in writing, not later than the next following Banking Day, any telephonic notice of prepayment. Once made, a notice of prepayment shall be irrevocable. Except for prepayments made in connection with a repayment in full of all of the Liabilities (other than those which expressly survive termination of this Agreement) and a termination of the Commitments, or unless the Agent shall otherwise consent (which consent shall not be unreasonably withheld or delayed), no prepayment of Eurodollar Rate Loans may be made on a day which is not the last day of the Interest Period for such Loans. All repayments and prepayments by Borrower with respect to the Loans shall be made pro rata among Loans of the same Type and Class and, if the Loans are Eurodollar Rate Loans, having the same Interest Period, of all Lenders.

      SECTION 4.5. Agent May Assume Borrower Payment. Unless the Agent receives notice from the Borrower prior to the date on which any payment under this Agreement or under any Notes is due to the Lenders that the Borrower will not make such payment in full as and when required, the Agent may assume that the Borrower has made such payment in full to the Agent on such date in immediately available funds and the Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower has not made such payment in full to the Agent, each Lender shall repay to the Agent on demand such amount distributed to such Bank, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Lender until the date repaid.

      SECTION 4.6.  Payments by the Lenders to the Agent and Agent to Lenders.

      SECTION 4.6.1. Agent May Assume Payment By Lender. Unless the Agent receives notice from a Lender on or prior to the Closing Date or, with respect to any Borrowing after the Closing Date, at least one Banking Day prior to the date of such Borrowing, that such Lender will not make available as and when required hereunder to the Agent for the account of the Borrower the amount of that Bank's Percentage of the Borrowing, the Agent may assume that each Lender has made such amount available to the Agent in immediately available funds on the borrowing date and the Agent may (but shall not be so required), in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent any Lender shall not have made its full amount available to the Agent in immediately available funds and the Agent in such circumstances has made available to the Borrower such amount, that Lender shall on the Banking Day following such borrowing date make such amount available to the Agent, together with interest at the Federal Funds Rate for each day during such period. A notice of the Agent submitted to any Lender with respect to amounts owing under this SECTION 4.6.1 shall be conclusive, absent manifest error. If such amount is so made available, such payment to the Agent shall constitute such Bank's Loan on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to the Agent on the Banking Day following the borrowing date, the Agent will notify the Borrower of such failure to fund and, upon demand by the Agent, the Borrower shall pay such amount to the Agent for the Agent's account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing. The failure of any Lender to make fund its Percentage of any Borrowing on the date due from such Lender shall not relieve any other Lender of any obligation hereunder to fund its Percentage share of such Borrowing on such date, but no Lender shall be responsible for the failure of any other Lender to fund its share of any Borrowing.

      SECTION 4.6.2. Agent's Payments to Lenders. The Agent will make available to each Lender, not later than 3:00 p.m., Chicago, Illinois time on the same Banking Day and in like funds as are received by the Agent, such Lender's ratable share of any payments received by the Agent from the Borrower at the Agent's Payment Office on or prior to 12:00 noon Chicago, Illinois time on a Banking Day. Payments received by the Agent after 12:00 noon Chicago, Illinois time on a Banking Day will be made available to the Lender(s) entitled to share therein not later than 12:00 noon Chicago, Illinois time on the next succeeding Banking Day.

      SETOFF 4.7. Setoff. In addition to and not in limitation of all other rights and remedies (including other rights of offset or banker's lien) that any Lender or any other holder of any Note may have under applicable law, each Lender or such other holder shall, upon the occurrence and during the continuance of any Event of Default described in SECTION 9.1.7 or, with the consent of the Required Lenders, upon the occurrence and during the continuance of any other Event of Default, have the right to appropriate and apply to the payment of the Liabilities (whether or not then due), in such order of application as such Lender or such other holder may elect, any and all balances, credits, deposits (general or special, time or demand, provisional or final), accounts or moneys of Borrower then or thereafter with such Lender or such other holder. The Agent shall promptly advise Borrower of any such setoff and application upon learning thereof, but failure to do so shall not affect the validity of such setoff and application. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff under applicable law or otherwise) which such Lender may have.


                                    ARTICLE V

                                LETTERS OF CREDIT

      SECTION 5.1. Requests of Issuance of Letters of Credit. By delivering to the Issuing Lender (with a copy to the Agent) not later than ten Banking Days prior to the Revolving Credit Commitment Termination Date, a properly completed Application for a Letter of Credit executed by an Authorized Person together with such other documents, instruments and/or agreements as the Issuing Lender may reasonably require, the Issuing Lender shall issue Letters of Credit on such terms as are satisfactory to the Issuing Lender, and each Lender (other than the Issuing Lender) shall participate in each such Letter of Credit upon the terms contained in this Agreement and incur Letter of Credit Exposure in an amount equal to its Revolving Credit Commitment Percentage of such Letter of Credit. Upon receipt of a copy of an Application, the Agent shall promptly notify the Lenders thereof. Notwithstanding the foregoing, the Issuing Lender shall not be required to issue, and no Lender shall be required to incur Letter of Credit Exposure with respect to, any Letter of Credit if, before or after giving effect to the issuance of such Letter of Credit:

           (a) either (i) the aggregate Letter of Credit Liabilities exceeds or would exceed the Letter of Credit Availability or (ii) such Lender's Letter of Credit Exposure, together with the aggregate outstanding principal amount of all Revolving Loans of such Lender, exceeds or would exceed such Lender's Percentage of the Revolving Credit Commitment Amount;

           (b) the aggregate Letter of Credit Liabilities plus Loans hereunder outstanding exceeds or would exceed any limit imposed on the Issuing Lender by any Governmental Authority having jurisdiction over the Issuing Lender or any other Lender under or pursuant to, or if the issuance of such Letter of Credit would otherwise cause a violation of, any Requirement of Law.

      SECTION 5.2. Letter of Credit Provisions. Each Letter of Credit shall, by its terms:

           (a)    be issued in a stated amount which is at least $__________;

           (b) be stated to expire on a date (its "Expiry Date") which is not later than the earlier of (1) one year from its date of issuance and (2) the Banking Day prior to the Revolving Credit Commitment Termination Date; and

           (c) on or prior to its Expiry Date: (1) terminate immediately upon notice to the Agent or Issuing Lender from the beneficiary thereunder that all obligations covered thereby have been terminated, paid, or otherwise satisfied in full or (2) reduce in part immediately and to the extent the beneficiary thereunder has notified the Agent or Issuing Lender that the obligations covered thereby have been paid or otherwise satisfied.

      Unless otherwise consented to by the Required Lenders, as long as no Unmatured Event of Default or Event of Default exists, by delivery to the Issuing Lender and the Agent of a written request therefor at least 30 Banking Days prior to the Expiry Date of any Letter of Credit, the Borrower may request the Issuing Lender to extend the Expiry Date of such Letter of Credit for an additional period not to exceed the earlier of one year from its date of extension and the day immediately preceding the Revolving Credit Commitment Termination Date.

      SECTION 5.3. Issuances and Extensions. On the terms and subject to the conditions of this Agreement (including ARTICLE X), the Issuing Lender shall issue Letters of Credit, and extend the Expiry Dates of outstanding Letters of Credit, in accordance with the Borrower's requests made therefor. The Issuing Lender will make available the original of each Letter of Credit which it issues to the beneficiary thereof (and will promptly provide each of the Lenders with a copy of such Letter of Credit) and will notify the beneficiary under any Letter of Credit of any extension of the Expiry Date thereof.

      SECTION 5.4. Issuing Lender's Expenses. The Borrower agrees to pay to the Agent for the account of the Issuing Lender all administrative expenses of the Issuing Lender in connection with the issuance, amendment, maintenance, modification (if any) and administration of each Letter of Credit, in accordance with the Issuing Lender's published fees as in effect from time to time, upon demand from time to time.

      SECTION 5.5.  Lenders' Purchase of Participation in Letters of Credit.

      (a) Each Letter of Credit issued (or, pursuant to SECTION 5.5(B), deemed to have been issued) pursuant to this ARTICLE V shall, effective upon its issuance and without further action, be issued on behalf of all Lenders (including the Issuing Lender) pro rata according to their respective Revolving Credit Commitment Percentages. Simultaneously with the issuance (or, pursuant to SECTION 5.5(B), deemed issuance) by the Issuing Lender of any Letter of Credit, each Lender (other than the Issuing Lender) shall be deemed to have irrevocably and unconditionally purchased and received from the Issuing Lender, without recourse or warranty, an undivided interest and participation in such Letter of Credit, including, without limitation, all obligations of the Borrower with respect thereto and any security therefor or guarantees pertaining thereto, in an amount equal to such Lender's Revolving Credit Commitment Percentage of the amount of such Letter of Credit, and shall be responsible to reimburse the Issuing Lender promptly for any Reimbursement Obligations which have not been reimbursed by the Borrower in accordance with SECTION 5.7, or which have been reimbursed by the Borrower but must be returned, restored or disgorged by the Issuing Lender for any reason. In the event that the Borrower shall fail to reimburse the Issuing Lender, or if for any reason Revolving Loans shall not be made to fund any Reimbursement Obligation, all as provided in SECTION 5.7 and in an amount equal to the amount of any drawing honored by the Issuing Lender under a Letter of Credit, or in the event the Issuing Lender must for any reason return or disgorge such reimbursement, the Issuing Lender shall promptly notify each Lender of the unreimbursed amount of such drawing and of such Lender's respective participation therein. Each Lender shall make available to the Agent, for the account of the Issuing Lender, whether or not any Unmatured Event of Default or Event of Default shall have occurred and be continuing, an amount equal to its respective Revolving Credit Commitment Percentage of such Reimbursement Obligation in same day or immediately available funds at the office of the Agent not later than 12 o'clock noon, Chicago, Illinois time, on the Banking Day after the date notified by the Agent or the Issuing Lender. The obligation of each Lender (other than the Issuing Lender) to provide the Agent with such Lender's Revolving Credit Commitment Percentage of the amount of any payment or disbursement made by the Issuing Lender under any outstanding Letter of Credit shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which such Lender may have or have had against a beneficiary of any Letter of Credit or any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Agent, the Issuing Lender, any other Lender or any other Person, whether in connection with this Agreement, the Application, any Letter of Credit, the transactions contemplated herein or any unrelated transactions, including, without limitation, (1) any defense based on the failure of the demand for payment under such Letter of Credit to conform to the terms of such Letter of Credit, (2) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, (3) the legality, validity, regularity or enforceability of this Agreement or such Letter of Credit, (4) the identity of the transferee of such Letter of Credit or the sufficiency of any transfer if such Letter of Credit is transferable, (5) any failure of the Agent or the Issuing Lender to provide timely notice to the Lender of any drawing under any Letter of Credit or (6) the occurrence or continuance of any Event of Default or Unmatured Event of Default. In the event that any Lender fails to make available to the Issuing Lender the amount of such Lender's Revolving Credit Commitment Percentage of such Reimbursement Obligation as provided herein, the Issuing Lender shall be entitled to recover such amount from such Lender on demand together with interest at the daily average Federal Funds Rate for three Banking Days (together with such other compensatory amounts as may be required to be paid by such Lender to the Agent pursuant to the Rules for Interbank Compensation of the council on International Banking or the Clearinghouse Compensation Committee, as the case may be, as in effect from time to time) and thereafter at the rate of interest from time to time applicable to Base Rate Loans. Notwithstanding the foregoing, nothing in this Section shall be deemed to prejudice the right of any Lender to recover from the Issuing Lender any amounts made available by such Lender to the Issuing Lender pursuant to this Section in the event of a final determination by a court of competent jurisdiction that the payment with respect to a Letter of Credit by the Issuing Lender in respect of which payment was made by such Lender constituted gross negligence, willful misconduct or bad faith on the part of the Issuing Lender. The Issuing Lender shall distribute to each other Lender which has paid all amounts payable by it under this Section with respect to any Letter of Credit, such other Lender's Revolving Credit Commitment Percentage of all payments received by the Issuing Lender from the Borrower in reimbursement of drawings honored by the Issuing Lender under such Letter of Credit when such payments are received. If any Lender shall fail to pay the amount of its participation in a Letter of Credit drawing on the date such amount is due in accordance with this Section, the Issuing Lender shall be deemed to have advanced funds in such amount on behalf of such other Lender. Each such advance shall be secured by such other Lender's participation interest herein, and the Issuing Lender shall be subrogated to such other Lender's rights hereunder in respect thereof. At the option of the Issuing Lender, such advance may be repaid by the Agent's turning over to the Issuing Lender, for application by the Issuing Lender to amounts owed to the Issuing Lender by such other Lender, of any payment received by the Agent or the Issuing Lender which such other Lender is otherwise entitled to receive under this Agreement. Any amount not paid by such other Lender to the Issuing Lender hereunder shall bear interest for each day from the day such payment was due until such payment shall be paid in full at a rate per annum equal to the rate of interest then applicable to Base Rate Loans. The obligations of each Lender under this Section shall continue until the last to occur of (a) the Letter of Credit Commitment Termination Date and (b) the date the Letter of Credit Liabilities have been reduced to zero.

      (b) On the Effective Date, and after satisfaction of the conditions precedent set forth in SECTION 10.1 (other than SECTION 10.1.8), (i) each Pre-Existing Letter of Credit issued by a Related Party of the Issuing Lender shall be deemed to be a Letter of Credit issued by the Issuing Lender hereunder and
(ii) pursuant to a Letter of Credit Indemnification Agreement dated as of December 31, 1996 (the "LC Indemnity Agreement") between the Issuing Lender and Foothill Capital Corporation ("Foothill"), the Issuing Lender has agreed to indemnify Foothill for any amounts Foothill is required to pay with respect to the Pre-Existing Letters of Credit not included in clause (i). Each Pre-Existing Letter of Credit described in clause (i), and the LC Indemnity Agreement referred to in clause (ii) shall be deemed to be a Letter of Credit issued by the Issuing Lender and outstanding hereunder, and each Lender shall incur Letter of Credit Exposure with respect to each such Pre-Existing Letter of Credit and the LC Indemnity Agreement in accordance with paragraph (a) of this
SECTION 5.5 in an amount equal to such Lender's Revolving Credit Commitment Percentage of the Letter of Credit Liabilities with respect to each such Pre-Existing Letter of Credit and the LC Indemnity Agreement.

      SECTION 5.6. Disbursements. The Issuing Lender will notify the Borrower and the Agent promptly of the presentment for payment of any Letter of Credit, together with notice of the date (a "Disbursement Date") such payment shall be made. Subject to the terms and provisions of such Letter of Credit, the Issuing Lender shall make such payment to the beneficiary (or its designee) of such Letter of Credit. Prior to 12 o'clock noon, Chicago, Illinois time, on the Disbursement Date, the Borrower will reimburse the Issuing Lender for all amounts which it has disbursed under the Letter of Credit. To the extent the Issuing Lender is not reimbursed in full in accordance with the third sentence of this Section, the Borrower's Reimbursement Obligation shall accrue interest
(a) at the interest rate applicable to Base Rate Loans for the period from the Disbursement Date until the third Banking Day following the Disbursement Date and (b) thereafter until paid at the Default Rate applicable to Base Rate Loans, such interest to be payable on demand. In the event the Issuing Lender is not reimbursed by the Borrower on the Disbursement Date, or if the Issuing Lender must for any reason return or disgorge such reimbursement, the Lenders (including Issuing Lender) shall, on the terms and subject to the conditions of this Agreement, fund the Reimbursement Obligation therefor by making, on the next Banking Day, Revolving Loans which are Base Rate Loans as provided in
SECTION 2.1.2 (the Borrower being deemed to have given a timely request therefor for such amount); provided, however, for the purpose of determining the availability of the Commitments to make Revolving Loans immediately prior to giving effect to the application of the proceeds of such Revolving Loans, such Reimbursement Obligation shall be deemed not to be outstanding at such time.

      SECTION 5.7. Reimbursement By Borrower of Drawings Under Letters of Credit. Borrower irrevocably agrees to immediately reimburse the Issuing Lender, on demand, and without setoff, protest, defense or counterclaim of any kind, for each payment made by the Issuing Lender under or pursuant to any Letter of Credit. Borrower's obligation (a "Reimbursement Obligation") to reimburse the Issuing Lender for payments and disbursements made by the Issuing Lender under any Letter of Credit shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which Borrower may have or have had against the Issuing Lender or any other Person, including, without limitation, any defense based on the failure of the demand for payment under such Letter of Credit to conform to the terms of such Letter of Credit, any draft, demand or certificate or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient, the failure of any disbursement to conform to the terms of the applicable Letter of Credit (if, in the Issuing Lender's good faith opinion, such disbursement is determined to be appropriate), the legality, validity, regularity or enforceability of such Letter of Credit, or the identity of the transferee of such Letter of Credit or the sufficiency of any transfer if such Letter of Credit is transferable. Borrower assumes all risks of the acts or omissions of the user of any Letters of Credit and all risks of the misuse of a Letter of Credit. Neither the Issuing Lender nor any of its correspondents, nor the Agent or any other Lender, shall be responsible: (1) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document specified in an Application even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent, or forged; (2) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or any of the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (3) for failure of any draft to bear any reference or adequate reference to any Letter of Credit, or failure of anyone to note the amount of any disbursement on the reverse of any Letter of Credit or to surrender or to take up any Letter of Credit or to send forward any such document apart from drafts as required by the terms of any Letter of Credit, each of which provisions, if contained in the Letter of Credit itself, it is agreed, may be waived by the Issuing Lender; (4) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (5) for any error, neglect, default, suspension or insolvency of any correspondents of the Issuing Lender; (6) for errors in translation or for errors in interpretation of technical terms; (7) for any loss or delay, in the transmission or otherwise, of any such document or draft or of proceeds thereof;
(8) for the misapplication by the beneficiary of a Letter of Credit or of the proceeds of any drawing under such Letter of Credit; (9) for any consequences arising from causes beyond the control of the Agent, the Issuing Lender and the other Lenders, including, without limitation, any act or omission, rightful or wrongful, of any present or future de jure or de facto government or governmental authority; or (10) for any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except only that Borrower shall have a claim against the Issuing Lender, and the Issuing Lender shall be liable to Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by Borrower which the Borrower proves were caused by the Issuing Lender's willful misconduct, bad faith or gross negligence. None of the above shall affect, impair or prevent the vesting of any of the rights or powers of the Issuing Lender, the Agent or any of the other Lenders. The Issuing Lender shall have the right to transmit the terms of any Letter of Credit without translating them.

      SECTION 5.8. Deemed Disbursements. Upon the occurrence of the Revolving Credit Commitment Termination Date, an amount equal to that portion of Letter of Credit Liabilities attributable to outstanding and undrawn Letters of Credit shall, at the election of the Issuing Lender, and without demand upon or notice to the Borrower, be deemed to have been paid or disbursed by the Issuing Lender under such Letters of Credit (notwithstanding that such amount may not in fact have been so paid or disbursed), and, upon notification by the Issuing Lender to the Agent and the Borrower of its obligations under this Section, the Borrower shall be immediately obligated to reimburse the Issuing Lender the amount deemed to have been so paid or disbursed by such Issuer. Any amounts so received by the Issuing Lender from the Borrower pursuant to this Section shall be delivered by the Issuing Lender to the Agent and held as collateral security (a) first, for the repayment of the Borrower's obligations in connection with the Letters of Credit and (b) second, for all other Liabilities of the Borrower. At any time when such Letters of Credit shall terminate and all obligations of the Issuing Lender in respect of Letters of Credit are either terminated or paid or reimbursed in full, the Liabilities of the Borrower under this Section shall be reduced accordingly (subject, however, to reinstatement in the event any payment in respect of such Letters of Credit is recovered in any manner from the Issuing Lender). Provided no Event of Default then exists, the Issuing Lender or the Agent, as the case may be, will return to the Borrower the excess, if any, of
(a) the aggregate amount deposited by the Borrower with the Issuing Lender and/or the Agent and not theretofore applied by the Issuing Lender to any Reimbursement Obligation over (b) the aggregate amount of all Reimbursement Obligations to the Issuing Lender pursuant to this Section, as so adjusted. At such time when all Events of Default shall have been cured or waived, the Issuing Lender shall return to the Borrower all amounts then on deposit with the Issuing Lender pursuant to this Section.

      SECTION 5.9.  Increased Costs; Indemnity.  If by reason of

           (a) any change in any applicable Requirement of Law, any change in the interpretation or application thereof by any judicial or Governmental Authority, or

           (b) compliance by any Lender (including the Issuing Lender) with any direction, request or requirement (whether or not having the force of law) of any governmental or monetary authority, including Regulation D of the Federal Reserve Board;

                  (1) any Lender (including the Issuing Lender) shall be subject to any tax (other than taxes on net income and franchises), levy, charge or withholding of any nature or to any variation thereof or to any penalty with respect to the maintenance or fulfillment of its obligations under this ARTICLE V, whether directly or by such being imposed on or suffered by such Lender;

                  (2) any reserve, deposit or similar requirement is or shall be applicable, imposed or modified in respect of any Letters of Credit issued by the Issuing Lender or participations therein purchased by any Lender; or

                  (3) there shall be imposed on the Issuing Lender or any Lender any other condition regarding this ARTICLE V, any Letter of Credit or any participation therein;

and the result of the foregoing is directly or indirectly to increase the cost to the Issuing Lender or such Lender of issuing, making or maintaining any Letter of Credit or of purchasing or maintaining any participation therein, or to reduce any amount receivable in respect thereof by the Issuing Lender or such Lender, then and in any such case the Issuing Lender or such Lender may, at any time after the additional cost is incurred or the amount received is reduced, notify the Borrower thereof, and the Borrower shall pay on demand such amounts as the Issuing Lender or Lender may specify to be necessary to compensate the Issuing Lender or such Lender for such additional cost or reduced receipt, together with interest on such amount from the date demanded (or, if later, five Banking Days after the date the Borrower has received the statement described in the next following sentence) until payment in full thereof at a rate equal at all times to the rate of interest applicable to Base Rate Loans. The determination by the Issuing Lender or Lender, as the case may be, of any amount due pursuant to this Section, as set forth in a statement setting forth the calculation thereof in reasonable detail and delivered at the time of such demand, shall, in the absence of demonstrable error, be final and conclusive and binding on all of the parties hereto. In addition to amounts payable as elsewhere provided in this ARTICLE V, the Borrower hereby agrees to protect, indemnify, pay and save the Issuing Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable Attorney's Fees and allocated costs of internal counsel) which the Issuing Lender may incur or be subject to as a consequence, direct or indirect, of

           (c) the issuance of the Letters of Credit, other than as a result of the gross negligence, bad faith or willful misconduct of the Issuing Lender (or any correspondent thereof) as determined by a court of competent jurisdiction, or

           (d) the failure of the Issuing Lender to honor a drawing under any Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority.

      The obligations of the Borrower under this SECTION 5.9 shall survive termination of this Agreement and payment of all other Liabilities.

      SECTION 5.10. Change in Lending Office. If the Borrower is required to pay any amount to any Lender or the Agent pursuant to SECTION 5.9, then such Lender shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office and take such other reasonable actions so as to eliminate any such additional payment by the Borrower which may thereafter accrue, if such change and/or other actions in the sole judgment of such Lender (exercised in good faith) is not otherwise disadvantageous to such Lender (it being understood that taking the adminstrative and operational steps necessary to change its Lending Office shall not, by itself, be deemed disadvantageous to such Lender).


                                   ARTICLE VI

      ADDITIONAL PROVISIONS RELATING TO EURODOLLAR RATE LOANS; TAXES; YIELD PROTECTION; INDEMNIFICATION; SHARING OF PAYMENTS

      SECTION 6.1. Taxes. Any and all payments by the Borrower to each Lender or the Agent under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for, any Taxes. In addition, the Borrower shall pay all Other Taxes.

      SECTION 6.1.1. Required Payments By Borrower. If the Borrower shall be required by law to deduct or withhold any Taxes, Other Taxes or Further Taxes from or in respect of any sum payable hereunder to any Lender or the Agent, then:

         (a) the sum payable shall be increased as necessary so that, after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section), such Lender or the Agent, as the case may be, receives and retains an amount equal to the sum it would have received and retained had no such deductions or withholdings been made;

         (b)  the Borrower shall make such deductions and withholdings;

         (c) the Borrower shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

         (d) the Borrower shall also pay to each Lender or the Agent for the account of such Lender, at the time interest is paid, Further Taxes in the amount that the respective Lender specifies (in a notice to the Borrower showing the calculation thereof in reasonable detail) as necessary to preserve the after-tax yield the Lender would have received if such Taxes, Other Taxes or Further Taxes had not been imposed.

    SECTION 6.1.2. Borrower to Indemnify. The Borrower agrees to indemnify and hold harmless each Lender and the Agent for the full amount of (a) Taxes, (b) Other Taxes, and (c) Further Taxes in the amount that the respective Lender specifies as necessary to preserve the after-tax yield the Lender would have received if such Taxes, Other Taxes or Further Taxes had not been imposed, and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes, Other Taxes or Further Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days after the date the Lender or the Agent makes written demand therefor.

    SECTION 6.1.3. Repayment By Lender. If any Lender receives a refund in respect of any Taxes, Other Taxes or Future Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower (or any Person acting on behalf of the Borrower) has paid additional amounts pursuant to
SECTION 6.1, it shall promptly repay such refund (but only to the extent on the indemnity payments made, or additional amounts paid, by or on behalf of the Borrower under SECTION 6.1 with respect to Taxes, Other Taxes and Future Taxes giving rise to such refund).

    SECTION 6.1.4. Borrower to Furnish Receipt. Within 30 days after the date of any payment by the Borrower of Taxes, Other Taxes or Further Taxes, the Borrower shall furnish to each Lender or the Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to such Lender or the Agent.

    SECTION 6.1.5. Change in Lending Office. If the Borrower is required to pay any amount to any Lender or the Agent pursuant to SECTION 6.1.1 or SECTION 6.1.2, then such Lender shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office and/or take such other actions so as to eliminate any such additional payment by the Borrower which may thereafter accrue, if such change and/or other actions in the sole judgment of such Lender (exercised in good faith) is not otherwise disadvantageous to such Lender (it being understood that taking the adminstrative and operational steps necessary to change its Lending Office shall not, by itself, be deemed disadvantageous to such Lender).

    SECTION 6.1.6. Withholding Tax.

         (a) If any Lender is a "foreign corporation, partnership or trust" within the meaning of the Code and such Lender claims exemption from, or a reduction of, U.S. withholding tax under Sections 1441 or 1442 of the Code, such Lender agrees with and in favor of the Agent, to deliver to the Agent and the Borrower:

              (1) if such Lender claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, two properly completed and executed copies of IRS Form 1001 before the payment of any interest in the first calendar year and before the payment of any interest in each third succeeding calendar year during which interest may be paid under this Agreement;

              (2) if such Lender claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, two properly completed and executed copies of IRS Form 4224 before the payment of any interest is due in the first taxable year of such Lender and in each succeeding taxable year of such Lender during which interest may be paid under this Agreement; and

              (3) such other form or forms as may be required under the Code or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.

         Such Lender agrees to promptly notify the Agent and the Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

         (b) If any Lender claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form 1001 and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Liabilities of the Borrower to such Lender, such Lender agrees to notify the Agent and the Borrower of the percentage amount in which it is no longer the beneficial owner of Liabilities of the Borrower to such Lender. To the extent of such percentage amount, the Agent and the Borrower will treat such Lender's IRS Form 1001 as no longer valid.

         (c) If any Lender claiming exemption from United States withholding tax by filing IRS Form 4224 with the Agent and the Borrower sells, assigns, grants a participation in, or otherwise transfers all or part of the Liabilities of the Borrower to such Lender, such Lender agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Code.

         (d) If any Lender is entitled to a reduction in the applicable withholding tax, the Agent and the Borrower may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. However, if the forms or other documentation required by subsection (a) of this Section are not delivered to the Agent and the Borrower, then the Agent and the Borrower may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax imposed by Sections 1441 and 1442 of the Code, without reduction, notwithstanding the first sentence of SECTION 4.1.

         (e) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Agent or the Borrower did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Agent and the Borrower of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify the Agent and the Borrower fully for all amounts paid, directly or indirectly, by the Agent or the Borrower as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Agent or the Borrower under this Section, together with all costs and expenses (including Attorney Costs). The obligation of the Lenders under this subsection shall survive termination of this Agreement, the payment of all other Liabilities and the resignation or replacement of the Agent.

    SECTION 6.2. Illegality. (a) If any Lender reasonably determines in good faith that the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, in each case occurring after the Effective Date, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make Eurodollar Rate Loans, then, on notice thereof by the Lender to the Borrower through the Agent, any obligation of the Lenders to make Eurodollar Rate Loans shall be suspended until the Lender notifies the Agent and the Borrower that the circumstances giving rise to such determination no longer exist, and all Loans which would otherwise be made as Eurodollar Rate Loans shall be made as Base Rate Loans.

         (b) If a Lender reasonably determines in good faith that it is unlawful to maintain any Eurodollar Rate Loan, the Borrower shall, upon its receipt of notice of such fact and demand from such Lender (with a copy to the Agent), at the Borrower's option either (i) prepay in full such Eurodollar Rate Loans of that Lender then outstanding, together with interest accrued thereon and amounts required under SECTION 6.5, either on the last day of the Interest Period thereof, if the Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately if the Lender may not lawfully continue to maintain such Eurodollar Rate Loans or (ii) convert such Eurodollar Rate Loan into a Base Rate Loan.

         (c) Before giving any notice to the Agent under this Section, the affected Lender shall designate a different Lending Office with respect to its Eurodollar Rate Loans or take such other reasonable actions if such designation or other actions will avoid the need for giving such notice or making such demand and will not, in the sole judgment of the Lender (exercised in good faith), be illegal or otherwise disadvantageous to the Lender.

         SECTION 6.3. Increased Costs and Reduction of Return. If any Lender determines in good faith that, due to either (i) the introduction of or any change (other than any change by way of imposition of or increase in reserve requirements included in the calculation of the Interbank Rate) in or in the interpretation of any law or regulation or (ii) the compliance by that Lender with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in each case after the Effective Date, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Eurodollar Rate Loans, then the Borrower shall be liable for, and shall from time to time, upon demand (with a copy of such demand to be sent to the Agent), pay to the Agent for the account of such Lender, additional amounts as are sufficient to compensate such Lender for such increased costs.

    SECTION 6.4. Capital Adequacy. If any Lender shall have reasonably determined in good faith that (a) the introduction of any Capital Adequacy Regulation, (b) any change in any Capital Adequacy Regulation, (c) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (d) compliance by the Lender (or its Lending Office) or any corporation controlling the Lender with any Capital Adequacy Regulation, in each case after the Effective Date, affects or would affect the amount of capital required or expected to be maintained by the Lender or any corporation controlling the Lender and (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy and such Lender's desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitment(s), Credit Extension or obligations under this Agreement, then, upon demand of such Lender to the Borrower through the Agent, the Borrower shall pay to the Lender, from time to time as specified by the Lender, additional amounts sufficient to compensate the Lender for such increase.

    SECTION 6.5. Funding Losses. The Borrower shall reimburse each Lender and hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of:

         (a) the failure of the Borrower to make on a timely basis any payment of principal of any Eurodollar Rate Loan;

         (b) the failure of the Borrower to borrow, continue or convert a Loan after the Borrower has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/ Continuation;

         (c) the failure of the Borrower to make any prepayment in accordance with any notice delivered under SECTION 4.4;

         (d) the prepayment (including pursuant to SECTIONS 4.2.3, 4.3.2 or 4.3.3) or other payment (including after acceleration thereof) of a Eurodollar Rate Loan on a day that is not the last day of the relevant Interest Period; or

         (e) the automatic conversion under SECTION 2.4.2 of any Eurodollar Rate Loan or a Base Rate Loan on a day that is not the last day of the relevant Interest Period;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Eurodollar Rate Loans or from fees payable to terminate the deposits from which such funds were obtained. For purposes of calculating amounts payable by the Borrower to the Lenders under this Section and under SECTION 6.3, each Eurodollar Rate Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the Interbank Rate used in determining the Eurodollar Rate for such Eurodollar Rate Loan by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan is in fact so funded.

    SECTION 6.6. Inability to Determine Rates. If the Agent reasonably determines in good faith that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or that the Eurodollar Rate applicable for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, the Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans hereunder shall be suspended until the Agent upon the instruction of the Required Lenders revokes such notice in writing; provided, that the Required Lenders shall direct the Agent to, and the Agent shall, revoke such notice in writing when the Agent has determined in good faith that Eurodollar Rate is determinable. Upon receipt of such notice, the Borrower may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If the Borrower does not revoke such Notice, the Lenders shall make, convert or continue the Loans, as proposed by the Borrower, in the amount specified in the applicable notice submitted by the Borrower, but such Loans shall be made, converted or continued as Base Rate Loans instead of Eurodollar Rate Loans.

    SECTION 6.7. Certificates of Lenders. Any Lender claiming reimbursement or compensation under this ARTICLE VI shall deliver to the Borrower (with a copy to the Agent) a certificate setting forth in reasonable detail the amount payable to the Lender hereunder and such certificate shall be conclusive and binding on the Borrower in the absence of demonstrable error.

    SECTION 6.8. Substitution of Lenders. Upon the receipt by the Borrower from any Lender (an "Affected Lender") of a claim for compensation under SECTIONS 5.9, 6.1.1(D), 6.2 or 6.3, the Borrower may: (i) request the Affected Lender to use its best efforts to obtain a replacement bank or financial institution satisfactory to the Borrower and to the Agent (a "Replacement Lender") to acquire and assume all or a ratable part of all of such Affected Lender's Credit Extensions and Commitments, (ii) request one more of the other Lenders to acquire and assume all or part of such Affected Lender's Credit Extensions and Commitments, provided that no such other Lender shall have any obligation whatsoever, under any circumstances, to do so; or (iii) designate a Replacement Lender. Any such designation of a Replacement Lender under clause
(i) or (iii) of this Section shall be subject to the prior written consent of the Agent (which consent shall not be unreasonably withheld).

    SECTION 6.9. Survival. The agreements and obligations of the Borrower in this ARTICLE VI shall survive termination of this Agreement and the payment of all other Liabilities.

    SECTION 6.10. Sharing of Payments, Etc. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Credit Extensions made by it or Liabilities owed to it, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder), such Lender shall immediately (a) notify the Agent of such fact, and (b) purchase from the other Lender such participations in the Credit Extension made by them as shall be necessary to cause such purchasing Lender to share the excess payment pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender's ratable share (according to the proportion of (i) the amount of such paying Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lender following any such purchases or repayments. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the other Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.


                                   ARTICLE VII

                         REPRESENTATIONS AND WARRANTIES

    To induce each of the Lenders and the Agent, for the account of the Lenders, to make Credit Extension to Borrower under this Agreement, Borrower makes the following representations and warranties, all of which shall be true and correct as of the Initial Funding Date and shall survive the execution of this Agreement and the Initial Funding Date:

    SECTION 7.1. Organization. Borrower and all of its corporate Restricted Subsidiaries are corporations duly organized, validly existing and in good standing under the laws of the jurisdictions of their respective incorporation or formation. All of Borrower's other Restricted Subsidiaries, if any, are entities duly organized, validly existing and in good standing under the laws of the jurisdictions of their respective organization or formation. Except as set forth on ITEM 7.1 of the Disclosure Schedule, Borrower and all of its Restricted Subsidiaries are in good standing and are duly qualified to do business in (a) each jurisdiction where it owns or maintains Collateral or other property and
(b) each other jurisdiction where, because of the nature of their respective activities or properties, such qualification is required except where the failure to be so qualified has not had not and could not reasonably be expected to have a Material Adverse Effect. On the Effective Date, Borrower and each of its Restricted Subsidiaries conducts business in its own name exclusively. ITEM
7.1 of the Disclosure Schedule sets forth a complete and accurate list, as of the Effective Date, of (a) the state or other jurisdiction of formation of Borrower and each of its Restricted Subsidiaries, (b) each state in which Borrower and its Restricted Subsidiaries is qualified to do business and (c) all of Borrower's and each Restricted Subsidiary's trade names, trade styles or doing business forms.

    SECTION 7.2. Authorization. Borrower is duly authorized, has full corporate power and authority, and holds all requisite governmental licenses, permits and other approvals, to execute and deliver this Agreement, any Notes, and any other Loan Documents contemplated by this Agreement to be executed and/or delivered by it, and is and will continue to be duly authorized, have full corporate power and authority and hold all requisite governmental licenses, permits and other approvals necessary to borrow monies hereunder and to perform its obligations under this Agreement, any Notes and any such other Loan
Documents.   The execution, delivery and performance by Borrower of this
Agreement, any Notes, and any other Loan Documents contemplated by this Agreement to be executed and/or delivered by it, and the borrowings hereunder, do not and will not require any consent or approval of any Governmental Authority except any that have been obtained and are in full force and effect or, as to which the failure to obtain and/or maintain in effect has not had and could not reasonably be expected to have a Material Adverse Effect. Each of Borrower's Restricted Subsidiaries is duly authorized, has full corporate power and authority and holds all requisite governmental licenses, permits and other approvals to execute and deliver any Loan Documents contemplated by this Agreement to be executed and/or delivered by it, and is and will continue to be duly authorized, have full corporate power and authority and hold all requisite governmental licenses, permits and other approvals necessary to perform its obligations under each such other Loan Document. The execution, delivery and performance by each of Borrower's Subsidiaries of any Loan Documents contemplated by this Agreement, do not and will not require any consent or approval of any Governmental Authority except any that have been obtained and are in full force and effect, or as to which the failure to obtain and/or maintain in effect has not hand and could not reasonably be expected to have a Material Adverse Effect.

    SECTION 7.3. No Conflicts. The execution, delivery and performance by Borrower of this Agreement, any Notes, and any other Loan Documents executed and/or delivered or to be executed and/or delivered by it do not and will not conflict with (i) any provision of law, (ii) the Borrower's Organic Documents,
(iii) any agreement binding upon Borrower or (iv) any court or administrative order or decree applicable to Borrower, and do not and will not require, or result in, the creation or imposition of any Lien (other than Permitted Liens) on any asset of Borrower or any of its Subsidiaries except as provided herein. The execution, delivery and performance by any of Borrower's Subsidiaries of any Loan Documents executed and/or delivered or to be executed and/or delivered by it do not and will not conflict with (i) any provision of law, (ii) the Organic Documents of such Subsidiary, (iii) any agreement binding upon such Subsidiary or (iv) any court or administrative order or decree applicable to such Subsidiary, and do not and will not require, or result in, the creation or imposition of any Lien (other than Permitted Liens) on any asset of such Subsidiary except as provided herein.

    SECTION 7.4. Validity and Binding Effect. This Agreement, any Notes, and any other Loan Documents contemplated by this Agreement, when duly executed and delivered, will be legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors' rights or by general principles of equity limiting the availability of equitable remedies. Any Loan Documents or contemplated by this Agreement, when duly executed and delivered by a Subsidiary of Borrower will be legal, valid and binding obligations of such Subsidiary enforceable against such Subsidiary in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors' rights or by general principles of equity limiting the availability of equitable remedies.

    SECTION 7.5. No Default. Neither Borrower nor any of its Restricted Subsidiaries is in default under any agreement or instrument to which Borrower or such Restricted Subsidiary is a party or by which any of their respective properties or assets is bound or affected, which default has had or could reasonably be expected to have a Material Adverse Effect. No Event of Default or Unmatured Event of Default has occurred and is continuing.

    SECTION 7.6. Financial Statements. Borrower's audited consolidated financial statement as at December 31, 1995 and Borrower's unaudited consolidated financial statement as at September 30, 1996, copies of which have been furnished to the Agent and each of the Lenders, have been prepared in conformity with generally accepted accounting principles applied on a basis consistent with that of the preceding Fiscal Year and period and present fairly the financial condition of Borrower and its Subsidiaries as at such dates and the results of their operations for the periods then ended, subject (in the case of any interim financial statement) to year-end audit adjustments. Since December 31, 1995, there has been no material adverse change in the financial condition of Borrower, any of its Subsidiaries or Borrower and its Subsidiaries taken as a whole.

    SECTION 7.7. Insurance. ITEM 7.7 of the Disclosure Schedule is a complete and accurate summary of the property and casualty insurance program carried by Borrower and its Restricted Subsidiaries on the date hereof. ITEM 7.7 of the Disclosure Schedule includes the insurer's(s') name(s), policy number(s), expiration date(s), amount(s) of coverage, type(s) of coverage, the annual premium(s), exclusions, deductibles and self-insured retention and describes in detail any retrospective rating plan, fronting arrangement or any other self-insurance or risk assumption agreed to by Borrower or any such Restricted Subsidiary or imposed upon Borrower or any such Restricted Subsidiary by any such insurer. This summary also includes any self-insurance program that is in effect.

    SECTION 7.8.  Litigation; Contingent Liabilities.

         (a) Except for those referred to in ITEM 7.8 of the Disclosure Schedule, no claims, litigation, arbitration proceedings or governmental proceedings are pending or, to the knowledge of the Borrower, overtly threatened against or are affecting Borrower or any of its Restricted Subsidiaries, or any of their respective properties, assets or revenues, the results of which has had or could reasonably be expected to have a Material Adverse Effect.

         (b) Other than any liability incident to the claims, litigation or proceedings disclosed in ITEM 7.8 or ITEM 7.15 of the Disclosure Schedule, or provided for or disclosed in the financial statements referred to in
    SECTION 7.6, neither Borrower nor any of its Restricted Subsidiaries has any contingent liabilities which are material to Borrower, any of its Restricted Subsidiaries or Borrower and its Subsidiaries taken as a whole.

    SECTION 7.9. Ownership of Assets; Liens. Borrower and each of its Restricted Subsidiaries owns good and marketable title to all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever which are material to the operation of its respective business. None of the Collateral or other property, revenues or assets of the Borrower or any of its Restricted Subsidiaries is subject to any Lien (including but not limited to Liens pursuant to Capitalized Leases under which the Borrower or any of its Subsidiaries is a lessee) except: (a) Liens disclosed in the financial statements referred to in SECTION 7.6; (b) Liens arising after the Effective Date which are permitted under SECTION 8.16 ("Permitted Liens"); and (c) Liens in existence on the Effective Date and listed on ITEM 7.9 of the Disclosure Schedule.

    SECTION 7.10. Subsidiaries. Borrower has no Restricted Subsidiaries except as listed on ITEM 7.10 of the Disclosure Schedule. ITEM 7.10 of the Disclosure Schedule sets forth, for each Restricted Subsidiary of Borrower, a complete and accurate statement as of the Effective Date of (a) Borrower's and each such Restricted Subsidiary's percentage ownership of each of their respective Restricted Subsidiaries, (b) the state or other jurisdiction of formation or incorporation of each such Restricted Subsidiary, (c) each state in which each such Restricted Subsidiary is qualified to do business on the Effective Date and
(d) all of each such Restricted Subsidiary's trade names, trade styles or doing business forms.

    SECTION 7.11. Partnerships; Joint Ventures. Neither Borrower nor any of its Restricted Subsidiaries is a partner or joint venturer in any partnership or joint venture other than (i) its Subsidiaries listed on ITEM 7.10 of the Disclosure Schedule and (ii) the partnerships and joint ventures listed on ITEM
7.11 of the Disclosure Schedule. ITEM 7.11 of the Disclosure Schedule sets forth, for each partnership or joint venture that is not a Subsidiary of Borrower, a complete and accurate statement as of the Effective Date of
(a) Borrower's and each Restricted Subsidiary's percentage ownership of each such partnership or joint venture, (b) the state or other jurisdiction of formation or incorporation, as appropriate, of each such partnership or joint venture, (c) each state in which each such partnership or joint venture is qualified to do business on the Effective Date and (d) all of each such partnership's or joint venture's trade names, trade styles or doing business forms.

    SECTION 7.12. Eligibility of Collateral. Each Account Receivable or item of Inventory which Borrower shall, expressly or by implication (by inclusion on a Borrowing Base Certificate or otherwise), request the Agent to classify as an Eligible Account Receivable or Eligible Inventory, respectively, will, as of the time when such request is made, to the Borrower's knowledge conform in all respects to the requirements of such classification set forth in the respective definitions of "Eligible Account Receivable" or "Eligible Inventory" as applicable, set forth herein.

    SECTION 7.13.  Solvency.  Borrower and each of its Restricted Subsidiaries
(a) has capital sufficient to carry on its respective business and transactions and all business and transactions in which it is about to engage, (b) has not engaged in and is not about to engage in a business or transaction for which its remaining assets are unreasonably small in relation to the business or the transaction, (c) is able to pay its respective debts as they mature and does not intend to incur, or believe that it is incurring, debts beyond its ability to pay as they mature and (d) has no actual intent to hinder, delay or defraud either present or future creditors.

    SECTION 7.14. Contracts; Labor Matters. ITEM 7.14 of the Disclosure Schedule contains a complete list, as of the Effective Date, of each contract or agreement to which Borrower or any of its Restricted Subsidiaries is a party which is material to its business, financial condition, operations, property or prospects. Except as disclosed on ITEM 7.14 of the Disclosure Schedule:
(a) neither Borrower nor any of its Restricted Subsidiaries is subject to any charge, corporate restriction, judgment, decree or order which has had or could reasonably be expected to have a Material Adverse Effect; (b) no labor contract to which Borrower or any of its Restricted Subsidiaries is a party or is otherwise subject is scheduled to expire prior to the initial Facility Termination Date; (c) neither Borrower nor any of its Restricted Subsidiaries has, within the two-year period preceding the Effective Date, taken any action which would have constituted or resulted in a "plant closing" or "mass layoff" within the meaning of the Federal Worker Adjustment and Retraining Notification Act of 1988 or any similar applicable federal, state or local law, and Borrower has no reasonable expectation that any such action is or will be required at any time prior to the initial Facility Termination Date; and (d) on the Effective Date (i) neither Borrower nor any of its Restricted Subsidiaries is a party to any labor dispute and (ii) there are no pending or, to Borrower's knowledge, overtly threatened strikes or walkouts relating to any labor contracts to which Borrower or any of its Restricted Subsidiaries is a party or is otherwise subject.

    SECTION 7.15. Pension and Welfare Plans. Each Pension Plan complies in all material respects with all applicable statutes and governmental rules and regulations; no Reportable Event has occurred and is continuing with respect to any Pension Plan; neither Borrower nor any ERISA Affiliate has withdrawn from any Multiemployer Plan in a "complete withdrawal" or a "partial withdrawal" as defined in sections 4203 or 4205 of ERISA, respectively; no steps have been instituted to terminate any Pension Plan; no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under section 302(f) of ERISA; no condition exists or event or transaction has occurred in connection with any Pension Plan or Multiemployer Plan which could result in the incurrence by Borrower, any other Obligor or any ERISA Affiliate of any material liability, fine or penalty; and neither Borrower nor any other Obligor nor any ERISA Affiliate is a "contributing sponsor" as defined in section 4001(a)(13) of ERISA of a "single-employer plan" as defined in section 4001(a)(15) of ERISA which has two or more contributing sponsors at least two of whom are not under common control. Except as listed in ITEM 7.15 of the Disclosure Schedule, neither Borrower nor any of its Subsidiaries has any contingent liability with respect to any post-retirement benefit under any Welfare Plan which covers retired or terminated employees and their beneficiaries, other than liability for continuation coverage described in Part 6 of Title I of ERISA.

    SECTION 7.16. Regulation U. Neither Borrower nor any of its Subsidiaries is engaged in the business of purchasing or selling Margin Stock or extending credit to others for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any borrowing hereunder will be used to purchase or carry any Margin Stock or for any other purpose which would violate any of the margin regulations of the Federal Reserve Board.

    SECTION 7.17. Compliance. Except as described on ITEM 7.15 or ITEM 7.21 of the Disclosure Schedule, Borrower and all of its Restricted Subsidiaries are in compliance with all statutes, judicial or administrative orders, licenses, permits and governmental rules and regulations applicable to them, except where the failure to comply has not had and could not reasonably be expected to have a Material Adverse Effect.

    SECTION 7.18. Taxes. Borrower and each of its Subsidiaries has filed all tax returns and reports which are required to have been filed by it and has paid all of its Taxes which are due and payable, except such Taxes, if any, as are being diligently contested in good faith and by appropriate proceedings and as to which appropriate reserves or other appropriate provisions (including but not limited to any which may be required by GAAP) have been set aside on its books. Borrower is not aware of any proposed assessment against Borrower or any of its Subsidiaries for additional Taxes (or any basis for any such assessment) which has had or could reasonably be expected to have a Material Adverse Effect.

    SECTION 7.19. Investment Borrower Act Representation. Neither Borrower nor any of its Subsidiaries is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Borrower Act of 1940, as amended.

    SECTION 7.20. Public Utility Holding Borrower Act Representation. Neither Borrower nor any of its Subsidiaries is a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

    SECTION 7.21. Environmental and Safety and Health Matters. Except as disclosed on ITEM 7.21 of the Disclosure Schedule:

         (a) Borrower and each of its Subsidiaries, and each property (including underlying groundwater), operation and facility that Borrower or any of its Subsidiaries owns, operates or controls, have been, and continue to be, owned, operated or controlled in compliance in all respects with
    (1) all applicable Environmental Laws and (2) all applicable Occupational Safety and Health Laws, except where noncompliance has not had and could not reasonably be expected to have a Material Adverse Effect, and the Borrower and each of its Subsidiaries, as applicable, has been issued and it and its properties, operations and facilities are in compliance with all permits, certificates, approvals, licenses and other authorizations relating to environmental matters and necessary or desirable for its businesses, except where noncompliance has not had and could not reasonably be expected to have a Material Adverse Effect;

         (b) neither Borrower nor any of its Subsidiaries, and no property (including underlying groundwater), operation or facility that Borrower or any of its Subsidiaries may own, operate or control, is subject to any judicial or administrative proceeding alleging the violation of any Environmental Law or Occupational Safety and Health Law, except any such alleged violation, if adversely determined, could not reasonably be expected to have a Material Adverse Effect;

         (c) neither Borrower nor any of its Subsidiaries has received any notice (1) that it may be in violation of any Environmental Law or Occupational Safety and Health Law, or (2) threatening the commencement of any proceeding relating to allegedly unlawful, unsafe or unhealthy conditions or (3) alleging that it is or may be responsible for any response, cleanup, or corrective action, including but not limited to any remedial investigation/feasibility studies, under any Environmental Law or Occupational Safety and Health Law which, in any case, has had or could reasonably be expected to have a Material Adverse Effect;

         (d) neither Borrower nor any of its Subsidiaries, and no property (including underlying groundwater), operation or facility that Borrower or any of its Subsidiaries owns, operates or controls, is, to the Borrower's knowledge, the subject of federal or state investigation evaluating whether any investigation, remedial action or other response is needed to respond to
    (1) a spillage, disposal or Release or threatened Release into the environment of any Hazardous Material or other hazardous, toxic or dangerous waste, substance or constituent, or other substance or (2) any allegedly unsafe or unhealthful condition, which in either case has had or could reasonably be expected to have a Material Adverse Effect;

         (e) neither Borrower nor any of its Subsidiaries has filed any notice under or relating to any Environmental Law or Occupational Safety and Health Law indicating or reporting, with respect to any property (including underlying groundwater), operation and facility that it now owns, operates or controls (1) any past or present spillage, disposal or Release into the environment (other than legally permitted disposals and Releases) of, or treatment, storage or disposal of, any Hazardous Material or other hazardous, toxic or dangerous waste, substance or constituent, or other substance or (2) any potentially unsafe or unhealthful condition, and, to the knowledge of Borrower, there exists no basis for any such notice irrespective of whether or not such notice was actually filed;

         (f) there has been no Release of Hazardous Materials at, on or under any property, operation or facility that the Borrower or any of its Subsidiaries now owns, operates or controls other than legally permitted Releases and other Releases the release of which (i) was not a material violation of any applicable Environmental Law and (ii) has not had and could not reasonably be expected to have a Material Adverse Effect;

         (g) no property, operation or facility that the Borrower or any of its Subsidiaries now owns, operates or controls is listed or proposed for listing (with respect to owned property only) on the National Priorities List maintained pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, on the Comprehensive Environmental Response Compensation Liability Information System List or on any similar state list of sites requiring investigation or clean-up;

         (h) there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property, operation or facility that the Borrower or any of its Subsidiaries now owns, operates or controls;

         (i) neither the Borrower nor any of its Subsidiaries has directly transported or directly arranged for the transportation of any Hazardous Material to any location which is listed or proposed for listing on the National Priorities List maintained pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, on the Comprehensive Environmental Response Compensation Liability Information System List or on any similar state list of sites, or which is the subject of federal, state or local enforcement actions or other investigations which may lead to a claim against the Borrower or any of its Restricted Subsidiaries for any remedial work, damage to natural resources or personal injury, including claims under any Environmental Law, except where such claim has not had and could not reasonably be expected to have a Material Adverse Effect;

         (j) there are no polychlorinated biphenyls or friable asbestos present at any property, operation or facility that Borrower or any of its Subsidiaries now owns, operates or controls;

         (k) no conditions exist at, on or under any property now owned, operated or controlled by the Borrower or any of its Subsidiaries which, with the passage of time, or the giving of notice or both, would give rise to liability under any Environmental Law;

         (l) neither Borrower nor any of its Subsidiaries has any contingent liability in connection with (1) any actual, threatened, or potential spillage, disposal or Release into the environment of, or otherwise with respect to, any Hazardous Material or other hazardous, toxic or dangerous waste, substance or constituent, or other substance, on any premises now owned or occupied by Borrower or any such Subsidiary or (2) any unsafe or unhealthful condition; and

         (m)  the representations set forth in paragraphs (f), (g), (h), (j),
    (k) and (l) of this Section 7.21 are true and correct with respect to property previously but no longer owned, operated or controlled by the Borrower or any of its Subsidiaries, except to the extent that the occurrence or existence of any event or condition referred to therein has not had and could not reasonably be expected to have a Material Adverse Effect.

    SECTION 7.22. Other Loan Documents. All representations and warranties of Borrower and its Subsidiaries contained in any Loan Document other than this Agreement are true and correct as if made on the date hereof and Borrower hereby adopts and affirms all such representations and warranties which Borrower agrees shall be incorporated by reference herein and made a part hereof.

    SECTION 7.23. Accuracy of Information. All factual information heretofore or contemporaneously furnished by or on behalf of the Borrower in writing to the Agent or any Lender for purposes of or in connection with this Agreement or any other Loan Document, or any transaction contemplated hereby or thereby is, and all other such factual information hereafter furnished by or on behalf of the Borrower to the Agent or any Lender will be, true and accurate in every material respect on the date as of which such information is dated or certified and as of the date of execution and delivery of this Agreement by the Agent or such Lender, as applicable, and such information is not, or shall not be, as the case may be, incomplete by omitting to state any material fact necessary to make such information not misleading.


                                  ARTICLE VIII

                               BORROWER COVENANTS

    From the date of this Agreement and thereafter until the Commitments are terminated and all Liabilities (other than Liabilities which expressly survive termination of this Agreement) are indefeasibly paid in full in cash, and performed in full, Borrower agrees that, unless the Required Lenders, or the Agent acting with the consent and on behalf of the Required Lenders, shall otherwise consent in writing, it will comply with and perform its obligations under the provisions of this ARTICLE VIII.

    SECTION 8.1. Financial Statements and Other Reports. Borrower will furnish, or cause to be furnished to each Lender (or, in case of SECTIONS 8.1.2, 8.1.3 and 8.1.4, the Agent):

      SECTION 8.1.1.  Financial Reports:

           (a) Annual Audit Report. Within 90 days after each Fiscal Year, a copy of the annual audit report of Borrower and its Subsidiaries prepared on a consolidated basis and in conformity with GAAP and certified (without any Impermissible Qualification) by an independent certified public accountant of recognized national standing;

           (b) Monthly Financial Statement. Within 30 days (60 days, in the case of the last month) after the end of each month of each Fiscal Year (including the last month), a copy of the unaudited financial statement of Borrower and its Subsidiaries prepared in the same manner as the audit report referred to in the preceding subsection (a), signed by Borrower's chief financial Authorized Person and consisting of at least a balance sheet as at the close of such month and statements of earnings for such month and earnings and cash flows for the period from the beginning of the applicable Fiscal Year to the close of such month showing a comparison with both (i) the data for the comparable periods in the prior Fiscal Year and (ii) the budget for such periods prepared for the current Fiscal Year;

           (c) Annual Budget and Business Plan. Within 30 days after the end of each Fiscal Year, a copy of the business plan, projections and budgets for the Borrower and its Subsidiaries for such Fiscal Year, and prompt notice of any material changes thereafter made to such business plans, projections or budgets;

           (d) Officer's Certificate. Within (i) 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, and (ii) 90 days after the end of each Fiscal Year, a certificate of Borrower's chief financial Authorized Person in substantially the form of EXHIBIT L hereto (each, a "Compliance Certificate"), dated the last day of such Fiscal Quarter or Fiscal Year, as applicable, containing a statement that no Event of Default or Unmatured Event of Default has occurred and is continuing, or, if there is any such event, describing it and the steps, if any, being taken to cure it, and containing a computation of, and showing compliance with, each of the financial ratios and restrictions contained in this ARTICLE VIII; and

           (e) Management Letters. Within 30 days after the end of each Fiscal Quarter a copy of a management letter prepared by its senior management discussing the results of the Borrower's and its Subsidiaries' business and operations during such Fiscal Quarter; provided, that as long as the Borrower files a Form 10-Q with the Securities and Exchange Commission, this requirement shall be deemed satisfied by compliance with
      SECTION 8.1.6(A).

      SECTION 8.1.2. Borrowing Base Certificate. Within 20 days after the end of each month, a Borrowing Base Certificate, executed and certified as accurate by an Authorized Person of Borrower, showing a computation of the Borrowing Base as of the date of such Borrowing Base Certificate.

      SECTION 8.1.3. Agings. Within 20 days after the end of each month, an aging of all Accounts Receivable and accounts payable of Borrower and each of its Restricted Subsidiaries as of the end of such month, in form and content reasonably acceptable to the Agent.

      SECTION 8.1.4. Inventory Certification. Within 20 days after the end of each month, a certification report with respect to the Inventory of Borrower and each of its Restricted Subsidiaries as of the end of the month for all locations thereof, in form and content reasonably acceptable to the Agent.

      SECTION 8.1.5. Trailing Liabilities. Together with the quarterly Compliance Certificate referred to in SECTION 8.1.1(D), a schedule of the Borrower's consolidated Trailing Liabilities together with a reconciliation thereof to the Borrower's consolidated balance sheet.

      SECTION 8.1.6. Other Reports:

           (a) SEC and Other Reports. Copies of each filing and report made by Borrower or any of its Subsidiaries with or to any securities exchange or the Securities and Exchange Commission and of each written communication from Borrower or any of its Subsidiaries to shareholders generally, contemporaneously with the filing or making thereof;

           (b) Report of Changes in Disclosure Schedule Information. Promptly from time to time, a written report of any change in the information set forth in ITEM 7.1, ITEM 7.10 or ITEM 7.11 or concerning Borrower or any of its Restricted Subsidiaries;

           (c) Other Reports. Any information required to be provided pursuant to other provisions of this Agreement or any other Loan Document, and promptly from time to time, such other reports or information as the Agent or any Lender, acting through the Agent, may reasonably request.

      SECTION 8.2. Notices. The Borrower will notify or cause to be notified, the Agent (which will promptly notify each Lender) in writing of any of the following immediately upon a member of Borrower's senior management or any other Authorized Person learning of the occurrence thereof (or, in the case of clauses (e), (f) and (g) of this SECTION 8.2, at least 30 days prior to the occurrence thereof to the extent applicable to the Borrower or any of its Restricted Subsidiaries), and provide the Agent with copies of all relevant documentation relating thereto, describing the same and, if applicable, the steps being taken by the Person(s) affected with respect thereto:

           (a) Default. The occurrence of (i) an Event of Default or Unmatured Event of Default and (ii) to the extent not included in clause (i) of this paragraph (a), the default by Borrower or any of its Restricted Subsidiaries under any material note, indenture, loan agreement, mortgage, lease, deed or other similar agreement to which such Person is a party or by which it is bound, where such default has had or could reasonably be expected to have a Material Adverse Effect;

           (b) Litigation, etc. The institution of any litigation, action or proceeding affecting Borrower or any of Borrower's Subsidiaries, any Collateral, whether or not considered to be covered by insurance, where the amount claimed or at issue is $10,000,000 or more; the commencement of any labor controversy or dispute which has had or could reasonably be expected to have a Material Adverse Effect; or the occurrence of any adverse development with respect to any litigation, action, proceeding, labor controversy or dispute, or contract or agreement described in ITEM
      7.8 or ITEM 7.14 of the Disclosure Schedule, or previously reported pursuant to this paragraph (b);

           (c) Judgments, etc. The entry of any judgment or decree in any litigation, action or proceeding involving Borrower or any Subsidiary of Borrower if the amount for which any such Person will be liable or responsible as a result thereof, individually or in the aggregate, exceeds $5,000,000;

           (d) Pension Plans and Welfare Plans. The occurrence of a Reportable Event with respect to any Pension Plan; the filing of a notice of intent to terminate a Pension Plan by Borrower or any ERISA Affiliate; the institution of proceedings to terminate a Pension Plan by the PBGC or any other Person; the withdrawal in a "complete withdrawal" or a "partial withdrawal" as defined in sections 4203 and 4205, respectively, of ERISA by Borrower or any ERISA Affiliate from any Multiemployer Plan; the failure of Borrower or any ERISA Affiliate to make a required contribution to any Pension Plan, including but not limited to any failure to pay an amount sufficient to give rise to a Lien under section 302(f) of ERISA; the taking of any action with respect to a Pension Plan which could result in the requirement that Borrower or any ERISA Affiliate furnish a bond or other security to the PBGC or such Pension Plan; the occurrence of any other event with respect to any Pension Plan which could result in the incurrence by Borrower or any ERISA Affiliate of any liability, fine or penalty; or the incurrence of any material increase in the contingent liability of Borrower, or any of its Subsidiaries with respect to any Welfare Plan which covers retired or terminated employees and their beneficiaries;

           (e) Change of Name or Status. Any change in the name or address of Borrower or any of its Subsidiaries;

           (f) Insurance Information. Any material adverse change in the information set forth in ITEM 7.7 of the Disclosure Schedule.

           (g) Acquisitions; Investments; Dispositions. Any proposed Acquisition, Investment or Disposition permitted under SECTION 8.12, 8.13 or 8.18, where the purchase price or Net Available Proceeds is reasonably expected to exceed $5,000,000.

           (h) Loan Prepayment Event. The occurrence of any event which, pursuant to SECTION 4.3.3, is reasonably likely to require the Borrower to make a mandatory prepayment of the Term Loans.

           (i) Material Adverse Effect. The occurrence of a event or condition, or the existence of any facts or circumstances, constituting, or which could reasonably be expected to have, a Material Adverse Effect;

           (j) Change in Management or Line(s) of Business. Any substantial change in the senior management of Borrower or any of its Restricted Subsidiaries or any change in Borrower's or any such Subsidiary's line(s) of business; and

           (k) Other Notices. Any notices required to be provided pursuant to any other Loan Document or the other provisions of this Agreement, and notice of the occurrence of such other events as the Agent or any Lender, acting through the Agent, may reasonably from time to time specify.

      SECTION 8.3. Existence. Except for any merger, consolidation or similar transaction permitted under SECTION 8.13, Borrower will maintain and preserve, and cause each of its Restricted Subsidiaries to maintain and preserve, its respective existence as a corporation or other form of business organization, as the case may be, and all rights, privileges, licenses, patents, patent rights, copyrights, trademarks, trade names, trade styles, franchises and other authority to the extent material and necessary for the conduct of its respective business in the ordinary course as conducted from time to time.

      SECTION 8.4. No Change in Line of Business. Borrower will engage, and cause each of its Restricted Subsidiaries to engage, in substantially the same types and fields of business as it is engaged in on the Effective Date, and such other activities as may be incidental or related thereto, and no other.

      SECTION 8.5. Books, Records and Access. Borrower will maintain, and cause each of its Restricted Subsidiaries to maintain, complete and accurate books and records (including but not limited to records relating to its respective Accounts Receivable, Inventory, and other assets), in which full and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its respective business and activities. Borrower will cause, and cause each of its Restricted Subsidiaries to cause, its books and records as at the end of any calendar month to be posted and closed not more than fifteen (15) days after the last business day of such month. Subject to the last sentence of this Section, Borrower will (a) permit, and cause each of its Restricted Subsidiaries to permit, access by the Agent or any Lender (accompanying the Agent) and its agents or employees to Borrower's and its Restricted Subsidiaries' books and records and its respective place or places of business at intervals to be reasonably determined by the Agent and without hindrance or delay, (b) permit, and cause each of its Restricted Subsidiaries to permit, the Agent or any Lender or its agents and employees to (1) inspect and perform appraisals of its respective Inventory, and fixed assets and
(2) inspect, audit, check and make copies and/or extracts from any books, records, computer data and records, computer programs, journals, orders, receipts, correspondence and other data relating to its Inventory, Accounts Receivable, and any other Collateral, or relating to any other transactions between the parties hereto. The Borrower will permit, and cause each of its Restricted Subsidiaries to permit, the Agent or any Lender to discuss Borrower's or such Subsidiary's financial matters with its officers and independent public accountant (and Borrower, for itself and each of its Subsidiaries, hereby authorizes such independent public accountant to discuss such financial matters with the Agent or any Lender or its representatives whether or not any representative of the Borrower or such Subsidiary is present). As long as no Event of Default or Unmatured Event of Default has occurred and is continuing,
(a) the inspections and audits described in the third sentence of this Section shall be limited to not more frequently than once every six months, (b) the Agent shall give advance notice of any intent to visit a premises, and all such visits shall be during normal business hours and made in such a way as to interfere as little as possible with the conduct of the Borrower's or its Restricted Subsidiaries' businesses. The Borrower agrees that all such inspections and/or audits and appraisals shall be at the Borrower's expense; provided, however, that as long as no Event of Default or Unmatured Event of Default has occurred which is continuing, the Borrower shall not be required to reimburse the Agent or any Lender for expenses incurred in connection with Collateral field audits conducted more frequently than once every six months.

      SECTION 8.6. Insurance. The Borrower will maintain, and cause each of its Restricted Subsidiaries to maintain, insurance to such extent and against such hazards and liabilities as is commonly maintained by companies similarly situated or as required under this Agreement or any other Loan Document and which is adequate to insure the Borrower and each of its Restricted Subsidiaries against risks which could reasonably be expected to be encountered by it in the conduct of its business. The Borrower will keep, and will cause each of its Restricted Subsidiaries to keep, its property properly housed and insured for its full insurable value against loss or damage by fire, theft, explosion, sprinklers, collision (in the case of motor vehicles) and such other risks as are customarily insured against by persons engaged in business similar to that of Borrower or such Subsidiary, with such companies, in such amounts and under policies in such form as shall be reasonably satisfactory to the Agent. The Borrower will cause originals or copies of certificates of such policies of insurance to be delivered to the Agent prior to the Initial Funding Date, together with evidence of payment of premiums (to the extent then due and payable) therefor. Borrower shall cause each issuer of an insurance policy to provide the Agent, prior to the Initial Funding Date, with an endorsement or an independent instrument in such form and containing such other terms as shall be reasonably acceptable to the Agent and showing loss payable to the Agent and, if requested by the Agent, naming the Agent as an additional insured. Borrower agrees to execute and deliver, and cause its Restricted Subsidiaries to execute and deliver, such separate assignments or agreements, and cause the same to be accepted and agreed to by its insurers and take such other action as the Agent shall reasonably determine to be necessary or desirable to cause the proceeds of any business interruption, reconstruction of records or similar insurance to be assigned to Agent as part of the Collateral, and paid to the Agent.

      SECTION 8.7. Maintenance of Assets. Except for Permitted Dispositions, the Borrower will maintain, preserve and keep, and cause each of its Restricted Subsidiaries to maintain, preserve and keep, its properties in operating condition and repair, ordinary wear and tear excepted, and from time to time make, and cause each of its Restricted Subsidiaries to make, all necessary and proper repairs, renewals, replacements, additions, betterments and improvements thereto so that at all times the efficiency thereof shall be fully preserved and maintained in all material respects unless the Borrower determines in good faith that the continued maintenance thereof is no longer economically desirable.

      SECTION 8.8. Taxes. Borrower will pay, and will cause each of its Restricted Subsidiaries to pay, when due, all of its Taxes unless and only to the extent that Borrower or such Subsidiary is diligently contesting such Taxes in good faith and by appropriate proceedings and Borrower or such Subsidiary has set aside on its books appropriate reserves or other appropriate provisions therefor (including but not limited to any as may be required by GAAP).

      SECTION 8.9. Compliance. The Borrower will comply, and cause each of its Restricted Subsidiaries to comply, with all statutes, judicial or administrative orders, licenses, permits, and governmental rules and regulations applicable to it, except where such noncompliance does not have and could not reasonably be expected to have a Material Adverse Effect.

      SECTION 8.10. Use of Proceeds. The Borrower will use the proceeds of the initial Loans to repay in full the Indebtedness to be Paid, and use the proceeds of all other Loans to finance the working capital and capital expenditure requirements of the Borrower and its Restricted Subsidiaries. The Borrower will not use or permit any proceeds of the Loans to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of "purchasing or carrying" any Margin Stock, and will furnish to the Agent and each Lender upon request, a statement in conformity with the requirements of Federal Reserve Form U-l referred to in Regulation U of the Federal Reserve Board.

      SECTION 8.11. Pension Plans. The Borrower will not, and will not permit any of its Subsidiaries to, permit any condition to exist in connection with any Pension Plan which could constitute grounds for the PBGC to institute proceedings to have such Pension Plan terminated or a trustee appointed to administer such Pension Plan. The Borrower will not fail, and will not permit any of its Subsidiaries to fail, to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a Lien under section 302(f) of ERISA. The Borrower will not engage in, or permit to exist or occur, or permit any of its Subsidiaries to engage in, or permit to exist or occur, any other condition, event or transaction with respect to any Pension Plan which could result in the incurrence by the Borrower or any of its Restricted Subsidiaries of any liability, fine or penalty.

      SECTION 8.12. Dispositions. Except for Permitted Dispositions, the Borrower will not, and will not permit any of its Subsidiaries to, engage in or permit to occur any Disposition. As used herein the term "Permitted Disposition" means:

           (a) a sale of the assets described on ITEM 8.12 of the Disclosure Schedule;

           (b) a sale of assets in connection with a transaction permitted under SECTION 8.13;

           (c) a sale by the Borrower of the capital stock of a Subsidiary which is not a Restricted Subsidiary;

           (d) a Disposition of fixed or capital assets which, on a pro forma basis for the twelve month period following the date of such transaction (as established by projections, prepared by Borrower and delivered to the Agent and the Lenders prior to the consummation thereof, and calculated using assumptions reasonably acceptable to the Agent and the Required Lenders, which acceptance will not be unreasonably withheld or delayed) could not reasonably be expected to have an Material Adverse Effect or result in an Unmatured Event of Default or an Event of Default during such twelve month period; or

           (e) a Disposition of fixed or capital assets in connection with a transaction permitted under clause (d) of SECTION 8.16.

Notwithstanding the foregoing, no transaction otherwise permitted by this Section shall be permitted if, immediately before or after giving effect thereto, any Unmatured Event of Default or Event of Default shall have occurred and be continuing or would result therefrom.

      SECTION 8.13. Consolidations, Mergers, Acquisitions.   The Borrower will
not, and will not permit any of its Restricted Subsidiaries to, be a party to any merger, liquidation, dissolution, consolidation, or Acquisition, except that

           (a) any Restricted Subsidiary of the Borrower may liquidate, or dissolve voluntarily into, or may merge with and into, the Borrower or any other wholly-owned Restricted Subsidiary of the Borrower;

           (b) the assets or stock of any Restricted Subsidiary of the Borrower may be purchased or otherwise acquired by the Borrower or any wholly-owned Restricted Subsidiary of the Borrower;

           (c) the Borrower may merge with any other Person, and any other Person may liquidate or dissolve voluntarily into the Borrower, as long as the Borrower is the surviving Person;

           (d) the Borrower or any of its Restricted Subsidiaries may engage in an Acquisition if:

                (i) after giving effect thereto the Borrower or such Restricted Subsidiary would be in compliance with Section 8.4,

                (ii) the Acquisition is consented to the board of directors of the Person that is the subject of such Acquisition and (if applicable), such Acquisition has been recommended by such board of directors to such Person's shareholders,

                (iii) after giving effect to the Acquisition, on a pro forma basis for the twelve month period following the consummation of such transaction (as established by projections, prepared by Borrower and delivered to the Agent and the Lenders prior to the consummation thereof, and calculated using assumptions reasonably acceptable to the Agent and the Required Lenders, which acceptance will not be unreasonably withheld or delayed) could not reasonably be expected to have a Material Adverse Effect or result in an Unmatured Event of Default or an Event of Default during such twelve month period, and

                (iv) the terms of the Acquisition and the Borrower's business plan, if any, giving effect thereto, are reasonably acceptable to the Agent and the Required Lenders, which acceptance will not be unreasonably withheld or delayed;

provided, however, that no transaction otherwise permitted by this Section shall be permitted if immediately before or after giving effect thereto any Unmatured Event of Default or Event of Default shall have occurred and be continuing or would result therefrom.

      SECTION 8.14.  Restricted Payments.

           (a) Except for dividends permitted under this SECTION 8.14, the Borrower will not declare, pay or make any dividend or distribution (in cash, property or obligations) on any shares of any class of capital stock (now or hereafter outstanding) of the Borrower or on any warrants, options or other rights with respect to any shares of any class of capital stock (now or hereafter outstanding) of the Borrower (other than dividends or distributions payable in its common stock or warrants to purchase its common stock or split-ups or reclassifications of its stock into additional or other shares of its common stock) or apply, or permit any of its Subsidiaries to apply, any of its funds, property or assets to the purchase, redemption, sinking fund or other retirement of, or agree or permit any of its Subsidiaries to purchase or redeem, any shares of any class of capital stock (now or hereafter outstanding) of the Borrower, or warrants, options or other rights with respect to any shares of any class of capital stock (now or hereafter outstanding) of the Borrower.

           (b) Except to the extent permitted in this SECTION 8.14 or otherwise permitted by this Agreement, the Borrower will not, and will not permit any of its Restricted Subsidiaries to

                (1) make any payment or prepayment of principal of, or make any payment of interest on, any Subordinated Debt on any day other than the stated, scheduled date for any mandatory payment or prepayment set forth in the documents and instruments memorializing such Subordinated Debt, or which would violate the subordination provisions of such Subordinated Debt; or

                (2)  redeem, purchase or defease, any Subordinated Debt.

           (c) The Borrower will not take any action, or permit any of its Subsidiaries to take any action, which will result in a decrease in Borrower's or any of its Subsidiaries' ownership interest in any of Borrower's Restricted Subsidiaries.

           (d) The Borrower will not, and will not permit any of its Subsidiaries to, make any deposit for any of the foregoing purposes.

Notwithstanding the foregoing Borrower may (i) pay cash dividends on its capital stock and (ii) repurchase or redeem for cash issued and outstanding shares of its capital stock (including, in accordance with any applicable stockholder agreements, outstanding stock of Borrower held by Borrower's employees) as long as immediately before and after giving effect to any such dividend payment or stock redemption or repurchase:

           (x) no Unmatured Event of Default or Event of Default exists which is continuing or would result therefrom; and

           (y) the aggregate amount expended or committed to be expended by the Borrower would not exceed 50% of the excess (if a positive number) of (I) the sum of (a) the Borrower's consolidated net earnings for the period from January 1, 1997 to the date of such dividend payment, stock redemption or repurchase (calculated as if such period were a single accounting period), plus (b) the aggregate amount of the Borrower's consolidated tax expense taken into account in determining the Borrower's consolidated net earnings for such period, minus (c) the aggregate amount of tax benefits taken into account in determining the Borrower's consolidated net income for such period over (II) the Borrower's aggregate consolidated cash tax expense for the period from January 1, 1997 to the date of such dividend payment, stock redemption or repurchase; provided, that no dividend, redemption or repurchase shall be permitted under this clause (y) if the amount determined under clause (I)(a) herein is less than zero. For purposes of this clause (y), "net earnings" for any period shall not include gains during such period on the sale of Investments or fixed assets, or other extraordinary items of income.

      SECTION 8.15. Indebtedness. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist, or otherwise become or be liable in respect of, any Indebtedness (including but not limited to Indebtedness as lessee under Capitalized Leases and Indebtedness in the nature of Guarantee Liabilities under guarantees), other than, without duplication, the following:

           (a) Indebtedness under the terms of this Agreement and the other Loan Documents;

           (b) until the Initial Funding Date, the Outstanding Subordinated Debt and the other Indebtedness identified in PART A of ITEM 8.15 ("Indebtedness to be Paid") of the Disclosure Schedule;

           (c) other Indebtedness outstanding on the date hereof and identified in PART B of ITEM 8.15 ("Ongoing Indebtedness") of the Disclosure Schedule;

           (d) Indebtedness in an aggregate principal amount not to exceed $5,000,000 at any time outstanding which is incurred by the Borrower or any of its Restricted Subsidiaries to the vendor of any assets permitted to be acquired pursuant to SECTION 8.20 to finance the acquisition by Borrower or one of its Restricted Subsidiaries of such assets, if the Indebtedness secured by such assets does not exceed 75% of the fair market value (determined at the time of the acquisition) of the assets being acquired thereof;

           (e) Indebtedness of the Borrower or any of its Restricted Subsidiaries in respect of Capitalized Lease Liabilities to the extent permitted by SECTION 8.20;

           (f) Indebtedness of the Borrower or any of its Restricted Subsidiaries incurred after the Effective Date in connection with a transaction permitted under clause (d) of SECTION 8.16;

           (g) Indebtedness existing on the Effective Date of a Subsidiary of the Borrower or of one of the Borrower's Subsidiaries owing to the Borrower or to such other Subsidiary, as disclosed in the financial statements described in SECTION 7.6;

           (h) Indebtedness in the nature of Guarantee Liabilities arising under guarantees issued by Borrower or any of its Restricted Subsidiaries permitted under SECTION 8.17;

           (i) unsecured Hedging Obligations entered into in the ordinary course of business;

           (j) unsecured Indebtedness of the Borrower or a Restricted Subsidiary incurred after the Effective Date consisting of deferred payment obligations resulting from adjudication or settlement of any claim or litigation of the Borrower or its Restricted Subsidiaries, provided the aggregate amount of such Indebtedness outstanding at any time does not exceed $2,000,000; and

           (k) unsecured Indebtedness in respect of deferred Taxes reserved on the Borrower's financial statements in accordance with GAAP;

provided, however, that no Indebtedness otherwise permitted by clauses (d), (e),
(f) or (j) shall be permitted to be incurred if, immediately after giving effect to the incurrence thereof, any Unmatured Event of Default or Event of Default shall have occurred and be continuing or would result therefrom.

      SECTION 8.16. Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create or permit to exist any Lien with respect to any of its property, revenue or assets, whether now owned or hereafter acquired, except:

           (a)  Liens securing payment of the Liabilities;

           (b)  Liens referred to in the financial statements described in
      SECTION 7.6 or described on ITEM 7.9 of the Disclosure Schedule existing on Effective Date to secure payment of Ongoing Indebtedness;

           (c) Liens granted after the Effective Date to secure payment of Indebtedness of the type permitted and described in clauses (d) or (e) of
      SECTION 8.15 and covering only those assets acquired with the proceeds of such Indebtedness;

           (d) Liens granted after the Effective Date in connection with sale/leaseback or other similar financings of fixed or capital assets of the Borrower or any of its Subsidiaries, as long as (i) such Liens cover only the assets subject to the sale/leaseback or other similar financing,
      (ii) at the time of the granting of any such Lien and after giving effect thereto, the aggregate appraised value of assets subject to Liens granted in connection with such transactions does not exceed five percent of the net book value of Borrower's consolidated total assets as reflected on the Borrower's most recent audited financial statements delivered pursuant to
      SECTION 8.1.1(A), and (iii) the terms of such sale/leaseback or other similar transactions are acceptable to the Agent and the Required Lenders, which acceptance will not be unreasonably withheld or delayed; and

           (e) Liens for current taxes not delinquent or taxes being diligently contested in good faith and by appropriate proceedings and as to which such reserves or other appropriate provisions as may be required by GAAP or as otherwise required by the Agent are being maintained on its books;

           (f) Liens of carrier's, warehousemen, mechanics, materialmen, repairmen, landlords and other like statutory Liens arising in the ordinary course of business securing obligations which are not overdue or which are being diligently contested in good faith and by appropriate proceedings and as to which such reserves or other appropriate provisions as may be required by GAAP or as otherwise required by the Agent are being maintained on its books;

           (g) Liens incurred in the ordinary course of business in connection with worker's compensation, unemployment insurance or other forms of governmental insurance or benefits; and

           (h) judgment Liens in existence less than 21 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance maintained with responsible insurance companies.

      SECTION 8.17. Guaranties. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, become or be a guarantor or surety of, or otherwise become or be responsible in any manner (whether by agreement to purchase any obligations, stock, assets, goods or services, or to supply or advance any funds, assets, goods or services, or otherwise) with respect to, any undertaking of any other Person, except for (a) the endorsement, in the ordinary course of collection, of instruments payable to it or its order, (b) guarantees outstanding on the Effective Date and listed on PART C of ITEM 8.15 of the Disclosure Schedule.

      SECTION 8.18. Investments. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, make or permit to exist any Investment in any Person, except for, without duplication:

           (a) Investments existing on the Effective Date and identified in PART A of ITEM 8.18 of the Disclosure Schedule, other than Investments in the Borrower's Subsidiaries ("Ongoing Investments");

           (b) the following Investments by the Borrower or any of its Restricted Subsidiaries in any of the Borrower's Subsidiaries ("Intercompany Investments"):

                (1) Investments in existence on the Effective Date not in the nature of loans or advances constituting Indebtedness listed on PART B of ITEM 8.18 of the Disclosure Schedule; and

                (2) Investments in existence on the Effective Date in the nature of loans and advances and constituting Indebtedness listed on PART C of ITEM 8.18 of the Disclosure Schedule.

           (c) Cash Equivalent Investments;

           (d) without duplication, Investments in the nature of Indebtedness permitted under SECTION 8.15;

           (e) advances to its employees or employees of any of its Subsidiaries for travel or other ordinary business expenses, in amounts which are reasonable and consistent with the Borrower's past practices;

           (f) advances to subcontractors and suppliers in maximum aggregate amounts reasonably acceptable to Lender but in any event not exceeding an aggregate outstanding amount of $500,000;

           (g) extensions of credit in the nature of Accounts Receivable or notes receivable arising from the sale of goods and services in the ordinary course of business;

           (h) shares of stock, obligations or other securities received in settlement of claims arising in the ordinary course of business; and

           (i)  Investments permitted under SECTION 8.13;

provided, however, that:

           (x) no Investment otherwise permitted by clause (b)(3), clause (d) or clause (i) shall be permitted to be made if, immediately before or after giving effect thereto any Unmatured Event of Default or Event of Default shall have occurred and be continuing or would result therefrom; and

           (y) any Investment which when made complies with the requirements of the definition of the term "Cash Equivalent Investment" may continue to be held notwithstanding that such Investment, if made thereafter, would not so comply.

      SECTION 8.19. Subsidiaries. Except to the extent permitted under SECTION 8.13, the Borrower will not, and will not permit any Restricted Subsidiary to
(a) acquire any stock or similar interest in any Person or (b) create, establish or acquire any Subsidiaries other than those existing on the Effective Date.

      SECTION 8.20. Capital Expenditures. The Borrower will not, and will not permit any Restricted Subsidiary to, make or commit to make any Capital Expenditures in any Fiscal Year if, after giving effect thereto, the aggregate thereof in any one Fiscal Year would exceed $10,000,000; provided, however, that to the extent the amount expended or committed to be expended during any Fiscal Year by the Borrower and its Restricted Subsidiaries is less than $10,000,000 (such amount is herein called the "Unused Allowance"), the Unused Allowance for any Fiscal Year may be added to the amount of Capital Expenditures the Borrower and its Restricted Subsidiaries are permitted to make or commit to make in any subsequent Fiscal Year. Notwithstanding the foregoing, the aggregate Unused Allowance shall be limited to not more than $10,000,000 for all Fiscal Years during which this Agreement is in effect.

      SECTION 8.21.  Financial Condition.

      SECTION 8.21.1. Fixed Charge Coverage Ratio. The Borrower will not permit its Fixed Charge Coverage Ratio, determined as of the last day of each Fiscal Quarter for the period of four Fiscal Quarters then ending, to less than
2.0 to 1.0.

      SECTION 8.21.2. Interest Coverage Ratio. The Borrower will not permit its Interest Coverage Ratio, determined as of the last day of each Fiscal Quarter for the Fiscal Quarter then ending, to be less than 3.0 to 1.0.

      SECTION 8.21.3. Debt Ratio. The Borrower will not permit its Debt Ratio, determined as of the last day of each Fiscal Quarter, to be greater than (a)
3.50 to 1.0 as of the last day of each Fiscal Quarter ending during the period from the Effective Date through and including December 31, 1998, (b) 3.25 to 1.0 as of the last day of each Fiscal Quarter ending during the period January 1, 1999 through and including December 31, 2000 and (c) 3.0 to 1.0 as of the last day of each Fiscal Quarter ending after December 31, 2000.

      SECTION 8.22. Future Environmental Assessments. Borrower will provide, and will cause each of its Subsidiaries to provide, such information and certifications as the Agent may reasonably request from time to time pertaining to the environmental aspects of the Borrower and its Subsidiaries and any property owned, operated or controlled by the Borrower or any of its Subsidiaries. To investigate environmental aspects of the Borrower and its Subsidiaries and their properties, facilities and operations, the Agent or any Lender or their respective agents shall have the right, but no obligation, at any time, to enter upon the property of the Borrower or any of its Subsidiaries, take samples, review the books, records or other documents of the Borrower and its Subsidiaries, interview officers and employees and independent contractors of the Borrower or its Subsidiaries, and conduct such other activities as the Agent or such Lender, in its sole discretion, deems appropriate; provided, however, that as long as no Event of Default or Unmatured Event of Default exists (a) the Agent shall exercise such rights, if at all, so as to minimize any interference with the conduct of the Borrower's or its Subsidiary's business on the property which is the subject of such investigation and (b) the Borrower shall have no liability to reimburse or indemnify the Agent or any Lender for any costs or expenses incurred in connection therewith. The Borrower shall, and shall cause its Subsidiaries to, cooperate fully in the conduct of any such assessment. If the Agent decides to cause such an assessment to be conducted because of (a) the Required Lenders' considering directing the Agent to take possession of or title to the property after the occurrence of an Event of Default or (b) a material change in the use of the property which, in the Agent's or the Required Lenders' reasonable good faith opinion, increases the risk of non-compliance with Environmental Laws or increases the risk of costs or liabilities thereunder which increase could reasonably be expected to have a Material Adverse Effect, then the Borrower shall pay upon demand all costs and expenses (including Attorneys' Fees) connected with such assessment. Nothing in this SECTION 8.22, and no actions taken by the Agent or any Lender pursuant hereto, shall be construed as affecting, directing, influencing, or controlling, or giving to the Agent or any Lender the right, capacity or obligation to direct or control, the conduct or action or inaction of the Borrower or any of its Subsidiaries with respect to any environmental matters, including but not limited to those pertaining to compliance with any Environmental Law and Hazardous Material disposal.

      SECTION 8.23. Other Agreements. The Borrower will not, and not permit any of its Subsidiaries to, enter any agreement containing any provision which would be violated or breached by the performance by Borrower or such Subsidiary of its obligations hereunder or under any other Loan Document or any instrument or document delivered or to be delivered by Borrower or such Subsidiary in connection herewith.

      SECTION 8.24. Unconditional Purchase Options. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into or be a party to any contract for the purchase of materials, supplies or other property or services, if such contract requires that payment be made by it regardless of whether or not delivery is ever made of such materials, supplies or other property or services.

      SECTION 8.25. Transactions with Related Parties. Except for transactions described in ITEM 8.25 of the Disclosure Schedule, the Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into or be a party to any transaction or arrangement, including, without limitation, the purchase, sale, lease or exchange of property or the rendering of any service, with any Related Party of Borrower or such Restricted Subsidiary, except in the ordinary course of and pursuant to the reasonable requirements of Borrower's or such Restricted Subsidiary's business and upon fair and reasonable terms no less favorable to Borrower or such Subsidiary than it would obtain in a comparable arm's-length transaction with a Person not a Related Party of Borrower or such Subsidiary.

      SECTION 8.26. Negative Pledges, etc. The Borrower will not, and not permit any of its Restricted Subsidiaries to, enter into any agreement (excluding this Agreement, any other Loan Document and, with respect to clause
(a) of this Section, any agreement governing any Indebtedness permitted by clause (d) of SECTION 8.15 as to the assets financed with the proceeds of such Indebtedness) prohibiting (a) the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired; (b) the ability of the Borrower or any other Obligor to amend or otherwise modify this Agreement or any other Loan Document; or (c) the ability of any of the Borrower's Restricted Subsidiaries to make any payments, directly or indirectly, to the Borrower by way of dividends, advances, repayments of loans or advances, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments, or any other agreement or arrangement which restricts the ability of any such Subsidiary to make any payment, directly or indirectly, to the Borrower.

      SECTION 8.27. Granting of Liens on Real Property. If a Triggering Event occurs, upon the Agent's request the Borrower shall promptly execute and deliver, and cause each of its Subsidiaries which owns any Real Property to execute and deliver, such mortgages, security agreements and other documents, instruments and writings as the Agent shall require to grant to the Agent, for the benefit of the Lenders, a perfected mortgage Lien on such of the Real Property as the Agent shall require, together with title insurance with respect to such Real Property in form, substance and amount satisfactory to the Agent.

      SECTION 8.28. Additional Restricted Subsidiaries. Promptly, and in any event not later than 30 days, following the creation or acquisition by Borrower of a Restricted Subsidiary, the Borrower shall (i) cause such Restricted Subsidiary to deliver to the Agent, in sufficient counterpart originals to provide one to each Lender (a) a duly executed Subsidiary Security Agreement,
(b) a duly executed Guaranty, and (c) the documents and writings described in
SECTION 10.1.7(D), (E), (I), (J), (K) and (L) with respect to such Restricted Subsidiary, (ii) take such action as is required under the Pledge Agreement to cause the Agent for the benefit of the Lenders to have a perfected Lien on all of the issued and outstanding stock of such Restricted Subsidiary owned by the Borrower.


                                   ARTICLE IX

                                     DEFAULT

      SECTION 9.1. Event of Default. Each of the following shall constitute an "Event of Default" under this Agreement:

      SECTION 9.1.1. Non-Payment of Liabilities. Default in the payment or prepayment when due of any principal of any Loan or of any Reimbursement Obligation, or default (and continuance thereof for a period of four days) in the payment when due of any interest, fee or other Liability.

      SECTION 9.1.2. Warranty. Any warranty made by Borrower or any other Obligor herein or in any other Loan Document at any time executed by the Borrower or such other Obligor is untrue or misleading in any material respect when made or deemed made; or any schedule, statement, report, notice, certificate or other writing furnished by Borrower or any other Obligor to the Agent or any Lender is untrue or misleading in any material respect on the date as of which the facts set forth therein are stated or certified; or any certification made or deemed made by Borrower or any other Obligor to the Agent or any Lender is untrue or misleading in any material respect on or as of the date made or deemed made.

      SECTION 9.1.3. Non-Compliance With Certain Covenants. Default in the performance or observance by the Borrower of any of its agreements set forth in SECTIONS 8.3, 8.4, 8.10 8.12, 8.13, 8.14, 8.15, 8.16, 8.17, 8.18, 8.19, 8.20,
8.21, 8.27 or 8.28 of this Agreement (and not constituting an Event of Default under any of the other subsections of SECTION 9.1).

      SECTION 9.1.4. Non-Compliance With Other Covenants. Default in the performance or observance of any of Borrower's other agreements set forth in (a)
SECTION 8.1 this Agreement (and not constituting an Event of Default under any of the other subsections of SECTION 9.1), and continuance of such default for 5 days or (b) default in the performance or observance of any of Borrower's other agreements set forth in this Agreement or any other Loan Document (and not constituting an Event of Default under any of the other subsections of
SECTION 9.1), and continuance of such default for 30 days after written notice thereof to Borrower from the Agent or any Lender.

      SECTION 9.1.5. Non-Payment of Other Indebtedness. Default in the payment when due, whether by acceleration or otherwise (subject to any applicable grace period), of any Indebtedness having a principal amount, individually or in the aggregate, in excess of $1,000,000, of or guaranteed by, Borrower, any other Obligor, or any of Borrower's Restricted Subsidiaries (other than (i) any Indebtedness under this Agreement and any Note or (ii) any Indebtedness of any of Borrower's Subsidiaries to Borrower or to any other such Subsidiary).

      SECTION 9.1.6. Default of Other Indebtedness. Any event or condition shall occur which results in the acceleration of the maturity of any Indebtedness having a principal amount, individually or in the aggregate, in excess of $1,000,000 of, or guaranteed by, Borrower, any other Obligor, or any of Borrower's Restricted Subsidiaries (other than (i) any Indebtedness of any of Borrower's Subsidiaries to Borrower or to any other such Subsidiary and (ii) the Indebtedness under this Agreement and any Note) or enables the holder or holders of such other Indebtedness or any trustee or agent for such holders (any required notice of default having been given and any applicable grace period having expired) to accelerate the maturity of such other Indebtedness.

      SECTION 9.1.7. Insolvency. Borrower, any of Borrower's Subsidiaries, or any other Obligor, shall:

           (a) become insolvent, or generally fail to pay, or admit in writing its inability to pay, its debts as they mature;

           (b) apply for, consent to, or acquiesce in the appointment of a trustee, receiver, sequestrator or other custodian for such Person or for any of the property of such Person or any other such Person, or makes a general assignment for the benefit of creditors;

           (c) in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for any such Person or for a substantial part of the property of any such Person and is not discharged or dismissed within 60 days; provided that each such Person hereby expressly authorizes the Agent to appear in any court conducting any relevant proceeding during such 45-day period to preserve, protect and defend its rights and the rights of the Lenders under this Agreement and any other Loan Document;

           (d) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of any such Person and, if any such case or proceeding is not commenced by any such Person, such case or proceeding shall be consented to or acquiesced in by any such Person or shall result in the entry of an order for relief or shall remain for 60 days undismissed, provided that each such Person hereby expressly authorizes the Agent to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend its rights and the rights of the Lenders under this Agreement and any other Loan Document;

           (e) permit any warrant of attachment or similar legal process against any substantial part of the property of any such Person to be issued and remain for 15 days undismissed or undischarged unless a bond has been posted with respect thereto and all enforcement action has been stayed, provided that each such Person hereby expressly authorizes the Agent to appear in any court conducting any relevant proceeding to preserve, protect and defend its rights and the rights of the Lenders under this Agreement and any other Loan Document; or

           (f) take any corporate or other action authorizing, or in furtherance of, any of the foregoing.

      SECTION 9.1.8. Pension Plans. The institution by Borrower or any ERISA Affiliate of steps to terminate any Pension Plan if, in order to effectuate such termination, Borrower or any ERISA Affiliate would be required to make a contribution to such Pension Plan, or would incur a liability or obligation to such Pension Plan in excess of $500,000; the institution by the PBGC of steps to terminate any Pension Plan and the continuation of either such condition after notice thereof from Lender; the occurrence of a contribution failure in excess of $500,000 with respect to any Pension Plan sufficient to give rise to a Lien under section 302(f) of ERISA; provided, however, that the foregoing shall not constitute an Event of Default as long as the Borrower is in good faith diligently pursuing a waiver of any funding obligation, which waiver has not been denied.

      SECTION 9.1.9. Litigation. There shall be entered against any one of Borrower, any other Obligor, or any of the Borrower's Subsidiaries one or more judgments or decrees in excess of $5,000,000 in the aggregate at any one time outstanding (excluding any judgments or decrees for and to the extent which such Person is insured and with respect to which the insurer has assumed responsibility in writing or for and to the extent which such Person is otherwise indemnified if the terms of such indemnification are reasonably satisfactory to the Agent), and either (1) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (2) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

      SECTION 9.1.10. Validity. This Agreement or any other Loan Document, or any Lien granted hereunder or thereunder, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of any Obligor party thereto except to the extent caused by an action or omission of the Agent or any Lender; the Borrower, any other Obligor or any other Person shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability; or any Lien with respect to any material (as reasonably determined in good faith by the Agent, and whether as to type, amount or value) Collateral securing any of the Liabilities shall, in whole or in part, unless caused by an action or omission of the Agent or any Lender, cease to be a perfected first Lien, subject only to those exceptions expressly permitted by this Agreement or the applicable other Loan Document.

      SECTION 9.1.11.  Change of Control.  Any Change of Control shall occur.

      SECTION 9.2.  Effect of Event of Default; Remedies.

      SECTION 9.2.1. Action if Bankruptcy. In the event that one or more Events of Default described in SECTION 9.1.7 shall occur, then each Lender's Commitments (if not theretofore terminated) shall automatically terminate and all Liabilities shall be immediately due and payable without demand, notice or declaration of any kind whatsoever.

      SECTION 9.2.2. Action if Other than Bankruptcy. In the event an Event of Default other than one described in SECTION 9.1.7 shall for any reason, whether voluntary or involuntary, occur and be continuing, the Agent, upon the direction of the Required Lenders, shall declare all or any portion of the Liabilities immediately due and payable and/or the Commitments (if not theretofore terminated) to be terminated, without demand or notice of any kind whatsoever, whereupon the full unpaid amount of such Liabilities which shall be so declared due and payable shall be and become immediately due and payable, without demand, notice or presentment of any kind, and/or, as the case may be, the Commitments extended under this Agreement shall terminate. The Agent shall promptly advise Borrower of any such declaration, but failure to do so shall not impair the effect of such declaration.


                                    ARTICLE X

                              CONDITIONS PRECEDENT,
                     DELIVERY OF DOCUMENTS AND OTHER MATTERS

      SECTION 10.1. Conditions Precedent to Initial Credit Extensions. Except as otherwise provided in SECTION 10.1.10, the obligation of each Lender to make its initial Credit Extension is subject to satisfaction of the following conditions precedent (in addition to those provided in SECTION 10.2):

      SECTION 10.1.1. Audit; Credit Approvals. Each Lender shall have (a) obtained all required internal credit approvals and (b) completed its due diligence audit of the business, operations and assets of Borrower, each of Borrower's Restricted Subsidiaries and each other Obligor, the results of which shall provide such Lender with results and information which, in its sole determination, are satisfactory to permit such Lender to enter into the secured financing transaction described in this Agreement and the other Loan Documents.

      SECTION 10.1.2. Security Interest. The Lien in favor of the Agent for the benefit of the Agent and the Lenders on the Collateral granted under this Agreement and the other Loan Documents, and each other Lien granted to the Agent to secure the Liabilities, shall be a senior, perfected Lien except as otherwise permitted under this Agreement or otherwise agreed by the Lenders, and all financing statements and other documents relating to Collateral shall have been filed or recorded, as appropriate. In this connection, the Agent shall have received:

            (a) acknowledgment copies of properly filed Uniform Commercial Code financing statements (Form UCC-1), dated a date reasonably near to Initial Funding Date, or such other evidence of filing as may be reasonably acceptable to the Agent, naming the Borrower and each other Obligor providing Collateral as the debtors and the Agent as the secured party, or other similar instruments or documents, filed under the Uniform Commercial Code of all jurisdictions as may be necessary or, in the opinion of the Agent, desirable to perfect the security interest of the Agent pursuant to this Agreement and the other Loan Documents;

            (b) copies of Uniform Commercial Code Requests for Information or Copies (Form UCC-11), or a similar search report certified by a party reasonably acceptable to the Agent, dated a date reasonably near to the Initial Funding Date, listing all effective financing statements which name the Borrower or other Obligor (under its present name and any previous names) as the debtor and which are filed in the jurisdictions in which filings were made pursuant to clause (a) above, together with copies of such financing statements (none of which (other than those described in clause (a), if such Form UCC-11 or search report, as the case may be, is current enough to list such financing statements described in clause (a)) shall cover any Collateral), or other evidence satisfactory to the Lenders any Liens evidenced by such financing statements have been terminated or released.

      SECTION 10.1.3. Solvency. After giving effect to the initial Loans, Borrower, each of its Restricted Subsidiaries and each other Obligor (a) shall have capital sufficient to carry on its respective business and transactions and all business and transactions in which it is about to engage, (b) shall not have engaged in or be about to engage in a business or transaction for which its remaining assets are unreasonably small in relation to the business or the transaction, (c) shall believe that it is able to pay its respective debts as they mature and shall not believe that it is incurring, debts beyond its ability to pay as they mature and (d) shall have no actual intent to hinder, delay or defraud either present or future creditors.

      SECTION 10.1.4. Effect of Law. No law or regulation affecting the Agent's or any Lender's entering into the secured financing transaction contemplated by this Agreement shall impose upon the Agent or any Lender any new material obligation, fee, liability, loss, cost, expense or damage.

      SECTION 10.1.5. Exhibits; Schedules. All Exhibits and Schedules to this Agreement and each other Loan Document shall have been completed and submitted to each Lender and shall be in form and substance reasonably satisfactory to each Lender, and none of the foregoing shall contain any fact or information which any Lender, in its sole judgment exercised in good faith, determines to be unacceptable.

      SECTION 10.1.6. Fees. If not funded with the proceeds of the initial Loans, the Agent shall have received the closing fee referred to in SECTION
3.4.1 and any other fees due and payable by Borrower or any other Person on the Initial Funding Date and any expenses arising pursuant to SECTION 13.1, to the extent then invoiced. Borrower agrees that, pursuant to SECTION 13.1 of this Agreement, to the extent not previously paid or provided for, the estimated Attorneys' Fees, expenses and charges of the Agent's attorneys related to the negotiation, documentation and closing of this Agreement, the other Loan Documents and the initial Credit Extension shall be paid from the proceeds of the initial Revolving Loans.

      SECTION 10.1.7. Documents. The Agent shall have received all of the following, each duly executed where appropriate and in form and substance satisfactory to the Agent, and each in sufficient number of counterparts to provide one to each Lender:

            (a) Borrowing Base Certificate. The initial Borrowing Base Certificate dated the Initial Funding Date and calculating the Borrowing Base as of such date;

            (b) Borrower Resolutions. A copy, duly certified by the secretary or an assistant secretary of Borrower as of the Initial Funding Date, of (1) resolutions of the Board of Directors of Borrower authorizing
      (A) the borrowings by Borrower hereunder and (B) the execution, delivery and performance by Borrower of this Agreement and each other Loan Document to be executed and/or delivered by the Borrower and , (2) all documents evidencing any other necessary corporate action with respect to this Agreement and the other Loan Documents, and (3) all approvals or consents, if any, with respect to this Agreement and the other Loan Documents;

            (c) Borrower Incumbency Certificate. A certificate of the secretary or an assistant secretary of Borrower dated the Initial Funding Date and certifying the names of the officers of Borrower authorized to sign this Agreement, and each other Loan Document to be executed by Borrower, and all other documents and certificates to be delivered by Borrower hereunder, together with the true signatures of such officers, upon which certificate the Agent and each Lender may conclusively rely until it shall have received a further certificate of the secretary or an assistant secretary of the Borrower canceling or amending such prior certificate;

            (d) Obligor Resolutions. For each Obligor other than the Borrower, a copy, duly certified as of the Initial Funding Date by the secretary or an assistant secretary of such Obligor, of (1) resolutions of the Board of Directors of such Obligor authorizing the execution, delivery and performance by such Obligor of each Loan Document to be executed and/or delivered by such Obligor, (2) all documents evidencing any other necessary corporate action with respect to such Loan Documents and (3) all approvals or consents, if any, with respect to such Loan Documents;

            (e) Obligor Incumbency Certificate. A certificate of the secretary or an assistant secretary of each Obligor other than Borrower dated the Initial Funding Date and certifying the names of the officers of such Obligor authorized to sign each Loan Document to be executed by such Obligor, and all other documents and certificates to be executed and/or delivered by such Obligor, together with the true signatures of such officers, upon which certificate the Agent and each Lender may conclusively rely until it shall have received a further certificate of the secretary or an assistant secretary of such Obligor canceling or amending such prior certificate;

            (f) Borrower's Closing Certificate. A certificate of the President or Chairman of the Board of Borrower dated the Initial Funding Date and certifying to the fulfillment of all conditions precedent to closing and funding the secured financing transaction contemplated by this Agreement which are required to by satisfied as of such date, and to the truth and accuracy, as of such date, of the representations and warranties of the Borrower contained in this Agreement and each other Loan Document to which Borrower is a party or by which it is bound;

            (g) Borrower's Organic Documents. A copy, duly certified as of the date of this Agreement by the secretary or an assistant secretary of Borrower, of Borrower's Organic Documents;

            (h) Borrower's Registration; Good Standing. A copy, duly certified as of a date reasonably near to the date of this Agreement by the applicable Secretary of State of (i) a certificate of good standing issued by the Secretary of the State of Delaware and each other state identified in ITEM 7.1 of the Disclosure Schedule applicable to the Borrower, and (ii) in any state identified in ITEM 7.1 of the Disclosure Schedule applicable to the Borrower in which Borrower is doing business under an assumed name, a certificate or other document dated as of a date reasonably near to the date of this Agreement issued by the Secretary of State of each such state evidencing Borrower's authority to use such name;

            (i) Obligor's Organic Documents. For each Obligor other than Borrower, a copy, duly certified as of the date of this Agreement by the secretary or an assistant secretary of such Obligor, of such Obligor's Organic Documents;

            (j) Obligor's Registration; Good Standing. For each Obligor other than Borrower, a copy, duly certified as of a date reasonably near to the date of this Agreement by the applicable Secretary of State of (i) a certificate of good standing issued by the Secretary of the State of ____________ and each other state identified in ITEM 7.1 of the Disclosure Schedule applicable to such Obligor, and (ii) in any state identified in
      ITEM 7.1 of the Disclosure Schedule applicable to such Obligor in which such Obligor is doing business under an assumed name, a certificate or other document dated as of a date reasonably near to the date of this Agreement issued by the Secretary of State of each such state evidencing such Obligor's authority to use such name;

            (k) Legal Opinions. Legal opinions from counsel (including, to the extent applicable, Canadian counsel) for Borrower and each other Obligor, addressed to the Agent and the Lenders, substantially in the form of EXHIBIT M-1 and M-2;

            (l) Insurance. Evidence satisfactory to the Agent of the existence of insurance on the Collateral and business of Borrower, its Restricted Subsidiaries, and each other Obligor, in amounts and with insurers acceptable to the Agent, together with evidence establishing that the Agent is named as a loss payee and/or additional insured, as applicable, on all related insurance policies;

            (m) Notice of Borrowing. A duly executed Notice of Borrowing containing instructions from Borrower, for disbursement of the proceeds of the initial Loans;

            (n) Note(s). To the extent the Revolving Loans or the Term Loans are evidenced by Notes, a Note payable to the applicable Lender in the amount of such Lender's Percentage of the Revolving Credit Commitment Amount or Term Loan Commitment Amount, as applicable;

            (o)   Borrower Security Agreement.  The Borrower Security Agreement.

            (p) Pledge Agreement. The Pledge Agreement, together with (1) the certificates, evidencing all of the issued and outstanding shares of capital stock pledged pursuant to the Pledge Agreement, which certificates shall in each case be accompanied by undated stock powers duly executed in blank and (2) any promissory notes or other instruments pledged pursuant to the Pledge Agreement, which notes or other instruments shall be duly endorsed to the Agent;

            (q)   Guaranty.  From each Restricted Subsidiary, a Guaranty.

            (r) Subsidiary Security Agreement. From each Restricted Subsidiary, a Subsidiary Security Agreement.

            (s) Other Documents. Such other documents as the Agent or any Lender shall reasonably and in good faith determine to be necessary or desirable.

      SECTION 10.1.8. Payment of Outstanding Indebtedness, etc. All Outstanding Subordinated Debt and other Indebtedness to be Paid, together with all interest, all prepayment premiums and other amounts due and payable with respect thereto, shall have been paid in full (including, to the extent necessary, from proceeds of the initial Loans); and all Liens on any property of the Borrower, all of Borrower's Subsidiaries or any other Obligor securing payment of any such Indebtedness have been released and the Agent shall have received all Uniform Commercial Code Form UCC-3 termination statements or other instruments or documents evidencing the termination of such Liens and the payment of such Indebtedness as may be suitable or appropriate in connection therewith, reasonably requested by the Agent or determined by the Agent to be necessary to release all such Liens. With respect to the Outstanding Subordinated Debt, the Agent shall have received, (a) from the trustee of the 1986 Indenture, evidence acknowledging satisfaction and discharge of such Indenture pursuant to the terms of Section 9.05 thereof and (b) from the trustee of the 1993 Indenture, evidence acknowledging satisfaction and discharge of such Indenture pursuant to the terms of Section 9.5 thereof.

      SECTION 10.1.9. No Change in Condition. No change in the business, financial condition, operations, properties or prospects of Borrower, any of its Restricted Subsidiaries, Borrower and its Restricted Subsidiaries taken as a whole or any other Obligor shall have occurred which change, in the reasonable credit judgment of the Required Lenders, has had or could reasonably be expected to have a Material Adverse Effect;

      SECTION 10.1.10. Pre-Existing Letters of Credit. Notwithstanding the foregoing provisions of this SECTION 10.1, but subject to SECTION 10.2, upon satisfaction of all of the requirements of SECTION 10.1 other than
SECTION 10.1.8, the Lenders shall perform and fulfill their obligations under the provisions of ARTICLE V to the extent, and only to the extent, applicable and related to the Pre-Existing Letters of Credit.

      SECTION 10.2. Continuing Conditions Precedent to all Credit Extension; Certification. The obligation of each Lender to make its initial Credit Extension and each subsequent Credit Extension, is subject to satisfaction of the following conditions precedent in addition to those provided in
SECTION 10.1:

      SECTION 10.2.1. Default. Before and after giving effect to such Credit Extension, no Event of Default or Unmatured Event of Default shall have occurred and be continuing;

      SECTION 10.2.2. Warranties. Before and after giving effect to such Credit Extension the warranties in ARTICLE VII and in each other Loan Document shall be true and correct in all material respects with the same effect as if then made (unless stated to relate solely to an early date, in which case such representations and warranties shall be true and correct as of such earlier date), except for such changes as are specifically permitted hereunder.

Each request for a Credit Extension hereunder made or deemed to have been made by Borrower shall be deemed to be a certificate of Borrower as to the matters set out in the foregoing provisions of SECTION 10.2.


                                   ARTICLE XI

                                    INDEMNITY

      SECTION 11.1. Environmental and Safety and Health Indemnity. Borrower hereby indemnifies, exonerates and holds the Agent, each Lender and each other holder of a Note, and each of its officers, directors, employees and agents (collectively, the "Indemnified Parties") free and harmless from and against any and all actions, causes of action, suits, costs, liabilities, losses, damages, injuries, expenses and claims of any and every kind whatsoever (including, without limitation, court costs and Attorneys' Fees) (a) relating to or arising under any Environmental Law or Occupational Safety and Health Law; or (b) which otherwise may be paid, incurred or suffered by or asserted against such Indemnified Party for, with respect to, or as a direct or indirect result of the violation by Borrower, any other Obligor, any of Borrower's Subsidiaries or any other Related Party of Borrower, or any immediate or remote predecessor of any of them, of any Environmental Law or Occupational Safety and Health Law; or
(c) with respect to, or as a direct or indirect result of, (1) the presence of any Hazardous Material on or under, or the escape, seepage, leakage, spillage, disposal, discharge, emission, threat of Release, or Release of any Hazardous Material from, any property allegedly owned, operated or controlled by Borrower, any other Obligor, any of Borrower's Subsidiaries or any other Related Party of Borrower (or any immediate or remote predecessors of any of them), or any property at which Hazardous Material allegedly generated by any such Person, or any immediate or remote predecessors of any of them, may have come to be located, or (2) the existence of any unsafe or unhealthful condition on or at any premises operated or controlled by any such Person or any immediate or remote predecessor of any of them. Notwithstanding the foregoing, the Borrower shall have no liability for acts or omissions of any Lender or other holder of a Note which constitute gross negligence, bad faith or willful misconduct by such Lender or other holder.

      SECTION 11.2. General Indemnity. In addition to and without limitation of the indemnity set forth in SECTION 11.1 and in addition to the payment of expenses pursuant to SECTION 13.1, whether or not the transactions contemplated hereby shall be consummated, Borrower hereby indemnifies, exonerates and holds each Indemnified Party free and harmless from and against any and all actions, causes of action, suits, costs, liabilities, losses, damages, injuries, expenses and claims of any and every kind whatsoever (including, without limitation, court costs and Attorneys' Fees and disbursements of counsel for any Indemnified Party in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not any of such Indemnified Parties shall be designated a party thereto) that may be imposed on, incurred by, or asserted against any Indemnified Party, in any manner relating to or arising out of (a) this Agreement, any other Loan Document or any other agreements executed and delivered by Borrower, any Subsidiary of Borrower or any other Obligor in connection herewith, the statements contained in any commitment letter delivered by any Lender, any Lender's agreement to make Credit Extensions hereunder, the use or intended use of any Letters of Credit, or the use or intended use of the proceeds of any of the Loans, (b) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Loan or Letter of Credit, (c) the entering into and performance of this Agreement and any other Loan Document by any of the Indemnified Parties (including any action brought by or on behalf of the Borrower, any Subsidiary of Borrower or any other Obligor as the result of any determination by a Lender pursuant to ARTICLE X not to fund any Credit Extension) or (d) any investigation, litigation or proceeding related to any acquisition or proposed acquisition by the Borrower, any other Obligor or any of the Borrower's Subsidiaries of all or any portion of the stock or assets of any Person, whether or not any Lender is party thereto (collectively, the "Indemnified Liabilities"); provided that the Borrower shall have no obligation to an Indemnified Party hereunder with respect to Indemnified Liabilities arising from the gross negligence, bad faith or willful misconduct of such Indemnified
Party. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, the Borrower shall contribute the maximum portion that it is permitted to pay under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnified
Parties or any of them.

      SECTION 11.3. Indemnification for Accepting Oral Instructions. Borrower agrees to indemnify and hold the Agent and each Lender harmless from any loss or expense which may arise or be created by the Agent's acceptance of telephonic or other instructions for making, converting and/or disbursing the proceeds of Loans or the issuance of Letters of Credit as long as the Agent or the applicable Lender reasonably believed in good faith that the Person providing such oral instructions is an Authorized Person of the Borrower.

      SECTION 11.4. Survival of Borrower's Obligations.Borrower's obligations under this ARTICLE XI shall survive any termination of this Agreement and the payment of all other Liabilities.


                                   ARTICLE XII

                                    THE AGENT

      SECTION 12.1. Appointment and Authorization; "Agent". Each Lender hereby irrevocably (subject to SECTION 12.9) appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" in this Agreement with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

      SECTION 12.2. Delegation of Duties. The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

      SECTION 12.3. Liability of Agent. None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence, willful misconduct or bad faith), or (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by the Borrower or any Subsidiary or Related Party of the Borrower, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or for the value of or title to any Collateral, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Borrower any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower or any of the Company's Subsidiaries or Related Parties.

      SECTION 12.4. Reliance by Agent. (a) The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrower) independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.
The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

            (b) For purposes of determining compliance with the conditions specified in SECTION 10.1, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender.

      SECTION 12.5. Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Unmatured Event of Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Lenders, unless the Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Unmatured Event of Default or Event of Default and stating that such notice is a "notice of default". The Agent will notify the Lenders of its receipt of any such notice. The Agent shall take such action with respect to such Unmatured Event of Default or Event of Default as may be requested by the Required Lenders in accordance with ARTICLE IX; provided, however, that unless and until the Agent has received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Unmatured Event of Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

      SECTION 12.6. Credit Decision. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by the Agent hereinafter taken, including any review of the affairs of the Borrower and its Subsidiaries, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries, the value of and title to any Collateral, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and its Subsidiaries hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Agent, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower which may come into the possession of any of the Agent-Related Persons.

      SECTION 12.7. Indemnification of Agent. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), pro rata, from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to the Agent-Related Persons of any portion of such Indemnified Liabilities resulting solely from such Person's gross negligence, willful misconduct or bad faith. Without limitation of the foregoing, each Lender shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section shall survive termination of this Agreement and the payment of all other Liabilities hereunder and the resignation or replacement of the Agent.

      SECTION 12.8. Agent in Individual Capacity. BAI and its Related Parties may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower and its Subsidiaries and Related Parties as though BAI were not the Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, BAI or its Related Parties may receive information regarding the Borrower or its Related Parties (including information that may be subject to confidentiality obligations in favor of the Borrower or such Related Party) and acknowledge that the Agent shall be under no obligation to provide such information to them. With respect to its Loans, BAI shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent, and the terms "Lender" and "Lenders" include BAI in its individual capacity.

      SECTION 12.9. Successor Agent. The Agent may, and at the request of the Required Lenders shall, resign as Agent upon 30 days' notice to the Lenders and the Borrower. If the Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders. If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Lenders and the Borrower, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term "Agent" shall mean such successor agent and the retiring Agent's appointment, powers and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this ARTICLE XII and SECTIONS 11.2 and
13.1 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

      SECTION 12.10. Collateral Matters. (a) The Agent is authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action with respect to any Collateral or the Collateral Documents which may be necessary to perfect and maintain perfected the security interest in and Liens upon the Collateral granted pursuant to the Collateral Documents.

            (b) The Lenders irrevocably authorize the Agent, at its option and in its discretion, to release any Lien granted to or held by the Agent upon any Collateral (i) upon termination of the Commitments and payment in full of all Loans, Reimbursement Obligations and all other Liabilities known to the Agent and payable under this Agreement or any other Loan Document; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any Disposition permitted hereunder; (iii) constituting property in which the Borrower or any other Obligor owned no interest at the time the Lien was granted or at any time thereafter; (iv) constituting property leased to the Borrower or any other Obligor under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by the Borrower or such other Obligor to be, renewed or extended; (v) consisting of an instrument evidencing Indebtedness or other debt instrument, if the indebtedness evidenced thereby has been paid in full; or (vi) if approved, authorized or ratified in writing by the Required Lenders or all the Lenders, as the case may be, as provided in SECTION
13.2(F). Upon request by the Agent at any time, the Lenders will confirm in writing the Agent's authority to release particular types or items of Collateral pursuant to this SUBSECTION 12.10(B), provided that the absence of any such confirmation for whatever reason shall not affect the Agent's rights under this SECTION 12.10.


                                  ARTICLE XIII

                            MISCELLANEOUS PROVISIONS

      SECTION 13.1.  Costs and Expenses.  The Borrower shall:

            (a) whether or not the transactions contemplated hereby are consummated, pay or reimburse BAI (including in its capacity as Agent) within five Business Days after demand (subject to SECTION 10.1.6) all reasonable costs and expenses incurred by BAI (including in its capacity as Agent) in connection with the development, preparation, delivery, administration and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any Loan Document and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including reasonable Attorney Fees incurred by BAI in its capacity as Agent) with respect thereto; and

            (b) pay or reimburse the Agent, and each Lender within five Business Days after demand (subject to SECTION 10.1.6) for all reasonable costs and expenses (including Attorney Costs) incurred by them in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or any other Loan Document during the existence of an Unmatured Event of Default or Event of Default or after acceleration of the Liabilities (including in connection with any "workout" or restructuring, and including in any insolvency proceeding or appellate proceeding); and

            (c) pay or reimburse BAI (including in its capacity as Agent) within five Banking Days after demand (subject to SECTIONS 8.5, 8.22 and 10.1.6) for all appraisal (including the allocated cost of internal appraisal services), audit, environmental inspection and review (including the allocated cost of such internal services), search and filing costs, fees and expenses, incurred or sustained by BAI (including in its capacity as Agent) in connection with the matters referred to under SUBSECTIONS (A) and (B) of this Section.

      SECTION 13.2. Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Company or any applicable Subsidiary or other Obligor therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by the Agent at the written request of the Required Lenders) and the Borrower and acknowledged by the Agent, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Lenders and the Borrower,and acknowledged by the Agent, do any of the following:

            (a) increase or extend any Commitment of any Lender (or reinstate any Commitment terminated pursuant to SECTION 9.2);

            (b) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) or the Issuing Lender hereunder or under any other Loan Document;

            (c) reduce the principal of, or the rate of interest specified herein on any Loan, or (subject to clause (iii) below) any fees or other amounts payable hereunder or under any other Loan Document;

            (d) change the percentages of the Commitments or of the aggregate unpaid principal amount of the Loans and/or Letter of Credit Exposure which is required for the Lenders or any of them to take any action hereunder; or

            (e) amend this Section, SECTION 6.10, the definition of "Required Lenders" or any provision herein providing for consent or other action by all Lenders; or

            (f) discharge any Guarantor, or release Collateral having a book value in excess of $500,000 except as otherwise may be provided in the applicable Collateral Document or except where the consent of the Required Lenders only is specifically provided for;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Agent, be effective to amend ARTICLE XII or in any way affect the rights or duties of the Agent under this Agreement or any other Loan Document, (ii) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Lender, be effective to amend ARTICLE V or in any way affect the rights or duties of the Issuing Lender under this Agreement or any other Loan Document, (iii) any separate fee letters between the Borrower and any Lender may be amended, or rights or privileges thereunder waived, in a writing executed by the parties thereto.

      If a Lender (a "Dissenting Lender") refuses to consent to any amendment or waiver which has been requested by the Borrower, the Borrower may (i) request the Agent to use reasonable efforts to assist the Borrower in obtaining a Replacement Lender to acquire and assume all or a ratable part of all of such Dissenting Lender's Credit Extensions and Commitments, (ii) request one more of the other Lenders to acquire and assume all or part of such Dissenting Lender's Credit Extensions and Commitments, provided that no such other Lender shall have any obligation whatsoever, under any circumstances, to do so or (iii) designate a Replacement Lender. Any such designation of a Replacement Lender under clause
(i) or (iii) of this Section shall be subject to the prior written consent of the Agent (which consent shall not be unreasonably withheld or delayed).

      SECTION 13.3. Notices.

            (a) All notices, requests, consents, approvals, waivers and other communications shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission, provided that any matter transmitted by the Borrower by facsimile (i) shall be immediately confirmed by a telephone call to the recipient at the number specified on
      SCHEDULE 13.3, and (ii) shall be followed promptly by delivery of a hard copy original thereof) and mailed, faxed or delivered, to the address or facsimile number specified for notices on SCHEDULE 13.3; or, as directed to the Borrower or the Agent, to such other address as shall be designated by such party in a written notice to the other parties, and as directed to any other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Agent.

            (b) All such notices, requests and communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the U.S. mail, or if delivered, upon delivery; except that notices to the Agent shall not be effective until actually received by the Agent.

            (c) Any agreement of the Agent and the Lender herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower. The Agent and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Agent and the Lenders shall not have any liability to the Borrower or any other Person on account of any action taken or not taken by the Agent or the a Lender in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Loans and to fulfill its other Liabilities shall not be affected in any way or to any extent by any failure by the Agent or any Lender to receive written confirmation of any telephonic or facsimile notice or the receipt by the Agent and or any Lender of a confirmation which is at variance with the terms understood by the Agent and the Lenders to be contained in the telephonic or facsimile notice.

      SECTION 13.4. No Waiver by the Agent or Lenders. No failure or delay on the part of the Agent or any Lender in the exercise of any power or right, and no course of dealing between Borrower or any of its Subsidiaries on the one hand, and the Agent or any Lender on the other hand, shall operate as a waiver of such power or right, nor shall any single or partial exercise of any power or right preclude other or further exercise thereof or the exercise of any other power or right. The remedies provided for herein are cumulative and not exclusive of any remedies which may be available to the Agent or any Lender at law or in equity. No notice to or demand on Borrower not required hereunder shall in any event entitle Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the Agent or any Lender to any other or further action in any circumstances without notice or demand.

      SECTION 13.5. Marshalling; Payments Set Aside. Neither the Agent nor the Lenders shall be under any obligation to marshall any assets in favor of the Borrower or any other Person or against or in payment of any or all of the Liabilities. To the extent that the Borrower makes a payment to the Agent or a Lender, or the Agent or a Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any bankruptcy or insolvency proceeding or otherwise, then
(a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and
(b) each Lender severally agrees to pay to the Agent upon demand its pro rata share of any amount so recovered from or repaid by the Agent.

      SECTION 13.6. Successors. This Agreement shall be binding upon Borrower, the Agent and the Lenders and their respective successors and assigns, and shall inure to the benefit of Borrower, the Agent and the Lenders and the successors and assigns of the Agent and the Lenders. Borrower shall not assign its rights or duties hereunder without the consent of the Agent and the Lenders.

      SECTION 13.7.  Assignments, Participations, etc.

      SECTION 13.7.1. Assignments. (a) Any Lender (an "Assignor Lender") may, with the written consent of the Borrower at all times other than during the existence of an Unmatured Event of Default or an Event of Default and the Agent, which consents shall not be unreasonably withheld, at any time assign and delegate to one or more Eligible Assignees (provided that no written consent of the Borrower or the Agent shall be required in connection with any assignment and delegation by an Assignor Lender to an Eligible Assignee that is a Related Party of such Lender) (each an "Assignee Lender") all, or any ratable part of all, of the Credit Extensions, the Commitments and the other rights and obligations of such Assignor Lender hereunder. Any such assignment shall (a) unless made to another Lender, be in a minimum amount of $5,000,000 or, if less, the Assignor Lender's total Commitments, (b) shall be of a constant, and not a varying, percentage of all of the Assignor Lender's Loans, other Credit Extensions and Commitments; provided, however, that (i) the Borrower and the Agent may continue to deal solely and directly with such Assignor Lender in connection with the interest so assigned to an Assignee Lender until (A) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee Lender, shall have been given to the Borrower and the Agent by such Assignor Lender and the Assignee Lender;
(B) such Assignor Lender and Assignor Lender shall have delivered to the Borrower and the Agent an Assignment and Acceptance together with any Note or Notes subject to such assignment and (C) the Assignor Lender or Assignee Lender has paid to the Agent a processing fee in the amount of $2,500;

            (b) From and after the date that the Agent notifies the Assignor Lender that it has received (and, if applicable, provided its consent with respect to) an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee Lender shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the Assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Documents.

            (c) Within five Business Days after its receipt of notice by the Agent that it has received an executed Assignment and Acceptance and payment of the processing fee, (and provided that, if applicable, it consents to such assignment, the Borrower shall execute and deliver to the Agent, new Notes evidencing such Assignee Lender's assigned Loans and Commitment(s) and, if the Assignor Lender has retained a portion of its Credit Extensions and its Commitments, replacement Notes in the principal amount of the Loans retained by the Assignor Lender (such Notes to be in exchange for, but not in payment of, the Notes held by such Assignor Lender). Immediately upon each Assignee Lender's making its processing fee payment under the Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee Lender and the resulting adjustment of the Percentages and the Commitments arising therefrom. The Commitment(s) allocated to each Assignee Lender shall reduce such Commitment(s) of the Assignor Lender pro tanto.

      SECTION 13.7.2. Participations. Any Lender may at any time sell to one or more commercial banks or other Persons not Affiliates of the Company (a "Participant") participating interests in any Credit Extensions, Loans, or Commitments of that Lender and the other interests of that Lender (the "originating Lender ") hereunder and under the other Loan Documents; provided, however, that (i) the originating Lender's obligations under this Agreement shall remain unchanged, (ii) the originating Lender shall remain solely responsible for the performance of such obligations, (iii) the Borrower, each other Lender and the Agent shall continue to deal solely and directly with the originating Lender in connection with the originating Lender's rights and obligations under this Agreement and the other Loan Documents, and (iv) no Lender shall transfer or grant any participating interest under which the Participant has rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment, consent or waiver would require unanimous consent of the Lenders as described in the first proviso to SECTION 13.2. In the case of any such participation, the Participant shall be entitled to the benefit of SECTIONS 6.1,
6.3 and ARTICLE XI as though it were also a Lender hereunder, and, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement.

      SECTION 13.8. Lenders May Pledge Notes. Notwithstanding any other provision in this Agreement, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement and any Notes held by it in favor of any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR section203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

      SECTION 13.9. Notification of Addresses, Lending Offices, Etc. Each Lender shall notify the Agent in writing of any changes in the address to which notices to such Lender should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Agent shall reasonably request.

      SECTION 13.10. No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Borrower, the Lenders, the Agent and the Agent-Related Persons, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

      SECTION 13.11. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

      SECTION 13.12. Information. Each Lender may furnish any information concerning Borrower and its Subsidiaries in the possession of such Lender from time to time to any potential or actual Participants, and may furnish information in response to credit inquiries consistent with general banking practice.

      SECTION 13.13. Headings. The various headings of this Agreement and of each other Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or such other Loan Document or any provisions hereof or thereof.

      SECTION 13.14. Execution in Counterparts, Effectiveness, etc. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. On the date counterparts executed by all of the parties shall have been lodged with the Agent (or, in the case of any Lender as to which an executed counterpart shall not have been so lodged, the Agent shall have received telegraphic, telex or other written confirmation from such Lender of the execution of a counterpart hereof by such Lender) (such date being herein called the "Effective Date"), this Agreement shall become effective as of the date hereof, and at such time the Agent shall notify Borrower and each Lender of the effectiveness of this Agreement.

      SECTION 13.15. Construction. Borrower acknowledges that this Agreement shall be deemed to have been negotiated and entered into in the STATE OF ILLINOIS, and SHALL BE GOVERNED AND CONTROLLED BY THE INTERNAL LAWS OF SUCH STATE without regard to choice of law rules as to interpretation, enforcement, validity, construction, effect, choice of law, and in all other respects, including, but not limited to, the legality of the interest rate and other charges, but excluding perfection of security interests and liens which shall be governed and controlled by the laws of the relevant jurisdiction. This Agreement, any Note and the other Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matters hereof and thereof and supersede any prior agreements, written or oral, with respect thereto.

      SECTION 13.16. Forum Selection and Consent to Jurisdiction. To induce the Agent and each Lender to accept this Agreement, the Borrower irrevocably agrees that, subject to the Agent's sole and absolute election, ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE AGENT, ANY LENDER OR THE BORROWER SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF ILLINOIS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE AGENT'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE
FOUND. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS AND OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS FOR THE PURPOSE OF ANY
SUCH LITIGATION AS SET FORTH ABOVE AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION. THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF
ILLINOIS.  THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE
FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH
COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN
BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT THE BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OF FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO
JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF
OR ITS PROPERTY, THE BORROWER HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN
RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

      SECTION 13.17. WAIVER OF JURY TRIAL. EACH OF BORROWER, THE AGENT AND EACH LENDER KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS (i) UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR (ii) ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. THE BORROWER, THE AGENT AND EACH LENDER ACKNOWLEDGE AND AGREE THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENT AND EACH SUCH LENDER ENTERING INTO THIS AGREEMENT AND EACH SUCH OTHER LOAN DOCUMENT.


      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

                              ROBERTSON-CECO CORPORATION


                              By:  ______________________________
                              Title:  ___________________________

                              Address:  _________________________
                                        _________________________

                              Attention:  _______________________

                              Telex number:  ____________________
                              (Answerback:  _____________________)
                              Facsimile number:  ________________



                              BANK OF AMERICA ILLINOIS,
                              AS AGENT

                              By:  ______________________________
                              Title:  ___________________________


                              LENDERS:

                              BANK OF AMERICA ILLINOIS

                              By:  ______________________________
                              Title:  ___________________________

                              LASALLE NATIONAL BANK


                              By: _______________________________
                              Title: ____________________________
                              Name: _____________________________


                              THE NORTHERN TRUST COMPANY


                              By: _______________________________
                              Title: ____________________________
                              Name: _____________________________